Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

by and among

GN LOANCO, LLC,

as Escrow Borrower,

THE CREDIT PARTIES SIGNATORY HERETO FROM TIME TO TIME,

as Borrower or as Guarantors, as applicable,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders and, if applicable, L/C Issuers,

CITIBANK, N.A.

as Agent,

CITIGROUP GLOBAL MARKETS INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION,

PNC CAPITAL MARKETS LLC,

CAPITAL ONE, NATIONAL ASSOCIATION,

CITIZENS BANK, N.A.,

DEUTSCHE BANK SECURITIES INC., and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

Dated as of December 19, 2023

THE TERM B LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN TEN DAYS AFTER THE ESCROW RELEASE DATE, ANY TERM B LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM B LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE 12.10.

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4. REPRESENTATIONS AND WARRANTIES		111

4.1	Corporate Existence; Compliance with Law	111
4.2	[Reserved]	111
4.3	Corporate Power; Authorization; Enforceable Obligations; No Conflict	111
4.4	Financial Statements	112
4.5	Material Adverse Effect	112
4.6	Ownership of Property	112
4.7	Labor Matters	112
4.8	Subsidiaries	113
4.9	Investment Company Act	113
4.10	Margin Regulations	113
4.11	Taxes/Other	113
4.12	ERISA	113
4.13	No Litigation	114
4.14	[Reserved]	114
4.15	Intellectual Property	114
4.16	Full Disclosure	115
4.17	Environmental Matters	115
4.18	Insurance	115
4.19	[Reserved]	115
4.20	[Reserved]	115
4.21	Creation and Perfection of Security Interests	116
4.22	Solvency	116
4.23	Economic Sanctions and Anti-Money Laundering	116
4.24	Economic Sanctions, Patriot Act; Use of Proceeds	117
4.25	[Reserved]	117
4.26	[Reserved]	117
4.27	FCPA and Related	117

5. FINANCIAL STATEMENTS AND INFORMATION		117

5.1	Financial Reports and Notices	117

6. AFFIRMATIVE COVENANTS		119

6.1	Maintenance of Existence and Conduct of Business	119
6.2	Payment of Charges and Taxes	119
6.3	Books and Records	120
6.4	Insurance	120
6.5	Compliance with Laws	120
6.6	PATRIOT Act; Sanctions; Anti-Corruption Laws	120
6.7	[Reserved]	121
6.8	Environmental Matters	121
6.9	Ratings	121
6.10	Further Assurances	121
6.11	[Reserved]	122
6.12	Future Guarantors	122

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6.13	Access	123
6.14	Post-Closing Matters	123
6.15	Use of Proceeds	123
6.16	Lender Calls	123
6.17	Designation of Subsidiaries	123

7. NEGATIVE COVENANTS		124

7.1	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	124
7.2	Limitation on Restricted Payments	132
7.3	Dividend and Other Payment Restrictions Affecting Subsidiaries	137
7.4	Asset Sales	139
7.5	Transactions with Affiliates	140
7.6	Amendment of Certain Documents; Line of Business	143
7.7	Liens	143
7.8	When Borrower and Guarantors May Merge or Transfer Assets	144
7.9	[Reserved]	146
7.10	Change of Fiscal Year	146
7.11	[Reserved]	146
7.12	Financial Performance Covenant	146
7.13	Activities of Escrow Borrower Prior to the Escrow Release Date	146

8. TERM		146

8.1	Termination	146
8.2	Survival of Obligations Upon Termination of Financing Arrangements	146

9. DEFAULTS AND REMEDIES		147

9.1	Events of Default	147
9.2	Remedies	149
9.3	Waiver by Credit Parties	150

10. APPOINTMENT OF AGENT		150

10.1	Appointment of Agent	150
10.2	Agent’s Reliance, Etc	151
10.3	Citi and Affiliates	152
10.4	Lender Credit Decision	152
10.5	Indemnification	152
10.6	Successor Agent	152
10.7	Setoff and Sharing of Payments	153
10.8	Dissemination of Information	153
10.9	Actions in Concert	154
10.10	Procedures	154
10.11	Collateral Matters	154
10.12	Additional Agents	155
10.13	Distribution of Materials to Lenders and L/C Issuers	155
10.14	Agent	156
10.15	Intercreditor Agreements	156
10.16	Certain ERISA Matters	157
10.17	Erroneous Payments	158

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11. ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS		160

11.1	Assignment and Participations	160
11.2	Successors and Assigns	164
11.3	Certain Assignees	164

12. MISCELLANEOUS		165

12.1	Complete Agreement; Modification of Agreement	165
12.2	Amendments and Waivers	165
12.3	Fees and Expenses	169
12.4	No Waiver	169
12.5	Remedies	170
12.6	Severability	170
12.7	Conflict of Terms	170
12.8	Confidentiality	170
12.9	GOVERNING LAW	171
12.10	Notices	171
12.11	Section Titles	173
12.12	Counterparts	173
12.13	WAIVER OF JURY TRIAL	173
12.14	Press Releases and Related Matters	173
12.15	Reinstatement	173
12.16	Advice of Counsel	174
12.17	No Strict Construction	174
12.18	Patriot Act Notice	174
12.19	[Reserved]	174
12.20	[Reserved]	174
12.21	Platform	174
12.22	Independence of Provisions	174
12.23	No Third Parties Benefited	175
12.24	Relationships between Lenders and Credit Parties	175
12.25	[Reserved]	175
12.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	175
12.27	Acknowledgement Regarding Any Supported QFCs	176

13. GUARANTY		176

13.1	Guaranty	176
13.2	Waivers by Guarantors	177
13.3	Benefit of Guaranty	177
13.4	Subordination of Subrogation, Etc	177
13.5	Election of Remedies	178
13.6	Limitation	178
13.7	Contribution with Respect to Guaranty Obligations	178
13.8	Liability Cumulative	179
13.9	[Reserved]	179
13.10	Release of Guaranties	179
13.11	Effectiveness of Article 13	180

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INDEX OF APPENDICES

Exhibit 1.1(a)	—	Form of Supplemental Guaranty
Exhibit 1.1(b)	—	[Reserved]
Exhibit 1.1(c)	—	Form of Compliance Certificate
Exhibit 1.1(d)	—	Form of Security Agreement
Exhibit 1.1(e)	—	Form of Pari Passu Intercreditor Agreement
Exhibit 1.1(f)	—	[Reserved]
Exhibit 1.1(g)	—	Forms of Note
Exhibit 1.1(h)	—	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit 1.1(i)		Form of Escrow Release Date Assumption and Joinder Agreement
Exhibit 2.1(b)	—	Form of Notice of Borrowing
Exhibit 2.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 3.2	—	Form of Solvency Certificate
Exhibit 11.1(a)	—	Form of Assignment Agreement

Schedule B	—	Commitments
Schedule 2.1	—	Agent’s Representatives
Schedule 2.6	—	Existing Letters of Credit
Schedule 4.7	—	Labor Matters
Schedule 4.8	—	Subsidiaries
Schedule 4.13	—	Litigation
Schedule 4.17	—	Hazardous Materials
Schedule 6.13	—	Unrestricted Subsidiaries
Schedule 6.14	—	Post-Closing Matters
Schedule 12.10	—	Notice Information

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), dated as of December 19, 2023, by and among GN LOANCO, LLC, a Delaware limited liability company (“Escrow Borrower”); the other Credit Parties signatory hereto from time to time; CITIBANK, N.A. (“Citi”), as administrative agent and collateral agent for the Lenders and L/C Issuers (together, with any permitted successors in such capacity, “Agent”); and the Lenders and L/C Issuers signatory hereto from time to time.

RECITALS

WHEREAS, Borrower previously entered into that certain Agreement and Plan of Merger, dated as of August 10, 2023 (as amended, restated, supplemented or otherwise modified from time to time), by and among Parent Guarantor, Borrower, Omni, the 2031 Notes Escrow Issuer and the other entities party thereto (the “Merger Agreement”), pursuant to which Borrower will directly or indirectly acquire (the “Merger”) all of the outstanding equity interests of Omni;

WHEREAS, in connection with the Merger and the other Transactions, Borrower has requested that the Lenders extend credit to Borrower in the form of (x) Term B Loans in an aggregate principal amount not to exceed $1,125,000,000 and (y) Revolving Credit Commitments in an initial aggregate principal amount as of the Escrow Funding Date not to exceed $0 (which Borrower expects to be increased to an aggregate principal amount not to exceed $400,000,000 on the Escrow Release Date pursuant to the Escrow Release Date Incremental Revolving Amendment), and the Lenders are willing to do so on the terms and conditions set forth herein;

WHEREAS, in connection with the Merger and the other Transactions, (x) 2031 Notes Escrow Issuer has issued and sold 2031 Notes in an aggregate principal amount of $725,000,000 and (y) upon completion of the Merger, 2031 Notes Escrow Issuer will merge with and into Borrower, with Borrower assuming the obligations of 2031 Notes Escrow Issuer under the 2031 Notes and the 2031 Notes Indenture;

WHEREAS, in connection with the Merger and the other Transactions, on the Escrow Funding Date, Escrow Borrower will (i) borrow Term B Loans in an aggregate principal amount of $1,125,000,000 and (ii) deposit the proceeds of the Term B Loans into the Escrow Account;

WHEREAS, on the Escrow Release Date, substantially simultaneously with the effective time of the Merger, (i) the Assumption and Joinder will occur and (ii) the net proceeds of the Term B Loans, the 2031 Notes and the initial borrowings under the Revolving Credit Facility, together with cash on hand, will be used (a) to pay the cash consideration and any other amounts payable by Parent Guarantor and its Subsidiaries in connection with the Merger under the Merger Agreement, (b) to effect the Refinancing and (c) to pay the fees and expenses in connection with the Transactions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.    DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.

1.1    Definitions. For purposes of this Agreement:

“2031 Notes” means Borrower’s 9.50% Senior Secured Notes due 2031, originally issued on October 2, 2023 by the 2031 Notes Escrow Issuer, in an initial aggregate principal amount of $725,000,000.

“2031 Notes Escrow Issuer” means GN Bondco, LLC, a Delaware limited liability company that will merge with and into Borrower on the Escrow Release Date.

“2031 Notes Indenture” means the Indenture dated as of October 2, 2023 among Borrower, as successor to the 2031 Notes Escrow Issuer, and U.S. Bank Trust Company, National Association, as trustee and as collateral agent, under which the 2031 Notes were issued.

“2031 Notes Offering Memorandum” means the Offering Memorandum, dated September 22, 2023, relating to the issuance of the 9.50% Senior Secured Notes due 2031 issued on October 2, 2023 in an aggregate principal amount of $725,000,000.

“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Lender” means, at any time, any Person (other than a natural person) that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Facility in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.16; provided that each Additional Lender shall be subject to the approval of Agent, Borrower and/or the L/C Issuers (such approval not to be unreasonably withheld or delayed), in each case solely to the extent any such consent would be required from Agent, Borrower and/or the L/C Issuers under Section 11.1(a)(iv) for an assignment of Loans or Commitments to such Additional Lender.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), underwriting discounts, commissions, expenses, defeasance costs and fees in respect thereof.

“Additional Revolving Credit Commitment” has the meaning ascribed to it in Section 2.15(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning ascribed to it in Section 2.14(d).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning ascribed to it in Section 7.5(a).

“Agent” has the meaning ascribed to it in the preamble to this Agreement.

“Agent Parties” has the meaning ascribed to it in Section 12.21(b).

“Agent’s Office” means Agent’s address and, as appropriate, account as set forth in Schedule 12.10, or such other address or account as Agent may from time to time notify to Borrower, the L/C Issuers and the Lenders.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of Revolving Credit Loans outstanding plus (b) the aggregate amount of Letter of Credit Obligations outstanding.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof in the form of interest rate, margin, original issue discount, upfront fees (and effectively equivalent yield related payments), a Term SOFR floor or Base Rate floor greater than the rate of the corresponding benchmark rate as of the date such Indebtedness is Incurred (with only such greater amount being equated to interest margins for purposes of determining All-In Yield); provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its Incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness that are not generally shared with the lenders providing such Indebtedness.

“Allocable Amount” has the meaning ascribed to it in Section 13.7(b).

“Applicable Commitment Fee Percentage” means, for any day, (i) until delivery of a Compliance Certificate pursuant to Section 5.1(a) in respect of the first full fiscal quarter ending after the Escrow Release Date, 0.50% per annum and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate delivered to Agent pursuant to Section 5.1(a):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Commitment Fee Percentage
I	> 3.00:1.00	0.50%
II	≤ 3.00:1.00 but > 2.50:1.00	0.375%
III	≤ 2.50:1.00	0.25%

Any increase or decrease in the Applicable Commitment Fee Percentage pursuant to clause (ii) above resulting from delivery of a Compliance Certificate that evidences a change in the Consolidated First Lien Net Leverage Ratio shall become effective from, and including, the first Business Day immediately following the date of delivery of such Compliance Certificate pursuant to Section 5.1(a); provided that, if a Compliance Certificate is not delivered on or prior to the date required by Section 5.1(a), the Applicable Commitment Fee Percentage set forth in “Pricing Level I” in the table shall apply commencing on, and including, the first Business Day immediately following the date the Compliance Certificate was required to have been delivered (but was not so delivered) and continuing to, but excluding, the first Business Day immediately following the delivery of such Compliance Certificate.

“Applicable Margin” shall mean, for any day (x) with respect to Term B Loans, with respect to (i) any Term SOFR Loan, 4.50% per annum and (ii) any Base Rate Loan, 3.50% per annum and (y) with respect to Revolving Credit Loans, (A) until delivery of a Compliance Certificate pursuant to Section 5.1(a) in respect of the first full fiscal quarter ending after the Escrow Release Date, with respect to (i) any Term SOFR Loan, 4.25% per annum and (ii) any Base Rate Loan, 3.25% per annum and (B) thereafter, the applicable margin per annum set forth below under the caption “Term SOFR Margin” or “Base Rate Margin,” as the case may be, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate delivered to Agent pursuant to Section 5.1(a):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Margin	Base Rate Margin
I	> 3.00:1.00	4.25%	3.25%
II	≤ 3.00:1.00 but > 2.50:1.00	4.00%	3.00%
III	≤ 2.50:1.00	3.75%	2.75%

Any increase or decrease in the Applicable Margin pursuant to clause (y)(B) above resulting from delivery of a Compliance Certificate that evidences a change in the Consolidated First Lien Net Leverage Ratio shall become effective from, and including, the first Business Day immediately following the date of delivery of such Compliance Certificate pursuant to Section 5.1(a); provided that, if a Compliance Certificate is not delivered on or prior to the date required by Section 5.1(a), the Applicable Margin set forth in “Pricing Level I” in the table shall apply commencing on, and including, the first Business Day immediately following the date the Compliance Certificate was required to have been delivered (but was not so delivered) and continuing to, but excluding, the first Business Day immediately following the delivery of such Compliance Certificate.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing or holding of revolving commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Lender.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)    a disposition of Cash Equivalents or Investment Grade Securities or property that is no longer used or useful in the conduct of the business of Borrower and the Restricted Subsidiaries, or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment in the ordinary course of business (including the abandonment of any intellectual property or surrender or transfer for no consideration) or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;

(b)    any disposition permitted pursuant to Section 7.8 or any disposition that constitutes a Change of Control;

(c)    any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.2;

(d)    any disposition of assets of Borrower or any Restricted Subsidiary or issuance or sale of Equity Interests of Borrower or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by Borrower) of less than $50.0 million per transaction or series of related transactions;

(e)    any disposition of property or assets, or the sale or issuance of securities, by Borrower or a Restricted Subsidiary to Borrower or a Restricted Subsidiary;

(f)     any disposition of an Investment in, or the Capital Stock of, any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g)    any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(h)    foreclosure or any similar action with respect to any property or other asset of Borrower or any of its Restricted Subsidiaries;

(i)    any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)    any sale of inventory or other assets in the ordinary course of business;

(l)    any grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how or any other intellectual property;

(m)    any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(n)    a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o)    any financing transaction with respect to property built or acquired by Borrower or any Restricted Subsidiary after the Escrow Release Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement;

(p)    dispositions in connection with Permitted Liens;

(q)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)    any of the Transactions;

(u)    any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by a Foreign Subsidiary on arm’s-length terms;

(v)    dispositions of real property (i) for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Credit Party’s business, in each case which does not materially interfere with the business conducted on such real property; and

(w)    transfers of property to the extent subject to a Casualty Event.

“Assignment Agreement” has the meaning ascribed to it in Section 11.1(a)(i).

“Assumption and Joinder” means, (a) the consummation of the Escrow Merger, (b) Borrower, as the surviving entity of the Escrow Merger, executing and delivering the Escrow Release Date Assumption and Joinder Agreement, (c) Parent Guarantor and each Subsidiary of Borrower as of the Escrow Release Date that is not an Excluded Subsidiary executing and delivering the Escrow Release Date Assumption and Joinder Agreement and (d) Parent Guarantor, Borrower and each Subsidiary of Borrower as of the Escrow Release Date that is not an Excluded Subsidiary executing and delivering the Collateral Documents required to be executed and delivered on the Escrow Release Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement and (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining frequency of making payments of interest calculated with reference to such Benchmark, in each case as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code or any similar Federal or state law for the relief of debtors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. In no event shall the Base Rate be less than 1.75%.

“Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.

“Base Rate Margin” means, with respect to any Class, the per annum interest rate margin from time to time in effect and payable with respect to Base Rate Loans of such Class, as determined in accordance with the definition of “Applicable Margin”.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than 0.75% per annum, such Benchmark Replacement will be deemed to be 0.75% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board of Directors” means, as to any Person, the board of directors or managers or functional equivalent of the foregoing, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or managers or functional equivalent of the foregoing of the general partner of such Person) or any duly authorized committee thereof.

“Bona Fide Debt Fund” means any debt fund or unregulated lending entity that is engaged in making, purchasing or holding commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Competitor and/or any of its Subsidiaries or (b) any Affiliate of such Competitor, but with respect to which no personnel involved with any investment in such Person (other than a limited number of senior employees in connection with the relevant Person’s internal legal, compliance, risk management and/or credit practices) (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Parent Guarantor, Omni or any of their respective Subsidiaries or any entity that forms a part of any of their respective businesses.

“Borrower” means, unless the context otherwise requires, (x) prior to the Escrow Release Date, Escrow Borrower and (y) on and after the Escrow Release Date, Clue Opco LLC, a Delaware limited liability company (but only from and after such Person’s execution and delivery of the Escrow Release Date Assumption and Joinder Agreement on the Escrow Release Date).

“Borrower Materials” has the meaning ascribed to it in Section 10.13(a).

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures (including capitalized software) of Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on December 31, 2018; provided that obligations of Borrower or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Borrower and the Restricted Subsidiaries that (a) initially were not included on the consolidated balance sheet of Borrower as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Borrower and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on December 31, 2018 had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of one or more of the L/C Issuers or Revolving Lenders, as collateral for Letter of Credit Obligations or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateral Account” has the meaning ascribed to it in Section 2.6(c)(i).

“Cash Equivalents” means:

(1)    Dollars, pounds sterling, euros, Canadian dollars, Singapore dollars, the national currency of any member state in the European Union or such other local currencies held by Borrower or a Restricted Subsidiary from time to time in the ordinary course of business;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)    commercial paper issued by a corporation (other than an Affiliate of Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)    instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Agreement” means any agreement to provide to Borrower or any Restricted Subsidiary any Cash Management Services.

“Cash Management Bank” means any Person that is a Lender, Lead Arranger or Agent or an Affiliate of a Lender, Lead Arranger or Agent (x) on the Escrow Release Date, with respect to Cash Management Agreements existing on the Escrow Release Date or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement, in each case, regardless of whether such Person ceases to be a Lender, Lead Arranger or Agent (or an Affiliate thereof), as the case may be.

“Cash Management Obligations” means the obligations owed by the Credit Parties to any Cash Management Bank under any Cash Management Agreement entered into by and between a Credit Party and any Cash Management Bank.

“Cash Management Services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, netting services, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, cash pooling arrangements, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Casualty Event” means any event that gives rise to the receipt by Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” has the meaning ascribed to it in the definition of “Environmental Laws”.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“Change of Control” means the occurrence of any of the following: (a) Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Parent, in a single transaction or in a series of related transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Borrower; provided, however, that (x) so long as Borrower is a Subsidiary of any Parent, no Person or group shall be deemed to be or become a “beneficial owner”, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Borrower unless such Person or group shall be or become a “beneficial owner” of more than 35% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent) and (y) a Person or group shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or group or any of such Person’s or group’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act or (b) a “Change of Control” as defined in the 2031 Notes Indenture.

“Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, claims or encumbrances owed by any Credit Party and upon or relating to (a) the Obligations hereunder, (b) the Collateral, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets or (e) any other aspect of any Credit Party’s business.

“Citi” has the meaning ascribed to it in the preamble.

“Class” when used in reference to (a) any Loan or borrowing of Loans, refers to whether such Loan, or the Loans comprising such borrowing, are Term B Loans, Revolving Credit Loans, Incremental Term Loans other than the Term B Loans, revolving loans Incurred under an Additional Revolving Credit Commitment, Loans Incurred under a Refinancing Term Facility, Loans Incurred under a Refinancing Revolving Facility, Extended Loans that are term loans or Extended Loans that are revolving loans, (b) any Commitment, refers to whether such Commitment is a Term B Commitment, Revolving Credit Commitment, Commitment in respect of Incremental Term Loans other than the Term B Loans, Additional Revolving Credit Commitment, Commitment in respect of a Refinancing Term Facility, Commitment in respect of Refinancing Revolving Facility, Commitment in respect of Extended Loans that are term loans or Commitment in respect of Extended Loans that are revolving loans and (c) any Lender, refers to whether such Lender holds a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “Code” means the Uniform Commercial Code in such other State.

“Collateral” means (a) prior to the Escrow Release Date, the Escrowed Property and (b) on and after the Escrow Release Date, all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted by such Person in favor of Agent under any of the Collateral Documents.

“Collateral Documents” means (a) prior to the Escrow Release Date, the Escrow Agreement and (b) on and after the Escrow Release Date, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all similar agreements executed by one or more Credit Parties granting a Lien upon property in favor of Agent as security for the Obligations.

“Commitment Fee” has the meaning specified in Section 2.7(d).

“Commitment Termination Date” means, with respect to the Revolving Credit Facility, the date that is five years after the Escrow Release Date.

“Commitments” means, collectively, the aggregate Commitments of the Lenders, and the term “Commitment” with respect to an individual Lender means such Lender’s commitment to make Loans to Borrower in accordance with the terms of this Agreement including, (x) with respect to each Term B Lender, the Term B Commitment of such Term B Lender and (y) with respect to each Revolving Lender, the Revolving Credit Commitment of such Revolving Lender. The Term B Commitments of each Term B Lender and the aggregate Term B Commitments of all Term B Lenders on the Escrow Funding Date are set forth on Schedule B hereto. The Revolving Credit Commitments of each Revolving Lender party to the Escrow Release Date Incremental Revolving Amendment shall be the Incremental Revolving Credit Commitments of such Revolving Lender set forth in such Escrow Release Date Incremental Revolving Amendment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning ascribed to it in Section 12.21(b).

“Company Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Merger Agreement.

“Competitor” has the meaning specified in the definition of “Disqualified Institution.”

“Compliance Certificate” means a certificate substantially in the form of Exhibit 1.1(c) and which certificate shall in any event be a certificate of a Financial Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) in the case of Financial Statements delivered under Section 5.1(c), setting forth reasonably detailed calculations, beginning with the financial statements for the first full Fiscal Year of Borrower to occur after the Escrow Release Date, of Excess Cash Flow for such fiscal year, (c) in the case of Financial Statements delivered under Section 5.1(c), setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale subject to prepayment pursuant to Section 2.3(b)(ii)(A) and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.3(b)(ii)(B) and (d) beginning with the financial statements for the first full Fiscal Quarter of Borrower to occur after the Escrow Release Date, showing the calculations used in determining compliance with the Financial Performance Covenant set forth in Section 7.12.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, the EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, on a consolidated basis, calculated on a pro forma basis consistent with the calculations made under the definition of “Fixed Charge Coverage Ratio”, “Consolidated Secured Net Leverage Ratio”, “Consolidated First Lien Net Leverage Ratio”, or “Consolidated Total Net Leverage Ratio”, as applicable.

“Consolidated First Lien Indebtedness” means Consolidated Total Indebtedness secured by a Lien on the Collateral that is not subordinated in lien priority to the Liens on the Collateral securing the Obligations.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated First Lien Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents that do not constitute Restricted Cash held by such Person and its Restricted Subsidiaries as of the end of the most recent Fiscal Quarter ending prior to the date of determination for which internal financial statements of such Person are available to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements of such Person are available immediately preceding such date of calculation.

In the event that Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated First Lien Net

Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated First Lien Net Leverage Ratio is made (the “Consolidated First Lien Net Leverage Calculation Date”), then the Consolidated First Lien Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness (or Liens secured by such Indebtedness) under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent (i) Borrower elects pursuant to such an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate or (ii) Borrower or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(iii), Borrower shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Consolidated First Lien Net Leverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding, or until Borrower elects to withdraw such election.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP and including, for each applicable period and for the avoidance of doubt, any of the foregoing occurring in connection with the Transactions), in each case with respect to any company, any business or any group of assets constituting an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated First Lien Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated First Lien Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated First Lien Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated First Lien Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, an overnight financing rate or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period. Notwithstanding anything to the contrary in this definition, for the purpose of determining the ECF Percentage, pro forma effect shall not be given to events occurring after the period for which the Consolidated Secured Net Leverage Ratio is being calculated.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)    commissions, discounts, yield and other fees and charges Incurred in connection with any Securitization Financing which are payable to Persons other than Borrower and the Restricted Subsidiaries; minus

(4)    interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;

(2)    any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses, commissions or charges related to any issuance, redemption, repurchase, retirement or acquisition of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions shall be excluded;

(3)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(4)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(5)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded; provided that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, such Person shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;

(6)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Borrower) shall be excluded;

(7)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8)    (a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(9)    solely for the purpose of determining the amount available for Restricted Payments under clause (2) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(10)    an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.2(b)(xi) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(11)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(12)    any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(13)    any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(14)    accruals and reserves that are established or adjusted within 12 months after the Escrow Release Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(15)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)    any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)    (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period); and

(18)    non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.2 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.2 pursuant to clauses (5) and (6) of the definition of “Cumulative Credit.”

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents that do not constitute Restricted Cash held by such Person and its Restricted Subsidiaries as of the end of the most recent Fiscal Quarter ending prior to the date of such determination for which internal financial statements of such Person are available to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements of such Person are available immediately preceding such date of calculation.

In the event that Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Net Leverage Ratio is made (the “Consolidated Secured Net Leverage Calculation Date”), then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness (or Liens secured by such Indebtedness) under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent (i) Borrower elects pursuant to such an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate or (ii) Borrower or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(iii), Borrower shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Consolidated Secured Net Leverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding, or until Borrower elects to withdraw such election.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP and including, for each applicable period and for the avoidance of doubt, any of the foregoing occurring in connection with the Transactions), in each case with respect to any company, any business or any group of assets constituting an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, an overnight financing rate or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents that do not constitute Restricted Cash held by such Person and its Restricted Subsidiaries as of the end of the most recent Fiscal Quarter ending prior to the date of such determination for which internal financial statements of such Person are available to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements of such Person are available immediately preceding such date of calculation.

In the event that Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Total Net Leverage Ratio is made (the “Consolidated Total Net Leverage Calculation Date”), then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness (or Liens secured by such Indebtedness) under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent (i) Borrower elects pursuant to such an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate or (ii) Borrower or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(iii), Borrower shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Consolidated Total Net Leverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding, or until Borrower elects to withdraw such election.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP and including, for each applicable period and for the avoidance of doubt, any of the foregoing occurring in connection with the Transactions), in each case with respect to any company, any business or any group of assets constituting an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, an overnight financing rate or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” has the meaning specified in the Security Agreement.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning ascribed to it in Section 12.27.

“Credit Parties” means Borrower and each Guarantor.

“Cumulative Credit” means the sum of (without duplication):

(1)     [reserved], plus

(2)    50% of the Consolidated Net Income of Borrower for the period (taken as one accounting period) from the first day of the first full Fiscal Quarter commencing after the Escrow Release Date occurs to the end of Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(3)    100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash, received by Borrower after the Escrow Release Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii)) from the issue or sale of Equity Interests of Borrower or any Parent (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to Borrower or a Restricted Subsidiary), plus

(4)    100% of the aggregate amount of contributions to the capital of Borrower received in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower after the Escrow Release Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii)), plus

(5)    100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Borrower or any Restricted Subsidiary issued on or after the Escrow Release Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Borrower (other than Disqualified Stock) or any Parent (provided, that in the case of any such Parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(6)    100% of the aggregate amount received by Borrower or any Restricted Subsidiary on or after the Escrow Release Date in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower or any Restricted Subsidiary from:

(A)    the sale or other disposition (other than to Borrower or a Restricted Subsidiary) of Restricted Investments made by Borrower and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Borrower and the Restricted Subsidiaries by any Person (other than Borrower or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments,

(B)    the sale (other than to Borrower or a Restricted Subsidiary) of the Capital Stock of any Joint Venture or Unrestricted Subsidiary, or

(C)    a distribution or dividend from any Joint Venture or Unrestricted Subsidiary, plus

(7)    in the event any joint venture or Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into Borrower or a Restricted Subsidiary, the lesser of (x) the Fair Market Value (as determined in good faith by Borrower) of the Investment of Borrower or the Restricted Subsidiaries in such joint venture of Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment) and (y) the Fair Market Value (as determined in good faith by Borrower) of the original Investment made by Borrower or the Restricted Subsidiaries in such joint venture or Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Borrower and its Restricted Subsidiaries at such time.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Borrower and its Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) revolving loans, swingline loans and letter of credit obligations under this Agreement or any other revolving credit facility.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Declined Proceeds” has the meaning ascribed to it in Section 2.3(b)(vi).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.5(d).

“Default Right” has the meaning ascribed to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.19(a)(i), any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) has failed to pay to Agent or any L/C Issuer any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date such amount is due, (b) has notified Borrower, Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent, Borrower or, to the extent an L/C Issuer has outstanding Letter of Credit Obligations at such time, such L/C Issuer, to confirm in writing to Agent, Borrower or such L/C Issuer that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent, Borrower or such L/C Issuer, as applicable), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law or a Bail-In Action, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Borrower and each other Lender promptly following such determination.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by Borrower) of non-cash consideration received by Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Borrower or any Parent (other than Disqualified Stock), that is issued for cash (other than to Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“disposition” has the meaning set forth in the definition of “Asset Sale” (and “dispose” shall have a correlative meaning).

“Disqualified Institution” means (i) any competitor of Parent Guarantor, Omni or any of their respective Subsidiaries (each, a “Competitor”) that is identified in writing by Borrower to Agent from time to time after the Escrow Funding Date or (ii) an Affiliate of any person described in clause (i) above that is (x) reasonably identifiable as such an Affiliate solely on the basis of its name or (y) identified in writing by Borrower to Agent from time to time after the Escrow Funding Date (other than any Affiliate of a Competitor that is a Bona Fide Debt Fund); provided that the list of Disqualified Institutions shall be made available to the Lenders upon request; provided, further, any such designation of a Competitor as a Disqualified Institution shall become effective two days after delivery of written notice to Agent; provided that no such designation shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided, further, that Agent shall not have any obligation to monitor the list of Disqualified Institutions nor shall it be liable for any failure to do so.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3)    is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the Latest Maturity Date or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, further, that for the avoidance of doubt, no Preferred Stock issued by Borrower in connection with the Transactions shall be deemed to be Disqualified Stock.

“Dodd-Frank Act” has the meaning ascribed to it in Section 2.14(e).

“Dollars” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)    Consolidated Taxes; plus

(2)    Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3)    Consolidated Depreciation and Amortization Expense; plus

(4)    Consolidated Non-Cash Charges; plus

(5)    any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence, modification or repayment of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions or the 2031 Notes, (ii) any amendment or other modification of the 2031 Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; plus

(6)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided, further, that the aggregate amount added to EBITDA pursuant to this clause (6), together with the aggregate amount added to EBITDA pursuant to clause (9) below, shall not exceed 20.0% of EBITDA for such period (determined after giving effect to such adjustments); plus

(7)    the amount of loss or discount on sale of assets and any commissions, yield and other fees and charges, in each case in connection with a Qualified Securitization Financing; plus

(8)    any costs or expenses Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or any Guarantor or net cash proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)    the amount of net cost savings, operating improvements or synergies projected by Borrower in good faith to be realized within eighteen months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations entered into in connection with any pro forma event (as defined in the definitions of “Fixed Charge Coverage Ratio”, “Consolidated First Lien Net Leverage Ratio”, “Consolidated Secured Net Leverage Ratio” and “Consolidated Total Net Leverage Ratio”) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period)), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount added to EBITDA pursuant to this clause (9), together with the aggregate amount added to EBITDA pursuant to clause (6) above, shall not exceed 20.0% of EBITDA for such period (determined after giving effect to such adjustments); plus

(10)    add-backs and adjustments of the nature used in connection with the calculations of “pro forma EBITDA”, “pro forma adjusted EBITDA” and “pro forma further adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in the 2031 Notes Offering Memorandum in the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Information”, to the extent such add-backs and adjustments, without duplication, continue to be applicable to such period;

less, without duplication, to the extent the same increased Consolidated Net Income,

(11)    non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“ECF Percentage” has the meaning set forth in Section 2.3(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) a commercial or investment bank, insurance company, finance company, financial institution or any fund that makes or holds loans, (c) any Affiliate of a Lender, or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Institution or (iii) Borrower, Parent Guarantor or any respective Subsidiary or any Affiliate thereof.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, including any applicable judicial or administrative order, consent decree, order or judgment, in each case having the force or effect of law, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, soil, vapor, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and any and all regulations promulgated thereunder, and all analogous federal, state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related to the protection of human health, safety or the environment.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest Incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means, with respect to any Person, all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws for conducting the operations of such Person.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the termination of a Title IV Plan or Multiemployer Plan by the PBGC pursuant to Section 4042 of ERISA; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA or a determination that a Multiemployer Plan is in “endangered” or “critical” status under the meaning of Section 432 of the IRC or Section 304 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; (i) the termination of a Plan described in Section 4064 of ERISA; (j) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan; (k) a determination that any Title IV Plan is in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (l) the Incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA); (m) the imposition of liability on any Credit Party or any ERISA Affiliate due to the cessation of operations at a facility under the circumstances described in Section 4062(e) of ERISA; or (n) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Credit Party or any such Subsidiary could otherwise be liable.

“ERISA Lien” has the meaning ascribed to it in Section 4.12(a).

“Erroneous Payment” has the meaning ascribed to it in Section 10.17(a).

“Erroneous Payment Deficiency Assignment” has the meaning ascribed to it in Section 10.17(d)(i).

“Erroneous Payment Impacted Class” has the meaning ascribed to it in Section 10.17(d)(i).

“Erroneous Payment Return Deficiency” has the meaning ascribed to it in Section 10.17(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning ascribed to it in Section 10.17(e).

“Escrow Account” has the meaning ascribed to it in Section 2.20(a).

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent under the Escrow Agreement, together with its successors in such capacity.

“Escrow Agreement” means the Escrow Agreement, dated as of the Escrow Funding Date, by and among Parent Guarantor, Escrow Borrower, Agent and Escrow Agent, as amended, supplemented or modified from time to time.

“Escrow Borrower” has the meaning ascribed to it in the preamble.

“Escrow Conditions” has the meaning ascribed to it in Section 2.20(d).

“Escrow Funding Date” means the date on which the conditions specified in Section 3.1 are satisfied (or waived in accordance with Section 12.2).

“Escrow Funding Date Letter” means that certain letter agreement, dated as of the Escrow Funding Date, by and among Escrow Borrower, Borrower, Parent Guarantor, the Lead Arrangers (and each Affiliate thereof party thereto) and Agent.

“Escrow Merger” means the merger of Escrow Borrower with and into Borrower, with Borrower surviving such merger.

“Escrow Release” has the meaning ascribed to it in Section 2.20(d).

“Escrow Release Date” means the date on which the conditions specified in Section 3.2 are satisfied (or waived in accordance with Section 12.2).

“Escrow Release Date Assumption and Joinder Agreement” means the Escrow Release Date Assumption and Joinder Agreement, dated as of the Escrow Release Date, by and among Escrow Borrower, Borrower, Parent Guarantor, each Subsidiary of Borrower that is not an Excluded Subsidiary and Agent, substantially in the form of Exhibit 1.1(i).

“Escrow Release Date Incremental Revolving Amendment” has the meaning ascribed to it in Section 2.15(a).

“Escrow Release Officers’ Certificate” has the meaning ascribed to it in Section 2.20(d).

“Escrow Termination Date” has the meaning ascribed to it in Section 2.20(d).

“Escrowed Property” means the initial funds deposited in the Escrow Account on the Escrow Funding Date, and the interest thereon, all investments thereof, all “security entitlements” (as defined in the Uniform Commercial Code), investment property, funds or other property placed or deposited in (or delivered to the Escrow Agent for placement or deposit in) the Escrow Account and all dividends, distributions and other payments or proceeds in respect of the foregoing, less any amounts released pursuant to the terms of the Escrow Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 9.1.

“Excess Cash Flow” shall mean, for any Fiscal Year of Borrower, an amount (if positive) equal to the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such Fiscal Year, (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year and (iii) the amount attributable to exclusions from the calculation of Consolidated Net Income in accordance with the definition thereof and not added back in calculating Consolidated EBITDA to the extent such items represent, in the case of gains, cash received by Borrower or any Restricted Subsidiary or, in the case of losses, did not represent cash paid by Borrower or any Restricted Subsidiary, in each case during such Fiscal Year, over (b) the sum, without duplication, of:

(i)    Consolidated Taxes payable in cash by Borrower and its Restricted Subsidiaries with respect to such Fiscal Year;

(ii)    Fixed Charges for such Fiscal Year to the extent paid in cash;

(iii)    permanent repayments or prepayments of Indebtedness (other than repayments or prepayments of Loans under Section 2.3 and repayments or prepayments of the Revolving Credit Facility or other revolving credit facilities, except to the extent there is an equivalent permanent reduction of the commitments thereunder), including any premium, make-whole or penalty payments related thereto, made in cash by Borrower and its Subsidiaries during such Fiscal Year from Internally Generated Cash Flow;

(iv)    without duplication of amounts deducted pursuant to clause (v) in prior Fiscal Years, the amount of Capital Expenditures and any business acquisitions that constitute Permitted Investments made during such Fiscal Year to the extent financed with Internally Generated Cash Flow;

(v)    without duplication of amounts deducted from Excess Cash Flow in prior Fiscal Years, the aggregate consideration required to be paid in cash by Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into during such Fiscal Year relating to Capital Expenditures or any business acquisition that constitutes a Permitted Investment to be consummated or made during the succeeding Fiscal Year of Borrower following the end of such Fiscal Year and intended to be financed with Internally Generated Cash Flow; provided that to the extent the aggregate amount utilized to finance such Capital Expenditure or acquisition during such succeeding Fiscal Year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such succeeding Fiscal Year;

(vi)    cash used to pay deferred acquisition consideration (including earn-outs) during such Fiscal Year, except to the extent financed with Internally Generated Cash Flow;

(vii)    cash expenditures in respect of Hedging Obligations during such Fiscal Year to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;

(viii)    the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year;

(ix)    the amount attributable to exclusions from the calculation of Consolidated Net Income in accordance with the definition thereof and not added back in calculating Consolidated EBITDA to the extent such items represent, in the case of losses, a cash payment (which had not reduced Excess Cash Flow on accrual thereof in a prior Fiscal Year) by Borrower and its Restricted Subsidiaries or, in the case of gains, did not represent cash received by Borrower and its subsidiaries, in each case during such Fiscal Year;

(x)    cash payments by Borrower and its Restricted Subsidiaries during such Fiscal Year in respect of long-term liabilities of Borrower and its Restricted Subsidiaries other than Indebtedness;

(xi)    the aggregate amount of expenditures actually made by Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period; and

(xii)    cash payments by Borrower and its Restricted Subsidiaries during such period in respect of non-cash charges included in the calculation of Consolidated Net Income in any prior period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means, at any time the cash and Cash Equivalents received by Borrower after the Escrow Release Date from:

(1)    contributions to its common equity capital, and

(2)    the sale (other than to a Subsidiary of Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Property” has the meaning ascribed to such term in the Security Agreement.

“Excluded Subsidiary” means (a) each Domestic Subsidiary that is prohibited from guaranteeing the Obligations hereunder by any requirement of law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee the Obligations hereunder (unless such consent, approval, license or authorization has been received), (b) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Obligations hereunder on the Escrow Release Date or at the time such Subsidiary becomes a Subsidiary (to the extent not Incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (c) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Foreign Subsidiary, (e) any Securitization Subsidiary and any other special purpose subsidiary, (f) any CFC, (g) any Unrestricted Subsidiary, (h) any non-Wholly Owned Subsidiary subject to Section 13.10(c), (i) any Immaterial Subsidiary, (j) any Subsidiary that is a captive insurance company and (k) any not-for-profit Subsidiary. For the avoidance of doubt, no Subsidiary that becomes a Guarantor at the election of Borrower pursuant to the proviso to Section 6.12(a) shall constitute an Excluded Subsidiary (unless such Subsidiary has been subsequently released from its Guaranty in accordance with Section 13.10).

“Excluded Swap Obligation” means, with respect to any Credit Party, any Hedging Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedging Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to any law in effect on the date such Lender becomes a party to this Agreement (other than as an assignee pursuant to a request by Borrower under Section 2.14(d)) or designates a new lending office (unless such designation is at the request of Borrower under Section 2.14(g)), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Forward Air Credit Agreement” means that certain Credit Agreement, dated September 29, 2017 (as amended, restated, supplemented or otherwise modified from time to time), among Parent Guarantor and Forward Air, Inc., as the borrowers, the subsidiaries of the borrowers identified therein as the guarantors, Bank of America, N.A., as administrative agent and lender, U.S. Bank National Association, as lender, and the other lenders party thereto.

“Existing Omni First Lien Credit Agreement” means that certain Amended and Restated Senior Secured First Lien Credit Agreement, dated November 30, 2021 (as amended, restated, supplemented or otherwise modified from time to time), among Omni Intermediate Holdings, LLC, as borrower, Omni Parent, LLC, as parent guarantor, the subsidiary guarantors party thereto, Antares Capital LP, as sole bookrunner and sole lead arranger, the lender parties referred to therein and Antares Capital LP, as administrative agent and collateral agent.

“Existing Omni Second Lien Credit Agreement” means that certain Secured Second Lien Credit Agreement, dated December 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time), among Omni Intermediate Holdings, LLC, as borrower, Omni Parent, LLC, as parent guarantor, the subsidiary guarantors party thereto, Bain Capital Credit, LP., as lead arranger and bookrunner, the lender parties referred to therein and Bain Capital Credit, LP., as administrative agent and collateral agent.

“Extended Commitments” has the meaning specified in Section 2.17(a).

“Extended Loans” has the meaning specified in Section 2.17(a).

“Extending Lender” has the meaning specified in Section 2.17(c).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(d).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Facilities” shall mean the Term B Facility and Revolving Credit Facility, collectively.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Fair Market Value” means, with respect to any asset or property on any date of determination, the price which could be negotiated in an arm’s-length transaction on such date of determination, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as otherwise set forth in this Agreement, such value shall be determined in good faith by Borrower.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreements implementing the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Second Amended and Restated Fee Letter, dated as of September 9, 2023, by and among, inter alios, Parent Guarantor, the Lead Arrangers (and each Affiliate thereof party thereto) and Agent.

“Fees” means any and all fees and other amounts payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Officer” means, with respect to any of Borrower or its Subsidiaries, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, the assistant treasurer and the controller thereof.

“Financial Performance Covenant” means the covenant contained in Section 7.12.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 4.4 and Section 5.1.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Fixed Amounts” has the meaning set forth in Section 1.9.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness (or Liens secured by such Indebtedness) under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent (i) Borrower elects pursuant to such an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate or (ii) Borrower or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(iii), Borrower shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP and including, for each applicable period and for the avoidance of doubt, any of the foregoing occurring in connection with the Transactions), in each case with respect to any company, any business or any group of assets constituting an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person.

“Fixed Incremental Amount” means (i) the greater of (a) $275.0 million and (b) 50% of Consolidated EBITDA less (ii) the aggregate principal amount of Incremental Equivalent Debt Incurred utilizing the Fixed Incremental Amount.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any related or successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any related or successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any related or successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any related or successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any related or successor statute thereto.

“Foreign Disposition” has the meaning specified in Section 2.3(b)(v).

“Foreign Lender” has the meaning ascribed to it in Section 2.13(d).

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means a Restricted Subsidiary that is not organized or established under the laws of the United States of America, any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary” hereunder.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such L/C Issuer other than Letter of Credit Obligations as to which (i) such Defaulting Lender shall have funded its Pro Rata Share of any Revolving Credit Loan or purchased a participation in its Pro Rata Share, in each case in respect of any such Letter of Credit Obligation or (ii) such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary that owns no material assets other than Equity Interests (including for this purpose any debt or other instruments treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (unless otherwise specified herein). For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning ascribed to it in Section 11.1(g).

“Guarantied Obligations” means, as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is Incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor Payment” has the meaning ascribed to it in Section 13.7(a).

“Guarantors” means Parent Guarantor and the Subsidiary Guarantors.

“Guaranty” means the guarantee of the Obligations of Borrower hereunder by the Guarantors in Article 13 hereunder or in a supplemental guarantee in accordance with Section 6.12 of this Agreement.

“Hazardous Material” means any substance, material or waste that is regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or words of similar import under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, toxic mold, mycotoxins, toxic microbial matter (naturally occurring or otherwise), infectious waste and radioactive substances or any other substance that is regulated under Environmental Law due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties.

“Hedge Bank” means any Person that is a Lender, Lead Arranger, Agent or an Affiliate of a Lender, Lead Arranger or Agent (x) on the Escrow Release Date, with respect to Swap Contracts to which such Person is a counterparty as of the Escrow Release Date or (y) at the time such Person becomes a counterparty to a Swap Contract, in each case, in its capacity as a counterparty to such Swap Contract, in each case, regardless of whether such Person ceases to be a Lender, Lead Arranger or Agent (or an Affiliate thereof), as the case may be.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that (i) has total assets of less than 2.5% of the Total Assets, and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has total assets of less than 5.0% of the Total Assets, in each case measured at the end of the most recent fiscal period for which internal financial statements are available and on a pro forma basis after giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet and on or prior to the date of acquisition of such Subsidiary and (ii) has revenue for the period of four consecutive fiscal quarters ending on such date of less than 2.5% of the combined revenue of Borrower and its Restricted Subsidiaries for such period and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has revenue for the period of four consecutive fiscal quarters ending on such date of less than 5.0% of the combined revenue of Borrower and its Restricted Subsidiaries for such period (in each case, measured for the four quarters ended most recently for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since the start of such four quarter reference period).

“Impacted Lender” means any Lender that fails to promptly provide Borrower or Agent, upon such Person’s reasonable request, reasonably satisfactory evidence that such Lender will not become a Defaulting Lender.

“Increased Amount” has the meaning ascribed to it in Section 7.7(d).

“Incremental Amendment” has the meaning specified in Section 2.15(d).

“Incremental Equivalent Debt” means Indebtedness Incurred by Borrower or a Guarantor in the form of secured or unsecured notes, loans, bonds or debentures and/or commitments in respect of any of the foregoing issued, Incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a)    the aggregate principal amount of such Incremental Equivalent Debt outstanding shall not, at the time of determination pursuant to Section 7.1(b)(xxiv), exceed the Incremental Facility Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b)    except as otherwise agreed by the lenders or holders providing such Incremental Equivalent Debt, no Event of Default exists immediately prior to or after giving effect to the Incurrence of such Incremental Equivalent Debt,

(c)    the Weighted Average Life to Maturity applicable to any such Incremental Equivalent Debt (other than customary bridge loans; provided, that any loans, notes, bonds or debentures which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (c)) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility is no shorter than the Weighted Average Life to Maturity of the Term B Loans (without giving effect to any amortization or prepayments thereof),

(d)    the final maturity date with respect to any such Incremental Equivalent Debt (other than customary bridge loans; provided, that any loans, notes, bonds or debentures which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (d)) (x) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the Maturity Date with respect to the Term B Loans and (y) that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the date that is 91 days following the Maturity Date with respect to the Term B Loans,

(e)    Incremental Equivalent Debt that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall not have any scheduled amortization prior to the date that is 91 days following the Maturity Date with respect to the Term B Loans;

(f)    subject to clauses (c), (d) and (e), may otherwise have an amortization schedule as determined by Borrower and the lenders or holders providing such Incremental Equivalent Debt;

(g)    in the case of any such Incremental Equivalent Debt in the form of term loans that are secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans (other than customary bridge loans), the provisions of Section 2.15(c)(v) shall apply,

(h)    to the extent such Incremental Equivalent Debt is secured by a Lien on the Collateral that is pari passu or junior to the Liens on the Collateral securing the Obligations hereunder, a Senior Representative of such Incremental Equivalent Debt acting on behalf of the lenders or holders of such Incremental Equivalent Debt shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable;

(i)    no such Incremental Equivalent Debt may be (x) guaranteed by any Subsidiary or any Parent which is not a Credit Party or (y) secured by any assets other than the Collateral;

(j)    (x) any Incremental Equivalent Debt secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments of Term B Loans hereunder, except for prepayments in connection with a refinancing of such Incremental Equivalent Debt and (y) any Incremental Equivalent Debt that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans shall not require any mandatory prepayments except to the extent such prepayments are first offered ratably to holders of the Term B Loans hereunder and to holders of any Incremental Equivalent Debt secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans, except for prepayments in connection with a refinancing of such Incremental Equivalent Debt; and

(k)    to the extent the terms of any such Incremental Equivalent Debt are inconsistent with the terms set forth herein (except as set forth in clause (a) through (j) above and excluding pricing, interest rate floors, discounts, fees, call protections, premiums and optional prepayment or redemption terms), such terms shall not be materially less favorable (when taken as a whole) to Borrower than the terms and conditions of the Term B Loans unless such less favorable terms are (x) not effective until after the Maturity Date of the Term B Loans or (y) are also applied to the Term B Loans and the Revolving Credit Facility; provided that, to the extent any more restrictive financial maintenance covenant is added for the benefit of (A) any Incremental Equivalent Debt incurred as term B loans, such financial maintenance covenant shall be also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Incremental Equivalent Debt or (B) any revolving facility, such financial maintenance covenant (except to the extent only applicable after the Commitment Termination Date) shall be also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Incremental Equivalent Debt; it being understood and agreed that in each such case, no consent of Agent and/or any Lender shall be required in connection with adding any such financial maintenance covenant.

“Incremental Facilities” has the meaning specified in Section 2.15(a).

“Incremental Facility Cap” means an amount equal to the Fixed Incremental Amount plus the Ratio Incremental Amount plus the Voluntary Prepayment Incremental Amount.

“Incremental Lender” has the meaning specified in Section 2.15(d).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“Incremental Term Loans” has the meaning specified in Section 2.15(a).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Incurred Acquisition Debt” has the meaning specified in Section 7.1(b)(xvi)

“Incurrence-Based Amounts” has the meaning set forth in Section 1.9.

“Indebtedness” means, with respect to any Person:

(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, (e) in respect of Securitization Financings or (f) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (5) obligations in respect of Cash Management Services; (6) in the case of Borrower and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of Borrower and the Restricted Subsidiaries; and (7) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Borrower or the Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Person” has the meaning ascribed to in Section 2.11.

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning ascribed to it in Section 12.8.

“Insolvency Law” means the Bankruptcy Code, as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” means any and all Patents, Copyrights and Trademarks.

“Intellectual Property Security Agreements” means, collectively, any and all Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, made in favor of Agent, on behalf of itself and the Secured Parties, by each Credit Party signatory thereto, as amended from time to time.

“Intercreditor Agreement” has the meaning specified in Section 10.15.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding and the Maturity Date applicable to such Loan and (b) as to any Term SOFR Loan, the last day of the applicable Interest Period and the Maturity Date applicable to such Loan; provided, that in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such Interest Period.

“Interest Period” means, as to any borrowing, the period commencing on the date of such Loan or borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity

Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.18(d) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation unless and until such tenor is later reinstated into this definition pursuant to Section 2.18(d). For purposes hereof, the date of a Loan or borrowing initially shall be the date on which such Loan or borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or borrowing.

“Internally Generated Cash Flow” means any cash of Borrower and its Restricted Subsidiaries that is not generated from an Incurrence of long-term Indebtedness.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)    securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among Borrower and its Subsidiaries,

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.2:

(1)    “Investments” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted

Subsidiary, Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)    its “Investment” in such Subsidiary at the time of such redesignation less

(b)    the portion (proportionate to its Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by Borrower) at the time of such transfer, in each case as determined in good faith by the Board of Directors of Borrower.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“ISDA CDS Definitions” has the meaning specified in Section 12.2.

“Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned directly or indirectly by Borrower or a Subsidiary thereof but which is not a Wholly Owned Subsidiary.

“Junior Indebtedness” means any (i) Subordinated Indebtedness and/or (ii) any Indebtedness secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility.

“Junior Intercreditor Agreement” means the intercreditor agreement to be entered into among Agent, the Senior Representative of any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited by this Agreement and is junior to the Lien on the Collateral of the Secured Parties, and the Credit Parties, in a form reasonably acceptable to Agent and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the foregoing on terms that are reasonably acceptable to Agent and Borrower.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Facility, any Refinancing Facility or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“L/C Issuer” means each entity that agrees to act as an L/C Issuer pursuant to the Escrow Release Date Incremental Revolving Amendment or any of their respective Affiliates or branches, each in its capacity as issuer of any Letter of Credit, or such other Revolving Lender as Borrower may select after the Escrow Release Date (subject to Agent’s consent, not to be unreasonably withheld, delayed or conditioned, and the consent of such Revolving Lender) as an L/C Issuer under this Agreement.

“L/C Issuer Fronting Sublimit Amount” means (a) as to each L/C Issuer party to the Escrow Release Date Incremental Revolving Amendment, such sublimit as set forth in such Escrow Release Date Incremental Revolving Amendment and (b) as to each L/C Issuer that becomes an L/C Issuer hereunder after the Escrow Release Date, the fronting sublimit amount of such L/C Issuer set forth in the instrument under which such L/C Issuer becomes an L/C Issuer. The L/C Issuer Fronting Sublimit Amount of any L/C Issuer may be changed by written agreement between Borrower and such L/C Issuer, without the consent of any other party hereto (but with notice to Agent), it being understood that no such change shall impact the L/C Sublimit.

“L/C Sublimit” has the meaning specified in Section 2.6(a).

“LCA Election” has the meaning specified in Section 1.8.

“LCA Test Date” has the meaning specified in Section 1.8.

“Lead Arrangers” means Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., U.S. Bank National Association, PNC Capital Markets LLC, Capital One, National Association, Deutsche Bank Securities Inc., TD Securities (USA) LLC and Citizens Bank, N.A., each in its capacities as a Joint Lead Arranger and Joint Bookrunner.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or, pursuant to an Incremental Amendment or Refinancing Amendment, becomes an Additional Lender, or (b) from time to time becomes a party hereto by execution of an Assignment Agreement, in each case, other than any such Person that ceases to be a party hereto by execution of an Assignment Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.6(d).

“Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by the L/C Issuers pursuant to Letters of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.

“Letters of Credit” means letters of credit issued for the account of Borrower by any L/C Issuer pursuant hereto (including as provided in Section 2.6(j)).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or other investment by Borrower or one or more of the Restricted Subsidiaries permitted by this Agreement, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Litigation” has the meaning ascribed to it in Section 4.13.

“Loan Documents” means this Agreement, the Guaranties, the Intercreditor Agreements, the Collateral Documents, any Notes, any Incremental Amendment, any Refinancing Amendment and any Extension Amendment. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Term B Loans and the Revolving Credit Loans, collectively.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of Agent and the Lenders under the Loan Documents or (iii) the ability of Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property owned by Parent Guarantor, Borrower or any Restricted Subsidiary that is material to the business of Parent Guarantor, Borrower and its Restricted Subsidiaries, taken as a whole (as determined by Borrower in good faith).

“Material Real Property” means any fee-owned real property located in the United States that is owned by a Credit Party and that has a fair market value in excess of $7.5 million (at the Escrow Release Date or, with respect to fee-owned real property located in the United States acquired after the Escrow Release Date, at the time of acquisition).

“Maturity Date” means (x) with respect to the Term B Loans, December 19, 2030 and (y) with respect to the Revolving Credit Facility, the date that is five years after the Escrow Release Date; provided that, in each case, if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.5(f).

“Merger” has the meaning ascribed to it in the preamble to this Agreement.

“Merger Agreement” has the meaning ascribed to it in the preamble to this Agreement

“Merger Agreement Representations” means such of the representations made by or on behalf of Omni in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Parent Guarantor or its applicable affiliates has the right to terminate its obligations under the Merger Agreement or refuse to consummate the Merger as a result of a breach of such representations in the Merger Agreement.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to all Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Agent and the L/C Issuers in their sole discretion.

“MNPI” means information that is (a) not publicly available with respect to Borrower (or any Subsidiary of Borrower, as the case may be) and (b) material with respect to Borrower (or its Subsidiaries) or their securities for purpose of United States federal and state securities laws (as reasonably determined by Borrower).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning ascribed to it in Schedule 6.14 hereto.

“Mortgaged Properties” has the meaning ascribed to it in Schedule 6.14 hereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by a Credit Party in favor or for the benefit of Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to Agent (taking account of relevant local Law matters), and any other mortgages executed and delivered pursuant to Section 6.12 or Section 6.14, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a) with respect to any Prepayment Disposition, the aggregate cash proceeds received by Borrower or any Restricted Subsidiary in respect of such Prepayment Disposition (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in such Prepayment Disposition and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Prepayment Disposition and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or reasonably estimated by Borrower to be payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than the Loans and other Indebtedness secured on a pari passu with, or junior lien basis to, the Liens on the Collateral securing the Obligations under this Agreement) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Borrower and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Borrower and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any Fiscal Year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (a) in such Fiscal Year shall exceed $100.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(b) with respect to the Incurrence of Indebtedness, the aggregate cash proceeds received by Borrower or any Restricted Subsidiary in respect of the Incurrence of such Indebtedness, net of the direct costs of such Incurrence (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions).

To the extent Net Proceeds of any Prepayment Disposition are received by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Net Proceeds of such Prepayment Disposition shall be deemed to be an amount equal to the gross Net Proceeds of such Prepayment Disposition multiplied by Borrower’s percentage of ownership of the economic interests in the Equity Interests of the Restricted Subsidiary.

“Net Short Lender” has the meaning specified in Section 12.2.

“Non-Consenting Lender” has the meaning ascribed to it in Section 12.2(d).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender hereunder, substantially in the form of Exhibit 1.1(g).

“Notice of Borrowing” has the meaning ascribed to it in Section 2.1(b).

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 2.5(e).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to any Secured Party under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, letter of credit agreement, agreement or other instrument, arising under this Agreement, any of the other Loan Documents, any Cash Management Agreement entered into with a Cash Management Bank or any Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party). This term includes all principal, Letter of Credit Obligations, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Secured Hedging Obligations (other than with respect to any Credit Party’s Secured Hedging Obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), expenses, attorneys’ fees, the Credit Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights and any other sum chargeable to any Credit Party under this Agreement, any of the other Loan Documents, any Cash Management Agreements entered into with a Cash Management Bank or any Secured Hedge Agreements.

“OFAC” has the meaning ascribed to it in Section 4.23.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person.

“Omni” means Omni Newco, LLC, a Delaware limited liability company.

“Opinion of Counsel” means, with respect to any Person, a customary written opinion from legal counsel. The counsel may be an employee of or counsel to such Person.

“Other Applicable Indebtedness” has the meaning specified in Section 2.3(b)(ii).

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” has the meaning ascribed to it in Section 2.19(a)(i).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(d)).

“Parent” means Parent Guarantor and any other Person that is a Subsidiary of Parent Guarantor and of which Borrower is a Subsidiary, in each case, solely for so long as Borrower remains a Subsidiary of Parent Guarantor or such other Person.

“Parent Guarantor” means Forward Air Corporation, a Tennessee corporation (but only from and after such Person’s execution of the Escrow Release Date Assumption and Joinder Agreement on the Escrow Release Date).

“Pari Passu Intercreditor Agreement” means (x) the intercreditor agreement to be dated as of the Escrow Release Date, among Borrower, Agent, the 2031 Notes Collateral Agent and other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and (y) any other intercreditor agreement to be entered into among Agent, the Senior Representative of any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited by this Agreement and is pari passu to the Lien on the Collateral of the Secured Parties, and the Credit Parties, substantially in the form of Exhibit 1.1(e) hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the foregoing on terms that are reasonably acceptable to Agent and Borrower.

“Participant Register” has the meaning ascribed to it in Section 11.1(c).

“Patents” has the meaning specified in the Security Agreement.

“PATRIOT Act” has the meaning ascribed to it in Section 4.23.

“Payment Recipient” has the meaning ascribed to it in Section 10.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Investments” means:

(1)    any Investment in Borrower or any Restricted Subsidiary; provided that the aggregate amount of Investments made by Credit Parties in Restricted Subsidiaries that are not Credit Parties, together with the aggregate amount of Investments pursuant to clause (3) below in Persons that do not become Credit Parties, shall not exceed the greater of $140.0 million and 25% of EBITDA at the time such Investment is made;

(2)    any Investment in Cash Equivalents or Investment Grade Securities;

(3)    any Investment by Borrower or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary; provided that the aggregate amount of Investments in Persons that do not become Credit Parties, together with the aggregate amount of Investments pursuant to clause (1) above in Restricted Subsidiaries that are not Credit Parties, shall not exceed the greater of $140.0 million and 25% of EBITDA at the time such Investment is made;

(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.4 or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on, or made pursuant to binding commitments existing on, the Escrow Funding Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Escrow Funding Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Escrow Funding Date or (y) as otherwise permitted under this Agreement;

(6)    loans and advances to officers, directors, employees or consultants of Borrower or any of its Subsidiaries or any Parent (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $10.0 million at the time of such Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of Borrower or any Parent solely to the extent that the amount of such loans and advances shall be contributed to Borrower in cash as common equity;

(7)    any Investment acquired by Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of Borrower or any Restricted Subsidiary;

(8)    Hedging Obligations permitted under Section 7.1(b)(x);

(9)    any Investment by Borrower or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $140.0 million and 25% of Consolidated EBITDA at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)    additional Investments by Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $165.0 million and 30% of Consolidated EBITDA as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)    loans and advances to officers, directors or employees of Borrower or any of its Subsidiaries or any Parent for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Borrower or any Parent;

(12)    Investments the payment for which consists of Equity Interests of Borrower (other than Disqualified Stock) or any Parent, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (4) of the definition of “Cumulative Credit”;

(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.5(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 7.5(b));

(14)    guarantees issued in accordance with Section 7.1 and Section 6.12 including, without limitation, any guarantee or other obligation issued or Incurred under this Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify this Agreement) in connection with any letter of credit issued for the account of Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16)    any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17)    any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18)    Investments of a Restricted Subsidiary acquired after the Escrow Release Date or of an entity merged into, amalgamated with, or consolidated with Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Escrow Release Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower or the Restricted Subsidiaries;

(21)     Investments in joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (21), not to exceed the sum of (x) the greater of (A) $110.0 million and (B) 20% of Consolidated EBITDA in the aggregate as of the date of such Investment, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22)    any Investment in any Subsidiary of Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(23)    Guarantied Obligations of Borrower or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(24)     other Investments; provided that the Consolidated Total Net Leverage Ratio of Borrower for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis after giving effect to such Investment, is less than 3.30 to 1.00.

“Permitted Jurisdictions” has the meaning ascribed to it in Section 7.8(a).

“Permitted Liens” means, with respect to any Person:

(1)    pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)    Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days, or that are being contested in good faith by appropriate proceedings;

(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)    minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)    (A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 7.1;

(B)    Liens securing any Indebtedness permitted to be Incurred by this Agreement if, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom (but without netting the proceeds thereof), such Liens rank (A) junior in priority with the Liens securing the Obligations and the Consolidated Secured Net Leverage Ratio of Borrower does not exceed 3.30 to 1.00 or (B) equal in priority with the Liens securing the Obligations and the Consolidated First Lien Net Leverage Ratio of Borrower does not exceed 2.80 to 1.00;

provided that:

(i) any such Lien securing Indebtedness shall be either (A) secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations hereunder and shall not be secured by any property or assets of Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement (reflecting the pari passu status of the Liens securing such Indebtedness), or (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Liens securing the Obligations hereunder and shall not be secured by any property or assets of Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Junior Intercreditor Agreement (reflecting the junior-lien status of the Liens securing such Indebtedness);

(ii) in the case of pari passu Indebtedness that is in the form of term loans, such Indebtedness is subject to the provisions of Section 2.15(c)(v) as if such Indebtedness were Incurred thereunder as part of an Incremental Facility;

(iii) the final maturity date with respect to any such Indebtedness (other than customary bridge loans; provided, that any Indebtedness that is exchanged for or otherwise replaces such bridge loans shall be subject to the requirements of this clause (iii)) (x) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the Maturity Date with respect to the Term B Loans and (y) that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the date that is 91 days following the Maturity Date with respect to the Term B Loans;

(iv) the Weighted Average Life to Maturity applicable to any such Indebtedness (other than customary bridge loans; provided, that any Indebtedness that is exchanged for or otherwise replaces such bridge loans shall be subject to the requirements of this clause (iv)) that is secured on a pari passu basis with the Term B Loans and the Revolving Credit Facility is no shorter than the Weighted Average Life to Maturity of the Term B Loans (without giving effect to any amortization or prepayments thereof); and

(v) any such Indebtedness secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments of Term B Loans hereunder, except for prepayments in connection with a refinancing of such Indebtedness and (y) any such Indebtedness that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans shall not require any mandatory prepayments except to the extent such prepayments are first offered ratably to holders of the Term B Loans hereunder and to holders of any such Indebtedness secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans, except for prepayments in connection with a refinancing of such Indebtedness;

provided, further, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be secured by Liens pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Sections 7.1(a), (b)(xii) and (xvi)(A), together with any Refinancing Indebtedness in respect thereof, shall not exceed, in the aggregate, the greater of $330.0 million and 60% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(C)    Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv) or (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 7.1(b);

(D)     Liens created pursuant to this Agreement and the Collateral Documents or otherwise securing the Obligations;

(7)    Liens existing on the Escrow Funding Date (excluding Liens in favor of the holders of the 2031 Notes);

(8)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)    Liens on assets or property at the time Borrower or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)    Liens securing Indebtedness or other obligations of Borrower or a Restricted Subsidiary owing to Borrower or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.1;

(11)    Liens securing Hedging Obligations (and, for the avoidance of doubt, Swap Obligations) not Incurred in violation of this Agreement;

(12)    Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of Borrower or any of the Restricted Subsidiaries;

(14)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(15)    Liens in favor of Borrower or any Subsidiary Guarantor;

(16)    Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(17)    pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)    leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by Borrower or any Restricted Subsidiary;

(20)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15), (25) and (37) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), (25) and (37) at the time the original Lien became a Permitted Lien under this Agreement, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that (X) in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), (6)(C) or (25), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B), (6)(C) or (25) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), (6)(C) or (25) and (Y) in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (25), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(D) secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations hereunder, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement (reflecting the pari passu status of the Liens securing such Indebtedness);

(21)    Liens on equipment of Borrower or any Restricted Subsidiary granted in the ordinary course of business to Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24)    Liens Incurred to secure Cash Management Services or to implement cash pooling arrangements in the ordinary course of business;

(25)    other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens Incurred under this clause (25) that are at that time outstanding, exceed the greater of $165.0 million and 30% of Consolidated EBITDA at the time of Incurrence;

(26)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(27)    any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28)    Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(29)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(30)    Liens disclosed by the title commitments or title insurance policies delivered pursuant to this Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;

(31)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Borrower or any Restricted Subsidiary in the ordinary course of business;

(32)    in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is subject or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;

(33)    agreements to subordinate any interest of Borrower or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by Borrower or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(35)    (x) Liens securing the 2031 Notes outstanding on the Escrow Release Date (and the related guarantees on the Escrow Release Date), which Liens are subject to the Pari Passu Intercreditor Agreement and (y) Liens in favor of U.S. Bank Trust Company, National Association, as trustee for the 2031 Notes, for its benefit and the benefit of the holders of the 2031 Notes, securing the Escrowed Property (as defined in the 2031 Notes Indenture) and the Escrow Account (as defined in the 2031 Notes Indenture);

(36)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premium;

(37)    Liens granted in the ordinary course of business consistent with past practice to lessors of trucks, trailers or tractors, leased by Borrower or any Restricted Subsidiary pursuant to arrangements which are intended to be true leases; and

(38)    Liens securing Incremental Equivalent Debt.

“Permitted Loan Purchase” has the meaning specified in Section 11.1(h) hereof.

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an assignor and Parent Guarantor or any of the Subsidiaries as an assignee, as accepted by Agent (if required by Section 11.1) in the form of Exhibit 1.1(h) hereto or such other form as shall be approved by Agent and Borrower (such approval not to be unreasonably withheld or delayed).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Disposition” means (i) any Asset Sale and (ii) any Casualty Event (other than a Casualty Event relating to property or assets which, had they been disposed of immediately prior to the applicable Casualty Event, would not have constituted an “Asset Sale”). “Prime Rate” means the rate of interest per annum publicly announced from time to time by Agent as its prime rate in effect at its principal office in New York City. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, with respect to all matters relating to any Lender, (i) with respect to the Revolving Credit Loans, Revolving Credit Commitments, Aggregate Revolving Credit Exposure, Letter of Credit Obligations or participations in Letters of Credit, the percentage obtained by dividing (A) the Revolving Credit Commitment of that Lender by (B) the aggregate Revolving Credit Commitments of all Lenders (provided that if the Commitments shall have terminated, the Pro Rata Share of each Lender shall be determined based upon the Revolving Credit Commitments most recently in effect and taking into account any subsequent assignments), as any such percentages may be adjusted by increases or decreases in Revolving Credit Commitments pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1 and (ii) with respect to Term B Loans and Term B Commitments, the percentage obtained by dividing (A) the aggregate outstanding principal balance of the

Term B Loans held by that Lender, if any, together with such Lender’s Term B Commitment, if any, by (B) the aggregate outstanding principal balance of the Term B Loans held by all Lenders, if any, together with the aggregate Term B Commitment of all Lenders, if any.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning ascribed to it in Section 10.13(a).

“QFC” has the meaning ascribed to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning ascribed to it in Section 12.27.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(1)    Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower or the applicable Subsidiary, as the case may be;

(2)    all sales of Securitization Assets and related assets by Borrower or the applicable Subsidiary (other than a Securitization Subsidiary) either to the applicable Securitization Subsidiary or directly to the applicable third-party financing providers (as the case may be) are made at Fair Market Value (as determined in good faith by Borrower); and

(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings.

For the avoidance of doubt, the grant of a security interest in any Securitization Assets of Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Indebtedness in respect of the 2031 Notes, Indebtedness hereunder or any Refinancing Indebtedness with respect to the foregoing (in each case, to the extent not constituting a Securitization Financing) shall not be deemed a Qualified Securitization Financing.

“Ratio Debt” has the meaning specified in Section 7.1(a).

“Ratio Incremental Amount” means such amount as would not result in, (a) with respect to Incremental Facilities secured on a pari passu basis with the Term B Loans and the Revolving Credit Facility, Borrower’s Consolidated First Lien Net Leverage Ratio exceeding 2.80 to 1.00, (b) with respect to Incremental Facilities secured on a junior lien basis to the Term B Loans and the Revolving Credit Facility, Borrower’s Consolidated Secured Net Leverage Ratio exceeding 3.30 to 1.00, or (c) with respect to unsecured Incremental Facilities, Borrower’s Consolidated Total Net Leverage Ratio exceeding 3.30 to 1.00, in each case, calculated on a pro forma basis, including the application of the proceeds thereof, consistent with the calculations made under the definition of “Fixed Charge Coverage Ratio”,

“Consolidated First Lien Net Leverage Ratio”, “Consolidated Secured Net Leverage Ratio” or “Consolidated Total Net Leverage Ratio”, as applicable (without “netting” the cash proceeds of the applicable Incremental Facility), and in the case of any Incremental Revolving Credit Facility, assuming a full drawing of such Incremental Revolving Credit Facility.

“Real Property” means collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Refinancing” means with respect to (i) the Existing Forward Air Credit Agreement, (ii) the Existing Omni First Lien Credit Agreement, and (iii) the Existing Omni Second Lien Credit Agreement, in each case, the repayment of all outstanding amounts thereunder (other than contingent obligations), the termination of all commitments in respect thereof, the release of all guarantees and liens in respect thereof and the termination, cash collateralization or backstopping of all letters of credit outstanding thereunder.

“Refinancing Amendment” has the meaning specified in Section 2.16.

“Refinancing Amount” has the meaning specified in Section 2.16.

“Refinancing Facilities” has the meaning specified in Section 2.16.

“Refinancing Indebtedness” has the meaning ascribed to it in Section 7.1(b)(xv).

“Refinancing Lender” has the meaning specified in Section 2.16.

“Refinancing Revolving Facility” has the meaning specified in Section 2.16.

“Refinancing Term Facility” has the meaning specified in Section 2.16.

“Refunding Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Register” has the meaning ascribed to it in Section 11.1(a)(i).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Directors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the migration of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Relevant Transaction” has the meaning set forth in Section 1.9.

“Replacement Lender” has the meaning ascribed to it in Section 2.14(d).

“Requisite Lenders” means, at any time, Lenders having more than 50% of the Commitments, Loans and Letter of Credit Obligations of all Lenders at such time.

“Requisite Revolving Lenders” means, at any time, Revolving Lenders having more than 50% of the Revolving Credit Commitments, Revolving Credit Loans and Letter of Credit Obligations of all Revolving Lenders at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Cash” means cash and Cash Equivalents held by Borrower and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of Borrower or any of the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning ascribed to such term in Section 7.2.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of Borrower.

“Retired Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii).

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, such Revolving Lender’s commitment to make Revolving Credit Loans to Borrower in accordance with this Agreement.

“Revolving Credit Commitment Increase” has the meaning ascribed to in Section 2.15(a).

“Revolving Credit Facility” means the revolving credit facility provided by the Lenders on the Escrow Release Date pursuant to Section 2.1(a)(ii) under this Agreement.

“Revolving Credit Loans” means the loans made by the Revolving Lenders to Borrower pursuant to this Agreement.

“Revolving Lender” means, at any time, any Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan at such time.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Borrower or a Restricted Subsidiary whereby Borrower or such Restricted Subsidiary transfers such property to a Person and Borrower or such Restricted Subsidiary leases it from such Person, other than leases between any of Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Schedules” means the Schedules prepared by Borrower and attached to this Agreement.

“SDN List” has the meaning ascribed to it in Section 4.23.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedge Agreement” means any Swap Contract by and between any Credit Party and any Hedge Bank.

“Secured Hedging Obligations” means the obligations of any Credit Party arising under any Secured Hedge Agreement.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Parties” means, collectively, with respect to the Obligations, Agent, the Lenders, the L/C Issuers, any Cash Management Bank that is a party to a Cash Management Agreement and any Hedge Bank that is a party to a Secured Hedge Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Borrower or any Restricted Subsidiary or in which Borrower or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) receivables, payment obligations, installment contracts, and similar rights, whether currently existing or arising or estimated to arise in the future, and whether in the form of accounts, chattel paper, general intangibles, instruments or otherwise (including any drafts, bills of exchange or similar notes and instruments), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, including, without limitation, licensing fees, lease payments and similar revenue streams, (3) revenues related to distribution and merchandising of the products of Borrower and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions (as determined by Borrower in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of related transactions that may be entered into by Borrower or any of its Subsidiaries pursuant to which Borrower or any of its Subsidiaries may sell, assign, convey or otherwise transfer to any other Person, or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily sold, assigned, conveyed or transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving Securitization Assets and any Hedging Obligations entered into by Borrower or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, dilution, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing with Borrower or any of its Subsidiaries in which Borrower or any of its Subsidiaries makes an Investment and to which Borrower or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by Borrower as a Securitization Subsidiary and:

(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Borrower or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Borrower or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)    with which neither Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Borrower reasonably believes to be no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower (other than pursuant to Standard Securitization Undertakings); and

(c)    to which neither Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

“Security Agreement” means that certain Security Agreement, dated as of the Escrow Release Date, made by the Credit Parties party thereto in favor of Agent, on behalf of the Lenders, as amended, restated, supplemented or otherwise modified from time to time, in the form of Exhibit 1.1(d) hereto.

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by Borrower and its Subsidiaries on the Escrow Release Date (after giving effect to the Merger), (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by Borrower and its Subsidiaries on the Escrow Release Date (after giving effect to the Merger) or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing and (z) any business that in Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Borrower and its Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person as of any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of such Person does not exceed the fair value of the assets of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the capital of such Person is not unreasonably small in relation to the business of such Person contemplated as of the date hereof. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning ascribed to it in Section 11.1(g).

“Special Mandatory Prepayment” has the meaning ascribed to it in Section 2.21(a).

“Special Mandatory Prepayment Date” has the meaning ascribed to it in Section 2.21(b).

“Special Mandatory Prepayment Price” has the meaning ascribed to it in Section 2.21(a).

“Special Termination Date” has the meaning ascribed to it in Section 2.21(a).

“Specified Escrow Funding Date Representations” means the representations and warranties of Escrow Borrower (solely as and to the extent they relate to Escrow Borrower (and not as they may relate to any other Person)) set forth in Sections 4.1(a), 4.3(a), 4.3(b), 4.3(c), 4.9, 4.10 and 4.21 (solely as it relates to the Escrow Agreement and the security interest in the Escrow Account and the Escrowed Property) and the last sentence of Section 4.3 (solely as it relates to this Agreement and the Escrow Agreement).

“Specified Escrow Release Date Representations” means the representations and warranties of Borrower (solely as and to the extent they relate to Borrower or any Guarantor (and not as they may relate to any other Subsidiary of Borrower or any other Person)) set forth in Sections 4.1(a), 4.3(a), 4.3(b), 4.3(c), 4.9, 4.10, 4.21 (other than as it relates to the Escrow Agreement or the security interest in the Escrow Account and the Escrowed Property) and 4.22, the last sentence of Section 4.3 (other than as it relates to the Escrow Agreement) and the last two sentences of Section 4.24.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, reimbursement obligations, performance undertakings, guarantees of performance and other customary payment obligations entered into by Borrower or any of its Subsidiaries, whether joint and several or otherwise, which Borrower has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means (a) with respect to Borrower, any Indebtedness of Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranty of Indebtedness under this Agreement.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Borrower.

“Subsidiary Guarantor” means any Subsidiary of Borrower that guarantees the Obligations hereunder by executing the Escrow Release Date Assumption and Joinder Agreement or a supplemental guarantee in the form of Exhibit 1.1(a) attached hereto; provided that (i) upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor and (ii) notwithstanding anything to the contrary in any Loan Document, subject to Section 13.10(c), in no event shall an Excluded Subsidiary be a Guarantor.

“Successor Company” has the meaning ascribed to it in Section 7.8(a)(i).

“Supported QFC” has the meaning ascribed to it in Section 12.27.

“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Tax Compliance Certificate” has the meaning ascribed to it in Section 2.13(d).

“Tax Distributions” means any distributions described in Section 7.2(b)(xi).

“Taxes” means present and future taxes (including, but not limited to, income, corporate, capital, excise, property, ad valorem, sales, use, payroll, value added and franchise taxes, deductions, withholdings and custom duties), charges, fees, imposts, levies, deductions or withholdings (including backup withholding) and all liabilities (including interest, additions to tax and penalties) with respect thereto, imposed by any Governmental Authority.

“Term B Commitment” means, with respect to each Term B Lender, such Term B Lender’s commitment to make Term B Loans to Escrow Borrower in accordance with this Agreement.

“Term B Facility” shall mean the credit facility provided by the Lenders on the Escrow Funding Date pursuant to Section 2.1(a)(i) under this Agreement.

“Term B Lender” means, at any time, any Lender with a Term B Commitment or an outstanding Term B Loan at such time.

“Term B Loan Yield Differential” has the meaning specified in Section 2.15(c).

“Term B Loans” means the loans made by the Term B Lenders to Escrow Borrower on the Escrow Funding Date pursuant to this Agreement.

“Term SOFR” means,

(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)     for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.75% per annum, then Term SOFR shall be deemed to be 0.75% per annum.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Margin” means, with respect to a Class, the per annum interest rate margin from time to time in effect and payable with respect to Term SOFR Loans of such Class, as determined in accordance with the definition of “Applicable Margin”.

“Term SOFR Reference Rate” means the rate per annum determined by Agent (in its reasonable discretion and in a manner consistent with then-prevailing market practice) as the forward-looking term rate based on SOFR.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged or paid (other than contingent indemnification obligations for which no claim has been asserted and other than Secured Hedging Obligations and Cash Management Obligations), (c) all Letter of Credit Obligations have expired or been cash collateralized, canceled or backed by standby letters of credit in accordance with Section 2.6 and (d) all Commitments have been terminated.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Assets” means, as of any date, the total consolidated assets of Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries, determined on a pro forma basis in the manner described in the definition of “Fixed Charge Coverage Ratio”, “Consolidated First Lien Net Leverage Ratio”, “Consolidated Secured Net Leverage Ratio” and “Consolidated Total Net Leverage Ratio”,

“Trademarks” has the meaning to it in the Security Agreement.

“Transactions” means (i) the Merger, the payments of amounts payable by Parent Guarantor and its Subsidiaries pursuant to the Merger Agreement and all other transactions contemplated by the terms of the Merger Agreement and the various other agreements and documents contemplated therein, (ii) the issuance of the 2031 Notes, (iii) the Assumption and Joinder and the entering into and borrowing of Loans and establishment of Revolving Credit Commitments under this Agreement in connection with the Merger, (iv) the consummation of the Refinancing substantially concurrently with the Merger and (v) the payment of fees and expenses in connection with the foregoing.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the Fair Market Value of all assets of such Title IV Plan, allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of Borrower designated by Borrower as an Unrestricted Subsidiary pursuant to Section 6.17 subsequent to the Escrow Release Date; and

(2)    any Subsidiary of an Unrestricted Subsidiary.

In no event may Borrower be an Unrestricted Subsidiary.

“U.S. Person” has the meaning ascribed to it in Section 2.13(d).

“U.S. Special Resolution Regimes” has the meaning ascribed to it in Section 12.27.

“Voluntary Prepayment Incremental Amount” means the aggregate principal amount of voluntary prepayments, redemptions and repurchases (with credit given for the actual amount of cash expended if below par) and other permanent reductions of Term B Loans, Revolving Credit Loans (with a corresponding permanent commitment reduction), Incremental Facilities and Incremental Equivalent Debt, in each case, secured on a pari passu basis with the Revolving Credit Facility and Term B Loans, in each case, except to the extent funded with long-term Indebtedness.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment of principal of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, including payment at final maturity, if applicable, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (with the amount of any such required scheduled payment prior to the final maturity thereof to be determined disregarding the effect thereon of any prepayment made in respect of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or Preferred Stock.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party, Agent or any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2     Rules of Construction. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein”, “hereof” and “hereunder”, and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

1.3    Interpretive Matters. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to agreements and instruments, statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. In addition, for purposes hereof, (a) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (b) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; (c) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of a Person dated such date prepared in accordance with GAAP; (d) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and (e) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided, that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Escrow Funding Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4    Effectuation of Transactions.

(a)    Notwithstanding anything set forth in this Agreement or any other Loan Document to the contrary, no provision of this Agreement or any other Loan Document shall prohibit any of the Transactions, nor shall the Transactions give rise to any Default or Event of Default.

(b)    Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

1.5    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

1.6    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7    Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8    Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(a)    determining compliance with any provision of this Agreement that requires the calculation of the Fixed Charge Coverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Consolidated Secured Net Leverage Ratio;.

(b)    determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default);

(c)    testing availability under baskets, ratios or financial metrics under this Agreement (including those measured as a percentage of Consolidated EBITDA or Fixed Charges or by reference to Cumulative Credit);

in each case, at the option of Borrower (the election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements or letter of intent, as applicable, with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted under this Agreement, shall be deemed to be the date of entry into the definitive agreements or letter of intent for such Limited Condition Acquisition (such date, the “LCA Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of Borrower ending prior to the LCA Test Date, Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.

For the avoidance of doubt, if Borrower has made an LCA Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCA Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Fixed Charges, Consolidated Net Income, Consolidated EBITDA or Consolidated Total Indebtedness of Borrower, the target company or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Acquisition except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, Borrower may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCA Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Fixed Charges with respect to any Indebtedness expected to be Incurred in connection with such Limited Condition Acquisition will, for purposes of the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by Borrower in good faith. If Borrower has made an LCA Election for any Limited Condition Acquisition, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement or letter of intent for such Limited Condition Acquisition is abandoned, terminated or expires without consummation of such Limited Condition Acquisition, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if Borrower has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCA Test Date (including any new LCA Test Date) for the applicable Limited Condition Acquisition and prior to or on the date of the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted under this Agreement.

1.9    Certain Calculations.    Notwithstanding anything to the contrary contained in this Agreement, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including, without limitation, any Fixed Charge Coverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio or Consolidated Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio (any such amounts, the “Incurrence-Based Amounts”), in a single transaction or action or series of related transactions or actions (for the purposes of this Section 1.9, a “Relevant Transaction”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof and the uses of such proceeds) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amounts in connection with such Relevant Transaction.

1.10    Cashless Rollovers.    Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Facilities, Refinancing Facilities, Refinancing Indebtedness, Extended Loans, Extended Commitments or other loans Incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by Borrower, Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

2.     AMOUNT AND TERMS OF CREDIT

2.1    Credit Facilities.

(a)    Credit Facilities. Subject to the terms and conditions set forth herein,

(i)    each Term B Lender severally agrees to make a Term B Loan denominated in Dollars to Escrow Borrower on the Escrow Funding Date in an aggregate amount not to exceed the amount of such Lender’s Term B Commitment at such time (it being agreed that on the Escrow Funding Date the Term B Loans shall be funded with an initial issue price equal to 96.0% of the principal amount thereof, and notwithstanding said discount all calculations under this Agreement with respect to the Term B Loans, including the accrual of interest and the repayment or prepayment of principal (other than as described in Section 2.21(a)), shall be based on 100% of the stated principal amount thereof). Immediately after the making of such Loan, each Lender’s Term B Commitment shall automatically be reduced to $0. The Term B Commitments are not revolving in nature, and amounts borrowed under this Section 2.1(a)(i) and repaid or prepaid may not be reborrowed. Each Term B Loan made on the Escrow Funding Date shall be made by the Lenders in accordance with their applicable Pro Rata Share of the Term B Commitments as of such date; and

(ii)    each Revolving Lender severally agrees to make its Pro Rata Share of Revolving Credit Loans to Borrower from time to time on and after the Escrow Release Date until the Commitment Termination Date. Each Lender’s Pro Rata Share of the Aggregate Revolving Credit Exposure shall not at any time exceed such Lender’s Revolving Credit Commitment at such time. The obligations of each Revolving Lender hereunder shall be several and not joint. On and after the Escrow Release Date until the Commitment Termination Date, Borrower may borrow, repay and reborrow under this Section 2.1(a)(ii); provided, that the Aggregate Revolving Credit Exposure at any time shall not exceed the aggregate amount of Revolving Credit Commitments at such time. All Revolving Credit Loans shall be denominated in Dollars.

(b)    Notice of Borrowing. Each Loan to be made pursuant to Section 2.1(a) shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 2.1 at the address specified therein. Notice of such Loan must be given no later than (1) 10:00 a.m. (New York time) on the date of the proposed Loan, in the case of a Base Rate Loan, or (2) 10:00 a.m. (New York time) on the date which is three Business Days’ prior to the proposed Loan, in the case of a Term SOFR Loan. Each such notice (a “Notice of Borrowing”) may be given verbally by telephone but must be promptly confirmed in writing (by fax, electronic mail or overnight courier) substantially in the form of Exhibit 2.1(b), and shall include the information required in such Exhibit. Notices may be revocable or conditional to the extent set forth in the form of Notice of Borrowing attached hereto as Exhibit 2.1(b).

(c)    Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

(d)    Lender’s Making of Loans and Payments. Upon receipt of a Notice of Borrowing, Agent shall promptly forward to each applicable Lender the details of the Notice of Borrowing it received from Borrower requesting such Loan. Each applicable Lender shall make the amount of such Lender’s Pro Rata Share of such Loan available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex B not later than (1) 12:00 p.m. (New York time) on the date of the proposed Loan, in the case of a Base Rate Loan that is requested on the proposed date of funding thereof, or (2) 3:00 p.m. (New York time) on the Business Day prior to the requested funding date, in all other cases. After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Loan available to Borrower by (1) 2:00 p.m. (New York time) on the date of the proposed Loan, in the case of a Base Rate Loan that is requested on the proposed date of funding thereof, or (2) 9:00 a.m. (New York time) on the requested funding date, in all other cases. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(e)    Availability of Lender’s Pro Rata Share. Agent may assume that each applicable Lender will make its Pro Rata Share of the applicable Loan available to Agent unless Agent has received prior written notice from such Lender that it does not intend to make its Pro Rata Share of a Loan because all or any of the applicable conditions set forth in Section 3 have not been satisfied. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall repay such amount to Agent within three (3) Business Days of such demand, and the amount so paid shall constitute repayment of such Loan by such amount. Nothing in this Section 2.1(e) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. Unless Agent has received prior written notice from a Lender that it does not intend to make its Pro Rata Share of each Loan available to Agent because all or any of the applicable conditions set forth in Section 3 have not been satisfied, to the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Loan until reimbursed by such Lender.

2.2    Maturity and Repayment of Loans.

(a)    Borrower shall pay to Agent, for the account of each Lender holding Term B Loans (i) on the last Business Day of each Fiscal Quarter occurring after the Escrow Release Date (commencing with the first full Fiscal Quarter to occur after the Escrow Release Date) but prior to the applicable Maturity Date, a portion of the principal amount of all Term B Loans then outstanding in an amount equal to 0.25% of the aggregate principal amount of the Term B Loans outstanding on the Escrow Funding Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.3 of this Agreement) and (ii) on the applicable Maturity Date, the aggregate principal amount of all Term B Loans outstanding on such date and all accrued and unpaid interest thereon.

(b)    Borrower shall pay to Agent, for the account of each Lender holding Revolving Credit Loans, on the applicable Maturity Date, the aggregate principal amount of all Revolving Credit Loans outstanding on such date and all accrued and unpaid interest thereon.

2.3    Prepayments; Commitment Reductions.

(a)    Voluntary Prepayments; Reductions in Commitments.

(i)    Borrower may prepay the Term B Loans and/or Revolving Credit Loans at any time (1) on at least three (3) Business Days’ prior written notice, in the case of Term SOFR Loans and (2) on at least one (1) Business Day’s prior written notice, in the case of Base Rate Loans, in each case by Borrower to Agent, and Borrower may at any time and from time to time without prior notice permanently reduce or terminate the undrawn Commitments; provided that (i) any such prepayments or reductions shall be in a minimum principal amount of $1,000,000 or a whole multiple thereof and (ii) the aggregate Revolving Credit Commitments of all Revolving Lenders shall not be reduced to an amount that is less than the amount of the Aggregate Revolving Credit Exposure then outstanding unless such Revolving Credit Commitment reduction is accompanied by a prepayment of Revolving Credit Loans (and, to the extent necessary, the cash collateralization of Letters of Credit outstanding) necessary to ensure that the Aggregate Revolving Credit Exposure does not exceed the aggregate Revolving Credit Commitments of all Revolving Lenders (as so reduced). In addition, if Borrower terminates the Revolving Credit Commitments in full, all Revolving Credit Loans and other related Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized, backstopped or otherwise satisfied in accordance with Section 2.6(c)(ii) hereto upon the effectiveness of such termination. Any voluntary prepayment must be accompanied by the payment of any Term SOFR funding breakage costs, as applicable, in accordance with Section 2.11(b) and the fee payable in accordance with Section 2.3(a)(ii), if any. Each notice of partial prepayment shall designate the Loans or other Obligations hereunder to which such prepayment is to be applied, and any notice delivered pursuant to this Section 2.3(a) may be conditioned on the occurrence of one or more events described in the applicable notice. If no direction is given as to the application of prepayments in respect of Term B Loans, such prepayments shall be applied first to the amortization payments required by Section 2.2, if any, in direct order of maturity and, thereafter, to the remaining balance of Term B Loans then outstanding.

(ii)     In the event that, on or prior to the date that is 12 months after the Escrow Release Date, Borrower (x) prepays, refinances, substitutes or replaces any Term B Loans with the proceeds of any new Indebtedness that has an All-In Yield that is less than the All-In Yield of such Term B Loans or (y) effects any amendment of this Agreement which reduces the All-In Yield of the Term B Loans (other than in the case of each of clauses (x) and (y), any event that is not consummated for the primary purpose of lowering the All-In Yield of the Term B Loans (as determined by Borrower in good faith), including any such event consummated in connection with a Change of Control or a transformative acquisition referred to in the last sentence of this paragraph), Borrower shall pay to Agent, for the ratable account of each of the applicable Lenders holding Term B Loans at such time, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans for which the All-In Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.3(a), a transformative acquisition is any acquisition (together with any related transaction, including any Incurrence of indebtedness to finance such acquisition) by Borrower or any Subsidiary that (i) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide Borrower and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by Borrower in good faith.

(b)    Mandatory Repayments.

(i)    Excess Cash Flow. Within five Business Days after financial statements have been or are required to be delivered pursuant to Section 5.1(c) and the related Compliance Certificate has been or is required to be delivered pursuant to Section 5.1(a), Borrower shall, subject to clause (b)(v) of this Section 2.3, prepay an aggregate principal amount of Term B Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the Fiscal Year covered by such financial statements (commencing with the first full Fiscal Year to occur after the Escrow Release Date) minus (B) the sum of (i) all voluntary prepayments of Term B Loans during such Fiscal Year (or, without duplication, after the end of such Fiscal Year, but prior to the date of such Excess Cash Flow prepayment) pursuant to Section 2.3(a)(i) and Section 11.1(h) (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith), (ii) all voluntary prepayments of Indebtedness secured on a pari passu basis with the Term B Loans during such Fiscal Year (or, without duplication, after the end of such Fiscal Year, but prior to the date of such Excess Cash Flow prepayment) and (iii) all voluntary prepayments of Revolving Credit Loans or loans under any other revolving credit facilities during such Fiscal Year (or, without duplication, after the end of such Fiscal Year, but prior to the date of such Excess Cash Flow prepayment) to the extent accompanied by a corresponding permanent reduction in the Revolving Credit Commitments or commitments under any other revolving credit facilities in the case of each of the immediately preceding clauses (i), (ii) and (iii), to the extent such prepayments are funded with Internally Generated Cash Flow and without duplication of amounts deducted from Excess Cash Flow; provided, further, that (x) the ECF Percentage shall be 25% if the Consolidated Total Net Leverage Ratio of Borrower for the fiscal year covered by such financial statements was less than or equal to 2.80 to 1.00 and greater than 2.30 to 1.00 and (y) the ECF Percentage shall be 0% if the Consolidated Total Net Leverage Ratio of Borrower for the fiscal year covered by such financial statements was less than or equal to 2.30 to 1.00.

(ii)    Prepayment Dispositions. (A) From and after the Escrow Release Date, if Borrower or any of its Restricted Subsidiaries receive Net Proceeds of any Prepayment Disposition, Borrower shall prepay on or prior to the date which is five Business Days after the date of receipt of such Net Proceeds, subject to clause (b)(ii)(B) and clause (b)(v) of this Section 2.3, an aggregate principal amount of Term B Loans equal to 100% of all Net Proceeds so received; provided that if at the time that any such prepayment would be required pursuant to this clause (ii), Borrower is required to repay or offer to repurchase any Indebtedness that is secured on a pari passu basis with the Obligations under this Agreement pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Prepayment Disposition (such Indebtedness required to be so repaid or offered to be so repurchased, “Other Applicable Indebtedness”), then Borrower may apply such Net Proceeds on a pro rata basis to repay Term B Loans and any such Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term B Loans and such Other Applicable Indebtedness at such time); provided, further, that (I) the portion of such Net Proceeds allocated to any Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the prepayment of the Term B Loans in accordance with the terms hereof and to the repurchase or prepayment of any other Other Applicable Indebtedness, and the amount of prepayment of the Term B Loans that would have otherwise been required pursuant to this clause (ii) shall be reduced accordingly and (II) to the extent the holders of any Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term B Loans and to repurchase or prepay any other Other Applicable Indebtedness, as applicable, in accordance with the terms hereof.

(B)    With respect to any Net Proceeds received with respect to any Prepayment Disposition, at the option of Borrower and so long as no Event of Default shall have occurred and be continuing, Borrower may, in lieu of applying such Net Proceeds as set forth in Section 2.3(b)(ii)(A), (I) reinvest all or any portion of such Net Proceeds in acquisitions, Investments in Similar Businesses, or assets useful for its business within (x) 12 months following receipt of such Net Proceeds or (y) if Borrower enters into a legally binding commitment to reinvest such Net Proceeds within 12 months following receipt thereof, within 18 months following receipt thereof, and provided, further, that to the extent any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, or have not been reinvested within the time period set forth above, an amount equal to such Net Proceeds shall be applied as set forth in Section 2.3(b)(ii)(A) within five Business Days after Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.3 or (II) if applicable, apply all or any portion of such Net Proceeds to redeem, repurchase, repay or otherwise satisfy Indebtedness for borrowed money of Borrower or its Restricted Subsidiaries that is secured on a pari passu basis with the Obligations under this Agreement (or to replenish such amounts so applied within 90 days prior to receipt of such Net Proceeds, or to repay debt the proceeds of which were so applied) within 12 months following receipt of such Net Proceeds, provided, that if any Net Proceeds are no longer intended to be or cannot be so applied, or have not been applied within the time period set forth above, an amount equal to such Net Proceeds shall be applied as set forth in Section 2.3(b)(ii)(A) or (B)(I) in accordance with the time periods set for therein following Borrower’s reasonable determination that such Net Proceeds are no longer intended to be or cannot be so applied as set forth in this Section 2.3(b)(ii)(B)(II).

(iii)    Prepayments of Proceeds of Indebtedness. From and after the Escrow Release Date, if Borrower or any Restricted Subsidiary Incurs or issues any Indebtedness (A) not expressly permitted to be Incurred or issued pursuant to Section 7.1 or (B) that constitutes Refinancing Indebtedness with respect to the Loans or Indebtedness Incurred pursuant to a Refinancing Amendment, Borrower shall prepay an aggregate principal amount of Term B Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Proceeds.

(iv)    If at any time after the Escrow Release Date the outstanding amount of the Aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments of all Revolving Lenders, Borrower shall immediately repay outstanding Revolving Credit Loans to the extent required to eliminate such excess. If any such excess remains after repayment in full of all outstanding Revolving Credit Loans, Borrower shall provide cash collateral for, or otherwise backstop, the Letter of Credit Obligations in the manner set forth in Section 2.6(c)(ii) to the extent required to eliminate such excess.

(v)    Certain Dispositions. Notwithstanding any other provisions of this Section 2.3(b), (A) to the extent that any or all of the Net Proceeds of any Prepayment Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.3(b)(ii) (a “Foreign Disposition”) or Excess Cash Flow attributable to any Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess

Cash Flow so affected will not be required to be applied to repay Term B Loans at the times provided in this Section 2.3(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable, as reasonably estimated by Borrower in good faith, or reserved against as a result thereof) to the repayment of the Term B Loans pursuant to this Section 2.3(b) to the extent provided herein and (B) to the extent that Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Excess Cash Flow attributable to any Foreign Subsidiary would have a material adverse Tax consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(vi)    Declined Proceeds. Any Term B Lender may elect, by notice to Agent at or prior to the time and in the manner specified by Agent, prior to any prepayment of Term B Loans required to be made by Borrower pursuant to Section 2.3(b)(i) or (b)(ii) above, to decline all (but not a portion) of its Pro Rata Share of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by Borrower; provided that, for the avoidance of doubt, no Lender may decline any prepayment made under Section 2.3(b)(iii) above. If any Lender fails to deliver a notice to Agent of its election to decline receipt of its Pro Rata Share of any mandatory prepayment within the time frame specified by Agent, such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Term B Loans.

(c)    All prepayments under this Section 2.3 shall be accompanied by all accrued and unpaid interest thereon, together with any amounts payable pursuant to Section 2.3(a)(ii) and, in the case of any such prepayment of a Term SOFR Loan on a date prior to the last day of an Interest Period, as applicable, therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 2.11(b).

(d)    Application of Mandatory Prepayments. Mandatory prepayments shall be applied to the Term B Loans as directed by Borrower. If no direction is given as to the application of prepayments, such prepayments shall be applied first to the amortization payments required by Section 2.2, if any, in direct order of maturity and, thereafter, to the remaining balance of Term B Loans then outstanding.

(e)    No Implied Consent. Nothing in this Section 2.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

2.4    Use of Proceeds. Borrower shall utilize the proceeds of the Loans made (or released from the Escrow Account) on the Escrow Release Date, together with the net proceeds of the 2031 Notes and, if necessary, cash on hand, to (i) pay the cash consideration and any other amounts payable by Parent Guarantor in connection with the Merger under the Merger Agreement, (ii) effect the Refinancing and (iii) to pay the fees, premiums, expenses and other transaction costs Incurred in connection with the Transactions; provided the amount of Revolving Credit Loans incurred on the Escrow Release Date shall not exceed the sum of (i) $40.0 million, (ii) the amount required to fund original issue discount or upfront fees in respect of Term B Loans incurred on the Escrow Funding Date as a result of the exercise of the “market flex” provisions of the Fee Letter and (iii) amounts required to replace or backstop letters of credit outstanding on the Escrow Release Date under the Existing Forward Air Credit Agreement and the Existing Omni First Lien Credit Agreement. Borrower shall utilize the proceeds of the Revolving Credit Loans made after the Escrow Release Date and shall utilize the Letters of Credit issued hereunder (i) to provide working capital from time to time for Borrower and its Subsidiaries and (ii) for other general corporate purposes, including transactions that are not prohibited by the terms of the Loan Documents.

2.5    Interest; Applicable Margins.

(a)    Borrower shall pay interest to Agent, for the ratable benefit of Lenders under each applicable Class, in arrears on each applicable Interest Payment Date, at the following rates of interest on the unpaid principal amount of each:

(i)    Base Rate Loan of such Class at the Base Rate plus the Base Rate Margin (in each case applicable to such Class); and

(ii)    Term SOFR Loan of such Class at Term SOFR plus the Term SOFR Margin (in each case applicable to such Class).

(b)    If any payment on any Loan becomes due and payable on a day other than a Business Day, the deadline for payment thereof will be extended to the next succeeding Business Day (except as set forth in the definition of “Interest Period”), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)    All computations of Fees are calculated on a per annum basis and interest shall be determined by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable, except that with respect to Base Rate Loans based on the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d)    All overdue amounts not paid when due hereunder shall bear interest in an amount equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.5(a)(i) or (ii), as applicable, or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Revolving Credit Loans that are Base Rate Loans as provided in Section 2.5(a)(i), in each case unless Agent and Requisite Lenders elect to impose a smaller increase (the “Default Rate”), accruing from the initial date of such non-payment until such payment is made and shall be payable upon demand.

(e)    With respect to any Loan, Borrower shall have the option to (i) request that any loan be made as a Term SOFR Loan or a Base Rate Loan, (ii) convert any Base Rate Loan to a Term SOFR Loan, (iii) convert any Term SOFR Loan to a Base Rate Loan subject to payment of Term SOFR breakage costs in accordance with Section 2.11(b) if such conversion is made prior to the expiration of the Interest Period applicable thereto or (iv) continue all or any portion of any Loan as a Term SOFR Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the first day after the last day of the Interest Period of the Loan to be continued; provided, however, that no Loan shall be converted to, or continued at the end of the Interest Period applicable thereto as a Term SOFR Loan for an Interest Period of longer than one (1) month if any Event of Default has occurred and is continuing. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a Term SOFR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at Term SOFR, (2) the end of each Interest Period with respect to any Term SOFR Loans to be continued as such or (3) the date on which Borrower wishes to convert any Base Rate Loan to a Term SOFR Loan for an Interest Period designated by Borrower in such election. If no election is received with respect to a Term SOFR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto (or if an Event of Default has occurred and is continuing), that Term SOFR Loan shall be converted to a Term SOFR Loan with an Interest Period of one month at the end of its Interest Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e). Borrower shall select Interest Periods so that, in the aggregate, there shall be no more than ten (10) separate Term SOFR Loans in existence at any one time.

(f)    Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Escrow Funding Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.9 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.6    Letters of Credit.

(a)    Issuance. Subject to the terms and conditions of this Agreement, each L/C Issuer agrees, at any time and from time to time between the Escrow Release Date and the Commitment Termination Date, to issue Letters of Credit denominated in Dollars upon the request of Borrower and for Borrower’s account (or for the account of any of Borrower’s Restricted Subsidiaries designated thereby, provided that Borrower will be a co-applicant with respect to any such Letter of Credit) or to amend or renew Letters of Credit previously issued by it. For the avoidance of doubt, no Letter of Credit shall be issued for the account of any Unrestricted Subsidiary. Each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit as more fully described in Section 2.6(b)(ii). The aggregate amount of all Letter of Credit Obligations shall, subject to Section 2.3(b)(ii) and Section 2.3(b)(iii), as applicable, not at any time exceed $0 (or such greater amount as set forth in the Escrow Release Date Incremental Revolving Amendment) (the “L/C Sublimit”). Notwithstanding anything to the contrary contained herein, no L/C Issuer shall be obligated to issue or renew any Letter of Credit if, after giving effect to the issuance or renewal thereof, (x) the aggregate amount of all Letter of Credit Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Fronting Sublimit Amount, (y) any Revolving Lender’s Pro Rata Share of the Aggregate Revolving Credit Exposure would exceed its Revolving Credit Commitment or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments of all Revolving Lenders. No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or (2) the issuance of such Letter of Credit would violate any policies of the L/C Issuer applicable to letters of credit generally. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, but may contain provisions for automatic renewal thereof for periods not in excess of one (1) year, unless otherwise reasonably determined by Agent and the applicable L/C Issuer, in their respective sole discretion, and no Revolving Lender shall be under any obligation to Incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the fifth (5th) Business Day prior to the Commitment Termination Date; provided, further that a Letter of Credit may, upon the request of Borrower, be issued or renewed for a period beyond the date that is five (5) Business Days prior to the maturity date thereof if such Letter of Credit becomes subject to cash collateralization on such fifth (5th) Business Day prior to the Commitment Termination Date (at 103% of the face value of such Letter of Credit) or other arrangements, in each case reasonably satisfactory to Agent and the applicable L/C Issuer, have been provided, and the applicable L/C Issuer has released the Revolving Lenders in writing from their participation obligations with respect to such Letter of Credit on the Commitment Termination Date. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall be required to issue a commercial or trade Letter of Credit without its consent.

(b)    Advances Automatic; Participations.

(i)    If no Revolving Lender is a Defaulting Lender, in the event that any L/C Issuer shall make any payment on or pursuant to any Letter of Credit Obligation, such L/C Issuer shall notify Borrower and Agent thereof, and Borrower shall reimburse such L/C Issuer in respect of such payment by paying to Agent for the account of such L/C Issuer an amount equal to such payment not later than the Business Day immediately after it receives notice of such payment. If the applicable L/C Issuer does not receive such reimbursement on the Business Day immediately after Borrower receives notice of such payment, such payment shall then be deemed automatically to constitute a Revolving Credit Loan under Section 2.1(a)(ii) regardless of whether a Default or Event of Default has occurred and is continuing, and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 3.3, and, if no Lender is a Defaulting Lender (or if the only Defaulting Lender is the L/C Issuer that issued such Letter of Credit), each Revolving Lender shall be obligated to pay its Pro Rata Share of the amount thereof in accordance with this Agreement. If any Revolving Lender other than the L/C Issuer that issued the applicable Letter of Credit is a Defaulting Lender, in the event that any L/C Issuer shall make any payment on or pursuant to any Letter of Credit Obligation and the conditions precedent set forth in Section 3.3 are satisfied at such time, such payment shall then be deemed automatically to constitute a Revolving Credit Loan and that Defaulting Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Pro Rata Share of the amount of the Revolving Credit Loan (calculated as if the Defaulting Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately); provided that no Revolving Lender shall be reallocated any Letter of Credit Obligations to the extent such reallocation shall cause its Pro Rata Share of the Aggregate Revolving Credit Exposure to exceed its Revolving Credit Commitment. If any Revolving Lender is a Defaulting Lender, each Revolving Lender that is not a Defaulting Lender shall pay to Agent for the account of such L/C Issuer its Pro Rata Share (increased as described above) of the Letter of Credit Obligations that from time to time remain outstanding; provided that no Revolving Lender shall be required to fund any amount to the extent such funding shall cause its Pro Rata Share of the Aggregate Revolving Credit Exposure to exceed its Revolving Credit Commitment. The failure of any Revolving Lender to make available to Agent for the applicable L/C Issuer’s account its Pro Rata Share of any such Revolving Credit Loan or payment by Agent to the applicable L/C Issuer shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof.

(ii)    If it shall be illegal or unlawful for Borrower to Incur Revolving Credit Loans as contemplated by Section 2.6(b)(i) above, or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to any L/C Issuer, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation equal to such Lender’s Pro Rata Share (based on its Revolving Credit Commitment) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding, and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on its Revolving Credit Commitment) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Loans, including with respect to the reallocation of Letter of Credit Obligations of Defaulting Lenders set forth in Section 2.6(b)(i) above.

(iii)    In determining whether to pay under any Letter of Credit, no L/C Issuer shall have any obligation relative to the other Revolving Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an L/C Issuer under or in connection with any Letter of Credit issued by it shall not create for such L/C Issuer any resulting liability to Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such L/C Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)    Cash Collateral.

(i) Except as set forth in Section 2.19(d), if Borrower is required to provide cash collateral for any Letter of Credit pursuant to this Agreement prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself, the L/C Issuers and the Revolving Lenders cash or Cash Equivalents Cash Collateral in an amount in Dollars equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such Cash Collateral shall be held by Agent in an interest bearing cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent, the Revolving Lenders and the applicable L/C Issuers, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of itself and the Revolving Lenders, a security interest in all such Cash Collateral held in the Cash Collateral Account from time to time and all proceeds (including interest) thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law.

(ii)    If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Credit Parties shall either (A) provide Cash Collateral therefor in the manner described above, (B) cause all such Letters of Credit to be canceled and returned, or (C) backstop such Letter of Credit Obligations in a manner reasonably satisfactory to the applicable L/C Issuer.

(iii)    From time to time after Cash Collateral is deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent shall apply such Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent, L/C Issuers and Revolving Lenders with respect to such Letter of Credit Obligations, and, upon the satisfaction in full of all Letter of Credit Obligations, and after the Commitment Termination Date, to any other Obligations of any Borrower then due and payable. Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account; provided that if at any time prior to the Commitment Termination Date Borrower is no longer required to provide Cash Collateral for any Letter of Credit pursuant to this Agreement, such Cash Collateral (to the extent not previously applied as set forth in this Section 2.6(c)(iii)) shall be returned to Borrower promptly, and in any event within three (3) Business Days.

(d)    Fees and Expenses. Borrower agrees to pay to Agent for its own benefit, as applicable, and for the benefit of the Revolving Lenders, (i) all reasonable documented out-of-pocket costs and expenses Incurred by Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Term SOFR Margin then in effect for Revolving Credit Loans multiplied by the aggregate daily face amount of each outstanding Letter of Credit, calculated on the basis of a 360-day year and for the actual number of days such Letter of Credit was outstanding during such Fiscal Quarter. Such Letter of Credit Fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the last Business Day of each Fiscal Quarter (commencing with the Fiscal Quarter during which the Escrow Release Date occurs) and on the Commitment Termination Date, to be distributed to the Revolving Lenders in accordance with their Pro Rata Shares of the aggregate Revolving Credit Commitments of all Revolving Lenders. In addition, Borrower shall pay in Dollars to each L/C Issuer, (i) for each Fiscal Quarter during which any Letter of Credit shall remain outstanding, a fee equal to (x) a percentage to be agreed between Borrower and such L/C Issuer (but not to exceed 0.125%) multiplied by (y) the aggregate daily face amount of each such outstanding Letter of Credit issued by such L/C Issuer, calculated on the basis of a 360-day year and for the actual number of days such Letter of Credit was outstanding during such Fiscal Quarter, and (ii) on demand, such reasonable documented out-of-pocket fees, charges and expenses of each L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of any Letter of Credit issued by such L/C Issuer or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)    Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent and the applicable L/C Issuer at least five (5) Business Days’ prior written notice prior to the requested date of issuance, amendment or extension, as applicable (or such shorter period as may be acceptable to the L/C Issuer) requesting the issuance, amendment or extension of any Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.6(a)) and, in the case of a requested issuance, identifying whether such Letter of Credit is to be issued on behalf of Borrower or for the account of any Restricted Subsidiary of Borrower. Each such request, and any Letter of Credit issued pursuant thereto, shall be on the applicable L/C Issuer’s standard form documents. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the applicable L/C Issuer may be made and transmitted pursuant to communication methods mutually agreed upon and established by and among Borrower, Agent and the applicable L/C Issuer.

(f)    Obligations Absolute. The obligation of Borrower in respect of payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender pursuant to Section 2.6(b) with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii)    the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, any L/C Issuer or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)     any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    payment by Agent or the applicable L/C Issuer under any Letter of Credit against presentation of a demand, draft, certificate or other document that does not comply with the terms of such Letter of Credit;

(v)    any other circumstance or event whatsoever that is similar to any of the foregoing that might, but for the provisions of this Section 2.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; or

(vi)    the fact that a Default or an Event of Default has occurred and is continuing;

Neither Agent, the Revolving Lenders nor the L/C Issuers, nor any of their Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct, or breach of its obligations hereunder, on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Indemnification; Nature of Revolving Lenders’ Duties.

(i)    [Reserved].

(ii)    [Reserved].

(iii)    In the event of any conflict between the terms of this Agreement and the terms of any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and any L/C Issuer, the terms of this Agreement shall control.

(h)    Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (i) (A) on or prior to any issuance of any Letter of Credit by such L/C Issuer, (B) immediately after any drawing under any such Letter of Credit or (C) immediately after payment (or failure to pay when due) by Borrower of any related Letter of Credit Obligation, notice thereof, which shall contain a reasonably detailed description of such issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (ii) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit issued by such L/C Issuer and any related Letter of Credit reimbursement agreement and such other documents and information as may be reasonably requested by Agent; and (iii) on the first Business Day of each calendar month, a schedule of the Letters of Credit issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar month.

(i)    Replacement or Resignation of L/C Issuer. Any L/C Issuer may be replaced with another Revolving Lender (or an Affiliate of a Revolving Lender) at any time by written agreement among Borrower, Agent, the L/C Issuer being replaced and the successor L/C Issuer. Agent shall notify the Revolving Lenders of any such replacement of such L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the applicable L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor L/C Issuer and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. Any L/C Issuer, upon assigning all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.1, may resign as an L/C Issuer by giving 30 days’ prior notice to Agent, the Lenders and Borrower. After the resignation of an L/C Issuer hereunder, the resigning L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

(j)    Existing Letters of Credit. On the Escrow Release Date, each letter of credit listed on Schedule 2.6, to the extent outstanding, shall be automatically and without further action by the parties thereto (and without payment of any fees otherwise due upon the issuance of a Letter of Credit) deemed converted into Letters of Credit issued pursuant to this Section 2.6 and subject to the provisions hereof. Notwithstanding anything to the contrary contained herein, Schedule 2.6 may be updated at any time between the Escrow Funding Date and the Escrow Release Date to reflect the inclusion of additional letters of credit as may be agreed among Parent Guarantor, Agent and the applicable L/C Issuer.

2.7    Fees.

(a)    Borrower shall pay to Agent, for its own account, an agency fee, payable in the amount and at times that have been separately agreed to between Borrower and Agent.

(b)    Borrower shall pay to Agent, for the account of each Revolving Lender, from and after the Escrow Release Date and in arrears, on the last Business Day of each Fiscal Quarter (commencing with the Fiscal Quarter in which the Escrow Release Date occurs) and on the Commitment Termination Date, a commitment fee (the “Commitment Fee”) on the actual daily unused amount of such Revolving Lender’s Revolving Credit Commitment during the preceding Fiscal Quarter (or other period commencing with the Escrow Release Date or ending with the Commitment Termination Date, as the case may be) at a rate equal to the Applicable Commitment Fee Percentage.

2.8    Receipt of Payments. Borrower shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to Agent at Agent’s Office. For purposes of computing interest and Fees, all payments shall be deemed received on the Business Day on which immediately available funds are received by Agent at Agent’s Office prior to 3:00 p.m. (New York time). Payments received after 3:00 p.m. (New York time) on any Business Day, or on a day that is not a Business Day, shall be deemed to have been received on the following Business Day. Agent shall distribute such payments to Lender or other applicable Persons in like funds as received.

2.9    Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, (i) payments of regularly scheduled payments then due shall be applied to those scheduled payments, (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.3(a) and (iii) mandatory prepayments shall be applied as set forth in Section 2.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each applicable Lender as determined by its Pro Rata Share of the applicable Class. As to all payments made when an Event of Default has occurred and is continuing, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from a Credit Party. All voluntary prepayments shall be applied as directed by Borrower in accordance with the provisions of Section 2.3(a). In all circumstances after an Event of Default, subject to the Pari Passu Intercreditor Agreement, all payments and all proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder and to all obligations owing to Agent, any L/C Issuer or any other Lender by any Defaulting Lender under the Loan Documents; (2) to interest on the Loans and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements and/or Cash Management Agreements constituting Obligations, ratably in proportion to the respective amounts described in this clause; (3) to principal payments on the Loans (or reimbursement in respect of the Letter of Credit Obligations) and any breakage, termination or other payments under Secured Hedge Agreements and/or Cash Management Agreements constituting Obligations, ratably in proportion to the respective amounts described in this clause; and (4) to all other Obligations hereunder on a ratable basis, including expenses of Lenders to the extent reimbursable under Section 12.3.

2.10    Evidence of Debt. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) one or more Notes, which shall evidence such Lender’s Loans.

2.11    Indemnity.

(a)    Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, the Lead Arrangers, the L/C Issuers, the Lenders, and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, advisors and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and other reasonable documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement, the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder (including the syndication of the Facilities and the Commitments) and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and disputes between or among any parties to any of the Loan Documents, in each case, whether based on contract, tort or any other theory, whether brought by a third party or any Credit Party, and regardless of whether any Indemnified Person is a party thereto; provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability, or expense results from that Indemnified Person’s (or such Indemnified Person’s Related Persons) gross negligence, bad faith, willful misconduct or material breach of any of its obligations under any Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that no Indemnified Person will be indemnified for any such suit, action, proceeding, claim, damage, loss, liability or expense to the extent of any dispute solely among Indemnified Persons (other than any claims against Agent or Lead Arrangers acting in their respective capacities as such) that does not involve actions or omissions of any Credit Party or any of its Affiliates. In the absence of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Borrower and its Subsidiaries will not be responsible for the fees and expenses of more than one legal counsel for all Indemnified Persons and appropriate local legal counsel; provided that in the case of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Borrower and its Subsidiaries shall be responsible for one additional counsel in each applicable jurisdiction for the affected Indemnified Persons, taken as a whole. To the extent permitted by applicable law, no party hereto shall be responsible or liable to any other Person party to any Loan Document, any successor, assignee, or third party beneficiary of such person or any other person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder; provided that nothing in this sentence shall limit any Credit Party’s indemnity and reimbursement obligations to the extent set forth herein. No Indemnified Person referred to in this clause (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b)    To induce Lenders to provide the Term SOFR option on the terms provided herein, if (i) any Term SOFR Loans are repaid in whole or in part prior to the last day of any applicable Interest Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any Term SOFR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, Term SOFR Loans after Borrower has given notice requesting the same in accordance herewith; (iv) Borrower shall fail to make any prepayment of a Term SOFR Loan after Borrower has given a notice thereof in accordance herewith; or (v) an assignment of Term SOFR Loans is mandated pursuant to Sections 2.14(d) or 12.2(d), then Borrower shall indemnify and hold harmless each Lender from and against all actual losses, costs and reasonable documented out-of-pocket expenses resulting from or arising from any of the foregoing. Such indemnification shall include any actual and documented out-of-pocket loss or expense (other than loss of anticipated profits), if any, arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.11(b), each Lender shall be deemed to have actually funded its relevant Term SOFR Loan through the purchase of a deposit bearing interest at Term SOFR in an amount equal to the amount of that Term SOFR Loan and having a maturity comparable to the relevant Interest Period; provided that each Lender may fund each of its Term SOFR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11(b). This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written and detailed calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto absent manifest error, in which case Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

2.12    Interest Rate Determination. Subject to Section 2.18, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(a)    Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)    the Requisite Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Requisite Lenders have provided notice of such determination to Agent, then, in each case, Agent will promptly so notify Borrower and each Lender.

Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until Agent (with respect to clause (b), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11(b). Subject to Section 2.18, if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Agent without reference to clause (c) of the definition of “Base Rate” until Agent revokes such determination.

2.13    Taxes.

(a)    All payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made, in accordance with this Section 2.13, free and clear of and without withholding or deduction for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to this Section 2.13) or under any other Loan Document, (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased, without duplication, as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.13), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such withholdings and deductions been made, (ii) the relevant Withholding Agent shall make such withholdings and deductions, and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances that would result in additional payments under this Section 2.13, it shall notify Borrower thereof.

(b)    Without duplication of any obligation set forth in subsection (a), each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority (or, at the option of Agent, to Agent as reimbursement for Agent’s payment thereof).

(c)    Each Credit Party shall, without duplication of any obligation set forth in subsection (a), jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Indemnified Taxes (including, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by (or on behalf of) Agent or such Lender as a result of payments made pursuant to this Agreement or any other Loan Document, as appropriate, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such Taxes and evidence of payment thereof submitted to the Credit Parties shall be conclusive evidence, absent manifest error, of the amount due from the Credit Parties to Agent or such Lenders. Upon learning of the imposition of any such Taxes, Agent or such Lender, as the case may be, shall act in good faith to notify Borrower of the imposition of such Taxes arising hereunder.

(d)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Documents shall deliver to Borrower (with a copy to Agent), on or prior to the date on which such Lender becomes a Lender under this Agreement and at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender, and any successor or assignee of a Lender, that is a “United States person” within the meaning of section 7701(a)(30) of the IRC or any Person that is disregarded as an entity separate from any such “United States person” for U.S. federal income Tax purposes (a U.S. Person”) shall deliver to Borrower (with a copy to Agent) a properly completed and executed IRS Form W-9 and such other documentation or information prescribed by applicable law or reasonably requested by Agent or Borrower to (i) determine whether such Lender is subject to backup withholding or information reporting requirements and (ii) for Borrower to comply with its obligations under FATCA. Each Lender, and any successor or assignee of a Lender, that is not a U.S. Person (a “Foreign Lender”) to whom payments to be made under this Agreement may be exempt from, or eligible for a reduced rate of, United States withholding tax (as applicable) shall, at the time or times prescribed by applicable law, provide to Borrower (with a copy to Agent) a properly completed and executed IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, as applicable and any other applicable form, certificate (including, but not limited to, certification, if applicable, that such Foreign Lender is not a “bank,” a “10 percent shareholder,” or a “controlled foreign corporation” for purposes of the portfolio interest exemption of section 881(c) of the IRC, a “Tax Compliance Certificate”) or document prescribed by the IRS or the United States. Each Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by Borrower or Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent, as applicable, to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in this paragraph, the completion, execution, and submission of such documentation (other than (A) IRS Form W-9, (B) applicable IRS Form W-8, (C) a Tax Compliance Certificate, if applicable, and (D) any information or documentation reasonably requested by Borrower or Agent in connection with FATCA (which, for this purpose shall include any amendments made to FATCA after the date hereof)) shall not be required if in the Lender’s reasonable judgment, such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    On or prior to the date Agent becomes a party to this Agreement (including pursuant to Section 10.6), Agent shall deliver to Borrower a properly completed and executed (x) IRS Form W-9 or (y) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, Borrower will be entitled to make payments hereunder to Agent without withholding or deduction of any Taxes imposed by the United States.

(iii)    Each Lender and Agent agrees that if any form or certification it previously delivered pursuant to this Section 2.13 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal ineligibility to do so.

(iv)    Each Lender authorizes Agent to deliver to the Credit Parties and to any successor Agent any documentation provided by such Lender to Agent pursuant to this Section 2.13.

(e)    If Agent or any Lender, as applicable, determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of Agent or Lender, shall repay to Agent or Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Agent or a Lender be required to pay any amount to a Credit Party pursuant to this paragraph (e) the payment of which would place Agent or Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Credit Party or any other Person.

(f)    Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (f).

(g)    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.13, include any L/C Issuer.

(h)    The provisions of this Section 2.13 shall survive the termination of this Agreement and repayment of all Obligations hereunder.

2.14    Capital Adequacy; Increased Costs; Illegality.

(a)    If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Escrow Release Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such

Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and setting forth in reasonable detail the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)    If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Escrow Release Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining, continuing, converting to any Term SOFR Loan, or there shall be a Tax (other than Indemnified Taxes or Excluded Taxes) on any Recipient on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves or other liabilities, or capital attributable thereto, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost and the basis of the calculation thereof, submitted to Borrower and to Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.14(b).

(c)    Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Term SOFR Loan, as contemplated by this Agreement, then, unless that Lender is able to make or to continue to fund or to maintain such Term SOFR Loan at another branch, office or Affiliate of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain such Term SOFR Loans, as the case may be, shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding Term SOFR Loans owing by it to such Lender, together with interest accrued thereon, unless such Lender may maintain such Term SOFR Loans through the end of such Interest Period under applicable law or unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all Term SOFR Loans owing by it to such Lender into Base Rate Loans. Notwithstanding the foregoing, if Borrower provides Agent and the Affected Lender notice that it seeks to replace such Affected Lender in accordance with Section 2.14(d), Borrower’s obligation to prepay Loans pursuant to this Section 2.14(c) shall be suspended; provided that if no Replacement Lender is found within the time provided for in Section 2.14(d), Borrower shall have five (5) Business Days to prepay such Affected Lender’s Term SOFR Loans or convert such Term SOFR Loans into Base Rate Loans. In the event Borrower relies on this provision to suspend its obligation to prepay Term SOFR Loans, such Loans shall be converted to Base Rate Loans at the end of the applicable Interest Period.

(d)    Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), or notice and demand that Borrower prepay or convert Term SOFR Loans pursuant to Section 2.14(c), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans, Letter of Credit Obligations and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans and all Letter of Credit Obligations held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 2.14(d) shall terminate with respect to such Affected Lender for such request for additional amounts or increased costs and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender to the extent required pursuant to Sections 2.13(a), 2.14(a) and 2.14(b). An exercise of Borrower’s option under this Section 2.14(d) shall not suspend Borrower’s obligation to pay such increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b) until such Affected Lender is replaced.

(e)    It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith (collectively, the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from the Dodd-Frank Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from Basel III.

(f)    No Lender shall request compensation under Section 2.14(a) or (b) hereof unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents. Borrower shall not be required to compensate a Lender for any increased costs incurred or reduced rate of return suffered more than six months prior to the date that the Lender notifies Borrower of the change in law giving rise to such increased costs or reduced return and of such Lender’s intention to claim compensation therefor; provided that to the extent the change is law is retroactive to a date that is prior to the date such change in law is enacted, such six months period shall commence on the date of enactment of such change in law.

(g)    Within thirty (30) days after receipt by Borrower of written notice and demand from any Affected Lender for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), then such Lender shall (at Borrower’s request) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(a), 2.13(b), 2.14(a), or 2.14(b), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.15    Incremental Credit Extensions.

(a)    From and after the Escrow Release Date, Borrower may, by written notice to Agent from time to time, request an increase in the principal amount of the Term B Loans, request one or more additional Classes of term loans (any such Term B Loans or additional tranche of term loans, the “Incremental Term Loans”), request an increase in the amount of Revolving Credit Commitments (a “Revolving Credit Commitment Increase”) and/or request one or more new revolving credit commitments (an “Additional Revolving Credit Commitment” and, together any Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”); provided that the aggregate principal amount of Incremental Facilities Incurred under this Section 2.15 after the Escrow Release Date (and excluding, for the avoidance of doubt, any Revolving Credit Commitments incurred pursuant to the Escrow Release Date Incremental Revolving Amendment), together with the aggregate principal amount of all Incremental Equivalent Debt, shall not exceed the Incremental Facility Cap; provided, further, that the Borrower hereby requests an increase in the amount of Revolving Credit Commitments pursuant to an Incremental Amendment to be effective as of the Escrow Release Date (the “Escrow Release Date Incremental Revolving Amendment”), in an aggregate amount of $400,000,000, with such Revolving Credit Commitments having such terms as are set forth herein with respect to the Revolving Credit Commitments as of the Escrow Funding Date, subject to any modifications thereto set forth in the Escrow Release Date Incremental Revolving Amendment as would otherwise be permitted by Section 12.2 (it being understood that, notwithstanding anything in Section 2.15(b) or (c) to the contrary, there shall be no conditions to the effectiveness of such Escrow Release Date Incremental Revolving Amendment other than those set forth in Section 3.2). Any such notice (other than, for the avoidance of doubt, with respect to the Revolving Credit Commitment Increase to be effectuated pursuant to the Escrow Release Date Incremental Revolving Amendment) shall set forth (x) the amount of the Incremental Facilities being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000) and (y) the date on which such Incremental Facilities are requested to become effective (which shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice (or such longer or shorter periods as Agent shall agree)). Borrower may seek Incremental Facilities from existing Lenders or any Additional Lender.

(b)    Subject to Section 2.15(a), it shall be a condition precedent to the Incurrence of the Incremental Facilities that (i) no Event of Default shall have occurred and be continuing immediately prior to or immediately after the Incurrence of such Incremental Facility; provided that if such Incurrence is in connection with a Permitted Investment, the condition in this clause (i) may be waived by the providers of such Incremental Facility (other than an Event of Default under Sections 9.1(a), (g) or (h)), (ii) the representations and warranties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date the applicable Incremental Facility is established, except to the extent that such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that if such Incurrence is in connection with a Permitted Investment, the condition in this clause (ii) may be waived by the providers of such Incremental Facility (other than (I) the Specified Escrow Release Date

Representations and (II) representations made in the definitive agreement related to such Permitted Investment by or on behalf of the seller as are material to the interests of the providers of the Incremental Facility, but only to the extent that Borrower or its applicable affiliate has the right to terminate its obligations under such definitive agreement or refuse to consummate such Permitted Investment as a result of a breach of such representations in such definitive agreement) and (iii) the terms of such Incremental Facility shall comply with Section 2.15(c).

(c)    The terms of any Incremental Facility shall be determined by Borrower and the Persons providing the applicable Incremental Facility (each, an “Incremental Lender”) and set forth in an Incremental Amendment; provided that (i) the final maturity date of any Incremental Term Loans (other than customary bridge loans) shall be no earlier than the Maturity Date with respect to the Term B Loans, (ii) the Weighted Average Life to Maturity of the Incremental Term Loans (other than customary bridge loans) shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (without giving effect to any amortization or prepayments thereof), (iii) the Incremental Facilities will rank pari passu or junior in right of payment and with respect to security with the Loans or will be unsecured, (iv) no such Incremental Facility may be guaranteed by any Subsidiary or Parent that is not a Credit Party or secured by any assets other than Collateral, (v) with respect to any Incremental Term Loans in the form of term loans secured on a pari passu basis with the Term B Loans, if the All-In Yield on any tranche of such Incremental Term Loans exceeds the initial All-In Yield for the Term B Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Term B Loan Yield Differential”), then the Applicable Margin for such Term B Loans shall automatically be increased by the Term B Loan Yield Differential applicable to such Term B Loans effective upon the making of the Incremental Term Loans (and Borrower shall be entitled, without the consent of any other Lender, to increase the All-In Yield on such Term B Loans or make any other changes to such Term B Loans (so long as any such other changes are favorable to the Term B Lenders), in each case as necessary to ensure the Incremental Term Loans are “fungible” with such Term B Loans); provided, that, if any Incremental Term Loans include a Term SOFR or Base Rate floor that is greater than the Term SOFR or Base Rate floor applicable to the Term B Loans, such differential between interest rate floors shall be included in the calculation of Term B Loan Yield Differential, but only to the extent an increase in the Term SOFR or Base Rate floor applicable to the Term B Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR and Base Rate floors (but not the Applicable Margin) applicable to the Term B Loans shall be increased to the extent of such differential between interest rate floors, (vi) the Incremental Term Loans may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments of Term B Loans hereunder, except for prepayments in connection with a refinancing of such Incremental Term Loans, (vii) to the extent the terms of the Incremental Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (vi) above and excluding pricing, interest rate floors, discounts, fees, call protections, premiums and optional prepayment or redemption terms), such terms shall not be materially less favorable (when taken as a whole) to Borrower than the terms and conditions of the Term B Loans unless such less favorable terms are (x) not effective until after the Maturity Date of the Term B Loans or (y) are also applied to the Term B Loans and (viii) except as otherwise set forth in this Section 2.15, the terms and provisions of any Incremental Revolving Credit Commitments shall be either (x) the same as those applicable to the Revolving Credit Commitments or (y) reasonably satisfactory to Agent.

(d)    In connection with any Incremental Facility, Borrower, Agent and each Incremental Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (an “Incremental Amendment”) and such other documentation as Agent shall reasonably specify to evidence the Incremental Term Loans and/or Incremental Revolving Credit Commitments, as applicable, of each Incremental Lender. Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Any Incremental Amendment may, without consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.15, including any amendments necessary to establish the Incremental Term Loans and/or Incremental Revolving Credit Commitments as a new Class of Loans and/or Commitments, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new Class, in each case on terms consistent with this Section 2.15.

(e) This Section 2.15 shall supersede any provision in Section 2.9 or 12.2 to the contrary.

2.16 Refinancing Facilities.

(a) From and after the Escrow Release Date, Borrower may, by written notice to Agent from time to time, request one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), in each case to refinance all or a portion of any existing Loans or Commitments in an aggregate principal amount not to exceed (i) the aggregate principal amount of the Loans or Commitments being refinanced, plus (ii) any accrued interest, fees, premiums (if any), costs and expenses related thereto (including any original issue discount or upfront fees) (clauses (i) and (ii) together, the “Refinancing Amount”). Such notice shall set forth the amount of the Refinancing Facilities (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), as applicable. Borrower may seek Refinancing Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the Incurrence of any Refinancing Facilities that (i) no Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such the Incurrence of the Refinancing Facilities, (ii) the terms of the Refinancing Facilities shall comply with this Section 2.16 and (iii) substantially concurrently with the Incurrence of any Refinancing Facility, 100% of the Refinancing Amount shall be applied to repay the Loans or Commitments being refinanced (including accrued interest, fees and premiums (if any) payable in connection therewith).

(c) The terms of any Refinancing Facility shall be determined by Borrower and the Persons providing the Refinancing Facility (each, a “Refinancing Lender”) and set forth in a Refinancing Amendment; provided that (i) the final maturity date of any Refinancing Facility shall be no earlier than the maturity date of the Loans or Commitments being refinanced, (ii) the Weighted Average Life to Maturity of the Refinancing Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any Loans or Commitments being refinanced, (iii) [reserved], (iv) no such Refinancing Facility may be guaranteed by any Subsidiary or Parent that is not a Credit Party and the Refinancing Facility shall not be secured by any assets other than Collateral, (v) the pricing, interest rate floors, discounts, fees, call protections, premiums and optional prepayment and redemption terms applicable to the Refinancing Facility shall be determined by Borrower and the applicable Refinancing Lenders, (vi) the Refinancing Facility may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments hereunder, except for prepayments in connection with a refinancing of such Refinancing Facility and (vii) to the extent the terms of the Refinancing Facility are inconsistent with the terms set forth herein (except as set forth in clauses (i) through (vi) above and excluding pricing, interest rate floors, discounts, fees, call protections, premiums and optional prepayment or redemption terms), such terms shall be substantially similar to, or not materially more favorable to the Refinancing Lenders than, the terms and conditions of the Loans or Commitments being refinanced, unless such more favorable terms are not effective until after the Latest Maturity Date.

(d) In connection with any Refinancing Facility, Borrower, Agent and each applicable Refinancing Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (a “Refinancing Amendment”) and such other documentation as Agent shall reasonably specify to evidence such Refinancing Facility. Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.16, including any amendments necessary to establish the applicable Refinancing Facility as a new Class of Loans, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new Class, in each case on terms consistent with this Section 2.16.

(e) This Section 2.16 shall supersede any provision in Section 2.9, 2.15(c), or 12.2 to the contrary.

2.17 Extended Loans and Commitments.

(a) From and after the Escrow Release Date, Borrower may, by written notice to Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date of any Class of Loans or Commitments to the extended maturity date specified in such request. Such notice shall set forth (i) the amount of the applicable Class of Loans (the “Extended Loans”) or Commitments (the “Extended Commitments”) to be extended (which, in each case shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such requested Extension (or such longer or shorter periods as Agent shall agree)) and (iii) identifying the relevant Class or Classes of Loans or Commitments to which such requested Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis (and shall be entitled to agree or decline to participate in its sole discretion) and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, Agent. If the aggregate principal amount of Loans or Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or Commitments requested to be extended by Borrower pursuant to such Extension Offer, then the Loans or Commitments of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b) It shall be a condition precedent to the effectiveness of any Extension that (i) no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension and (ii) the terms of such Extended Loans or Extended Commitments shall comply with Section 2.17(c).

(c) The terms of each Extension shall be determined by Borrower and the Lenders agreeing to such extension (the “Extending Lenders”) and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Loan or Extended Commitment shall be no earlier than the maturity date of the Loans or Commitments being extended, (ii) the Weighted Average Life to Maturity of the Extended Loans or Extended Commitments shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans or Commitments being extended, (iii) the Extended Loans and Extended Commitments will rank pari passu in right of payment and with respect to security, (iv) none of the borrower and the guarantors of the Extended Loans or Extended Commitments shall be a Person that is not a Credit Party and the Extended Loans and Extended Commitments shall not be secured by assets that do not constitute Collateral, (v) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Loan or Extended Commitments shall be determined by Borrower and the applicable extending Lender, (vi) the Extended Loans may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments hereunder and (vii) to the extent the terms of the Extended Loans or Extended Commitments are inconsistent with the terms set forth herein (except as set forth in clause (i) through (vi) above), such terms shall be reasonably satisfactory to Agent.

(d) In connection with any Extension, Borrower, Agent and each applicable extending Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (a “Extension Amendment”) and such other documentation as Agent shall reasonably specify to evidence the Extension. Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of Agent and Borrower, to implement the terms of any such Extension, including any amendments necessary to establish the Extended Loans or Extended Commitments as a new Class of Loans or Commitments, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new Class, in each case on terms consistent with this Section 2.17); provided that with respect to any extension of the Revolving Credit Commitments that results in an extension of an L/C Issuer’s obligations with respect to Letters of Credit, the consent of such L/C Issuer shall be required.

(e) This Section 2.17 shall supersede any provision in Section 2.9 or 12.2.

2.18 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.18(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) Borrower may revoke any pending request for a SOFR borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers, Amendments and Assignments. The failure of any Defaulting Lender to make any Loan, purchase a participation in a Letter of Credit or make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the applicable Loan, purchase such participation or make such payment on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make such Loan, purchase such participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders,” “Requisite Revolving Lenders” or “Lenders directly affected” hereunder) for any voting or consent rights under or with respect to any Loan Document except with respect to any amendment, modification or consent described in Section 12.2(c)(i)-(iv) that directly affects such Defaulting Lender. Moreover, for the purposes of determining Requisite Lenders and/or Requisite Revolving Lenders, the Loans and Commitments held by any Defaulting Lender shall be excluded from the total Loans and Commitments outstanding. At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s reasonable consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Defaulting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Defaulting Lender of notice of replacement pursuant to this Section 2.19(a)(i) and presentation to such Defaulting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.19(a)(i), Agent shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such Defaulting Lender, and any such Assignment Agreement so executed by the replacement Lender and Agent, shall be effective for purposes of this Section 2.19(a)(i) and Section 11.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with paragraph (d) below; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with paragraph (d) below; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and each L/C Issuer irrevocably consents hereto.

(iii)    Commitment and Letter of Credit Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to paragraph (d) below.

(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such non-Defaulting Lender pursuant to Section 2.6(b)(i) or (ii), (y) pay to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)    Defaulting Lender Cure. If Borrower, Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.6(b)(i) or (ii)), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    [Reserved.]

(d)    Cash Collateral.

(i)    Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent or any L/C Issuer (with a copy to Agent), Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation of Letter of Credit Obligations pursuant to Section 2.6(b)(i) or (ii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)    Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligations in respect of Letter of Credit Obligations, to be applied pursuant to paragraph (d)(iii) below. If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any reallocation of Letter of Credit Obligations pursuant to Section 2.6(b)(i) or (ii) and any Cash Collateral provided by the Defaulting Lender).

(iii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 and shall be promptly released following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (ii) the determination by Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.19 the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.20    Escrow Matters.

(a)    On the Escrow Funding Date, Escrow Borrower and Agent shall enter into the Escrow Agreement with Escrow Agent and Parent Guarantor, pursuant to which (i) Escrow Borrower shall cause to be deposited an amount equal to the proceeds from the borrowing of the Term B Loans at the issue price set forth in Section 2.1(a)(1) and (ii) Escrow Borrower shall deposit or cause to be deposited an amount of cash that would be sufficient to fund all interest that would have accrued on the Term B Loans if a Special Mandatory Prepayment were to occur on the date that is five days after the first Interest Payment Date to occur after the Escrow Funding Date, in each case, into a segregated escrow account (the “Escrow Account”). The Escrow Account and the Escrowed Property in the Escrow Account shall be controlled by Agent.

(b)    The Escrowed Property will be held in the Escrow Account until the earlier of (i) the Escrow Release in accordance with Section 2.20(d) and (ii) the Special Mandatory Prepayment Date.

(c)    To secure the payment of the Special Mandatory Prepayment, Escrow Borrower shall grant to Agent, for the benefit of the Secured Parties pursuant to the terms of the Escrow Agreement,

a first priority (other than Permitted Liens which have priority as a matter of law), valid and perfected Lien and security interest in the Escrowed Property and the Escrow Account; provided, however, that such Lien and security interest shall automatically be released and terminated at such time as the Escrowed Property is released from the Escrow Account on the Escrow Release Date pursuant to the terms of the Escrow Agreement.

(d)    Subject to Section 2.21, Escrow Borrower shall be entitled to direct Escrow Agent to release the Escrowed Property (the “Escrow Release”) only upon delivery to Escrow Agent and Agent, on or prior to February 12, 2024 (the “Escrow Termination Date”), of an officers’ certificate (the “Escrow Release Officers’ Certificate”) certifying that the conditions set forth in Section 3.2 (the “Escrow Conditions”) have been, or substantially concurrently with the release of the Escrowed Property will be, satisfied (in which case the Escrowed Property shall be disbursed as directed by Escrow Borrower in accordance with the instructions provided in the Escrow Release Officers’ Certificate).

(e)    Immediately prior to the Escrow Merger and substantially simultaneously with the Escrow Release, Parent Guarantor, Borrower and each Subsidiary of Borrower that is not an Excluded Subsidiary shall execute the Escrow Release Date Assumption and Joinder Agreement.

2.21    Special Mandatory Prepayment.

(a)    In the event that (i) the Escrow Termination Date occurs and Escrow Agent shall not have received the Escrow Release Officers’ Certificate on or prior to such date or (ii) Parent Guarantor issues a press release indicating that the Merger shall not be consummated on or prior to the Escrow Termination Date (or at all) (the date of any such event in the foregoing clauses (i) and (ii) being the “Special Termination Date”), Escrow Borrower shall prepay each then outstanding Term B Loan (the “Special Mandatory Prepayment”) at a price equal to (x) 100% of the initial issue price of each Term B Loan, less (y) any upfront fees paid in respect of such Term B Loan pursuant to the Escrow Funding Date Letter, plus (z) accrued and unpaid interest on such Term B Loan to, but excluding, the Special Mandatory Prepayment Date (the “Special Mandatory Prepayment Price”). If, on the Special Termination Date, the aggregate value of the Escrowed Property is less than the amount required to pay the Special Mandatory Prepayment Price for all of the Term B Loans, Escrow Borrower shall be required to deposit or cause to be deposited into the Escrow Account an amount in cash equal to such shortfall so that the Escrowed Property shall be sufficient to pay the Special Mandatory Prepayment Price for all of the Term B Loans. For the avoidance of doubt, Escrow Borrower shall not be required to effect a Special Mandatory Prepayment following the Escrow Release.

(b)    Notice of the Special Mandatory Prepayment shall be delivered by Escrow Borrower, no later than one Business Day following the Special Termination Date, to Agent and Escrow Agent, and such notice shall provide that the Term B Loans shall be prepaid on a date that is no later than the third Business Day after the date such notice is given by Escrow Borrower (the “Special Mandatory Prepayment Date”) in accordance with the terms of this Agreement and the Escrow Agreement. Upon the deposit of funds sufficient to pay the Special Mandatory Prepayment Price in respect of the Term B Loans to be prepaid on the Special Mandatory Prepayment Date with Agent on or before the Special Mandatory Prepayment Date, the Term B Loans shall cease to bear interest and all rights of the Lenders under the Term B Loans shall terminate (other than the right to receive the applicable Special Mandatory Prepayment Price).

3.    CONDITIONS PRECEDENT

3.1    Conditions to the Escrow Funding Date. (i) The Escrow Funding Date shall not occur and (ii) no Lender shall be obligated to make any Term B Loans to Escrow Borrower on the Escrow Funding Date, in each case until the following conditions have been satisfied (or waived in accordance with Section 12.2):

(a)    Loan Documents. The following agreements shall have been duly executed by Escrow Borrower and delivered to Agent:

(i)    Agreement. This Agreement, dated the Escrow Funding Date, and all annexes, exhibits and schedules hereto.

(ii)    Escrow Agreement. The Escrow Agreement, dated the Escrow Funding Date, and all annexes, exhibits and schedules hereto.

(b)    Formation and Good Standing. Agent shall have received (a) Escrow Borrower’s certificate of formation and all amendments thereto, each certified as of the Escrow Funding Date by Escrow Borrower’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any further modification or amendment and (b) a good standing certificate (including verification of Tax status, to the extent such concept is applicable in the relevant jurisdiction) or like certificate in its jurisdiction of formation, as of a recent date.

(c)    Limited Liability Company Agreement and Resolutions. Agent shall have received (a) Escrow Borrower’s limited liability company agreement, together with all amendments thereto and (b) resolutions of Escrow Borrower’s members approving and authorizing the execution, delivery and performance of the Loan Documents to which Escrow Borrower is a party and the transactions to be consummated in connection therewith, each certified as of the Escrow Funding Date by Escrow Borrower’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any modification or amendment.

(d)    Incumbency Certificate. Agent shall have received, for Escrow Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Escrow Funding Date by Escrow Borrower’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being true, accurate, correct and complete.

(e)    Opinion of Counsel. Agent shall have received a duly executed copy of a legal opinion of Cravath, Swaine & Moore LLP, with respect to Escrow Borrower.

(f)    Specified Escrow Funding Date Representations. The Specified Escrow Funding Date Representations shall be true and correct in all material respects (except that any Specified Escrow Funding Date Representations that are qualified by materiality or in relation to material adverse effect shall be true and correct in all respects).

(g)    Notice of Borrowing. Agent shall have received a duly completed Notice of Borrowing for the borrowing of the Term B Loans to be borrowed on the Escrow Funding Date substantially in the form of Exhibit 2.1(b) hereto.

(h)    Patriot Act. Agent shall have received at least three (3) Business Days prior to the Escrow Funding Date (x) all documentation and other information with respect to Escrow Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by Agent (in its capacity as Term B Lender) at least ten (10) Business Days in advance of the Escrow Funding Date and (y) with respect to Escrow Borrower, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation to the extent requested in writing by Agent at least ten (10) Business Days prior to the Escrow Funding Date.

(i)    Escrow Account. (i) Escrow Agent and Escrow Borrower shall have established the Escrow Account and shall have provided to Agent evidence thereof reasonably satisfactory to Agent, (ii) Escrow Borrower shall have deposited (or caused to be deposited) into the Escrow Account the amounts required pursuant to Section 2.20(a)(ii) and (iii) all other actions to be taken under the Escrow Agreement by Escrow Borrower in order to grant to Agent a first priority perfected security interest in the Escrow Account and all Escrowed Property (including the delivery of a Uniform Commercial Code financing statement in appropriate form for filing) shall have been taken.

(j)    Officer’s Certificate. Agent shall have received a duly executed copy of a certificate of a Financial Officer of Escrow Borrower, dated the Escrow Funding Date, certifying as to the satisfaction of the condition set forth in clause (f) of this Section 3.1.

(k)    Escrow Funding Date Letter. Agent shall have receive a duly executed copy of the Escrow Funding Date Letter.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Escrow Funding Date specifying its objection thereto and, in the case of the borrowing of Loans, such Lender shall not have made available to Agent such Lender’s Pro Rata Share of the borrowing of Loans.

3.2    Conditions to the Escrow Release Date. No Lender shall be obligated to make any Revolving Credit Loan and no L/C Issuer shall be obligated to Issue any Letter of Credit, in each case until the following conditions have been satisfied (or waived in accordance with Section 12.2):

(a)    Loan Documents. The following agreements shall have been duly executed by Borrower and each other Credit Party party thereto and delivered to Agent:

(i)    Escrow Release Date Assumption and Joinder Agreement. The Escrow Release Date Assumption and Joinder Agreement, dated the Escrow Release Date.

(ii)    Security Agreement. The Security Agreement, dated the Escrow Release Date, and all annexes, exhibits and schedules thereto.

(iii)    Intellectual Property Security Agreements. The Intellectual Property Security Agreements, dated the Escrow Release Date, with respect to Copyrights, Patents and Trademarks.

(iv)    Intercreditor Agreement. The Pari Passu Intercreditor Agreement, dated the Escrow Release Date.

(b)    Filings, Registrations, and Recordings. Subject to the last paragraph of this Section 3.2, Agent shall have received the certificates, if any, representing the shares or membership or partnership units of Capital Stock and the instruments, if any, representing Indebtedness, in each case, pledged pursuant to the Collateral Documents, together with an undated stock power or other instruments of transfer executed in blank by a duly authorized representative or officer of the pledgor thereof, in each case, as required to be delivered to Agent on the Escrow Release Date pursuant to the Collateral Documents. Subject to the last paragraph of this Section, Agent shall have received each document (including, without limitation, any financing statement authorized for filing under the Code) required by the Collateral Documents to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Lenders and other Secured Parties, a perfected Lien on the Collateral described therein (subject to Permitted Liens) which can be perfected by the filing of such document and authorization for filing, registering or recording each such document (including, without limitation, any financing statement authorized for filing under the Code).

(c)    Formation and Good Standing. Agent shall have received, for each Credit Party, (a) such Person’s articles of incorporation or certificate of formation, as applicable, and all amendments thereto, each certified as of the Escrow Release Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any further modification or amendment, (b) a good standing certificate (including verification of Tax status, to the extent such concept is applicable in the relevant jurisdiction) or like certificate in its jurisdiction of incorporation or formation, as applicable, as of a recent date.

(d)    Bylaws and Resolutions. Agent shall have received, for each Credit Party, (a) such Person’s bylaws, operating agreement, limited liability company agreement or limited partnership agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s members or board of directors, as the case may be, and, to the extent required under applicable law, stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Escrow Release Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any modification or amendment.

(e)    Incumbency Certificates. Agent shall have received, for each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Escrow Release Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being true, accurate, correct and complete.

(f)    Opinions of Counsel. Agent shall have received duly executed copies of a legal opinion of (i) Cravath, Swaine & Moore LLP, U.S. special counsel to the Credit Parties and (ii) Bass, Berry & Sims, PLC, Tennessee special counsel to the Credit Parties.

(g)    Officer’s Certificate. Agent shall have received duly executed copies of a certificate of a Financial Officer of Borrower, dated the Escrow Release Date, stating that:

(i)    the Merger has been consummated in accordance in all material respects with the terms of the Merger Agreement;

(ii)    (I) the Specified Escrow Release Date Representations are true and correct in all material respects and (II) Merger Agreement Representations are true and correct in all material respects (except that any Specified Escrow Release Date Representations that are qualified by materiality or in relation to material adverse effect are true and correct in all respects); and

(iii)    since August 10, 2023 through the Escrow Release Date (as defined in the Merger Agreement as in effect on August 10, 2023), there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on August 10, 2023).

(h)    Solvency Certificate. Agent shall have received a duly completed solvency certificate substantially in the form of Exhibit 3.2 hereto.

(i)    Notice of Borrowing. Agent shall have received a duly completed Notice of Borrowing for the borrowing of any Loans to be borrowed on the Escrow Release Date substantially in the form of Exhibit 2.1(b) hereto.

(j)    Financial Statements. The Lead Arrangers shall have received (a) audited consolidated balance sheets of Parent Guarantor and Omni Parent, LLC, in each case as of the years ended December 31, 2021 and 2022 and audited consolidated statements of income, cash flows and shareholder’s equity of Parent Guarantor and Omni Parent, LLC, in each case for the years ended December 31, 2021 and 2022, (b) unaudited consolidated balance sheets and related statements of income and cash flows of Parent Guarantor and Omni Newco, LLC for the fiscal quarter ended September 30, 2023 and (c) a pro forma consolidated statement of income for Parent Guarantor and a pro forma consolidated balance sheet of Parent Guarantor as of and for the twelve-month period ended September 30, 2023, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

(k)    Payment of Fees. Borrower shall have paid (or caused to be paid) to Agent and the Lead Arrangers all Fees required to be paid on or before the Escrow Release Date, and shall have reimbursed Agent for all reasonable fees, costs and expenses, including due diligence expenses, syndication expenses, and reasonable fees, disbursements and other charges of counsel presented at least three (3) Business Days prior to the Escrow Release Date.

(l)    Patriot Act. Agent and the Lead Arrangers shall have received at least three (3) Business Days prior to the Escrow Release Date (x) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Lead Arrangers (including on behalf of the Lenders) at least ten (10) Business Days in advance of the Escrow Release Date and (y) with respect to Borrower, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation to the extent requested in writing by Agent and/or the Lead Arrangers at least ten (10) Business Days prior to the Escrow Release Date.

(m)    Refinancing. Prior to or substantially concurrently with the funding of the initial borrowings under the applicable Facilities on the Escrow Release Date, the Refinancing shall have been (or shall be) consummated.

(n)    Merger. The Merger shall be consummated in accordance in all material respects with the terms of the Merger Agreement, but without giving effect to any amendments, waivers or consents by Parent Guarantor or its applicable affiliate that are materially adverse to the interests of the Lead Arrangers, in their respective capacities as such, without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned; provided that any modification to the definition of “Company Material Adverse Effect” shall be deemed materially adverse to the interests of the Lead Arrangers.

For purposes of determining compliance with the conditions specified in this Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Escrow Release Date specifying its objection thereto and, in the case of the borrowing of Loans, such Lender shall not have made available to Agent such Lender’s Pro Rata Share of the borrowing of Loans.

Notwithstanding anything to the contrary, it is understood that to the extent any security interest in the intended Collateral or any deliverable (including those referred to in clauses (a)(ii), (a)(iii) and (b) of this Section 3.2 related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by (i) the filing of a Code financing statement or (ii) the delivery of stock certificates of Borrower and each material domestic Wholly Owned Restricted Subsidiary (other than any subsidiary which is a subsidiary of Omni)), then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments on the Escrow Release Date but, to the extent otherwise required hereunder, shall be delivered after the Escrow Release Date in accordance with Section 6.14.

3.3    Further Conditions to Each Loan and Each Letter of Credit Obligation following the Escrow Release Date. Other than with respect to any Loans to be made on the Escrow Funding Date or the Escrow Release Date, or in connection with any Permitted Investment (in which case the terms set forth in Section 2.15(b) shall apply), no Lender shall be obligated to fund any Loans (which conditions shall not apply to conversions or continuations of Loans) and no L/C Issuer shall be obligated to issue, amend or renew any Letter of Credit, if, as of the date thereof:

(a)    any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (with respect to any representation or warranty that is not otherwise qualified as to materiality) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b)    any Default or Event of Default has occurred and is continuing; or

(c)    Agent and, if applicable, the applicable L/C Issuer, shall not have received a duly completed Notice of Borrowing or request for Letter of Credit issuance, amendment or renewal, as applicable.

The request and acceptance by any Borrower of the proceeds of any Loan or the issuance, amendment or renewal of any Letter of Credit following the Escrow Release Date shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrower that the conditions in this Section 3.3 have been satisfied.

4.    REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and Lenders and L/C Issuers to Incur Letter of Credit Obligations, as applicable, (x) Escrow Borrower makes the following representations and warranties to Agent and each Lender with respect to itself, on the Escrow Funding Date (solely to the extent required to be true and correct on the Escrow Funding Date pursuant to Section 3.1) and (y) each Credit Party makes the following representations and warranties to Agent, each L/C Issuer and each Lender with respect to itself and its Restricted Subsidiaries, on the Escrow Release Date (solely to the extent required to be true and correct on the Escrow Release Date pursuant to Section 3.2) and, to the extent required pursuant to Section 3.3, on each other date thereafter on which any Loans are funded or any Letter of Credit is issued, amended or renewed, in each case, each and all of which shall survive the execution and delivery of this Agreement.

4.1    Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company, limited partnership or other entity duly organized, formed or incorporated, as applicable, validly existing and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its respective jurisdiction of incorporation or organization; (b) is duly qualified to conduct business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority, and the legal right, to own and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now, heretofore and proposed to be conducted and has the requisite power and authority and the legal right to pledge, mortgage, hypothecate or otherwise encumber all material Collateral; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction over such Credit Party, to the extent required for such ownership, operation and conduct or other organizational documents, except where any such failure to have such license, permit, consent or approval, make such filing or give such notice would not reasonably be expected to have a Material Adverse Effect; and (e) is in compliance in material respects with all applicable provisions of law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

4.2    [Reserved].

4.3    Corporate Power; Authorization; Enforceable Obligations; No Conflict. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company, limited partnership or other corporate entity action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreements or other organizational documents, as applicable; (d) do not violate any material provision of any law or regulation, or any material provision of any order or decree of any court or Governmental Authority, except where any such violation would not reasonably be expected to result in a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material debt instrument to which such Person is a party or by which such Person or any of its property is bound, except where any such conflict, breach, termination, default or acceleration would not reasonably be expected to result in a Material Adverse Effect; and (f) do not require the consent or approval of any Governmental Authority or any other Person, other than those which will have been duly obtained, made or complied with prior to the Escrow Funding Date or except where the failure to obtain such consent or approval would not reasonably be expected to result in a Material Adverse Effect. Each of the Loan

Documents have been duly executed and delivered by each Credit Party that is a party thereto and, each such Loan Document constitutes a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

4.4    Financial Statements. All Financial Statements concerning Parent Guarantor and its consolidated Subsidiaries that are referred to in clauses (a) and (b) below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and fairly present, in all material respects, the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)    Audited Financial Statements. The audited consolidated balance sheets of Parent Guarantor and Omni Parent, LLC, in each case, as of the years ended December 31, 2021 and 2022 and audited consolidated statements of income, cash flows and shareholder’s equity of Parent Guarantor and Omni Parent, LLC, in each case for the years ended December 31, 2021 and 2022 have been delivered to Agent on or prior to the Escrow Funding Date.

(b)    Unaudited Financial Statements. The unaudited consolidated balance sheets and related statements of income and cash flows of Parent Guarantor and Omni Newco, LLC for the fiscal quarter ended September 30, 2023 have been delivered to Agent on or prior to the Escrow Funding Date.

(c)    Pro Forma Financial Statements. A pro forma consolidated statement of income for Parent Guarantor and a pro forma consolidated balance sheet of Parent Guarantor as of and for the twelve-month period ending on September 30, 2023, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) have been delivered to Agent on or prior to the Escrow Release Date.

4.5    Material Adverse Effect. Since the Escrow Release Date, no event has occurred, that alone or together with other events, has had a Material Adverse Effect.

4.6     Ownership of Property. Each Credit Party owns fee simple title to all of its owned Material Real Property, subject in each case to Agent’s Liens and Permitted Liens. Each Credit Party is the sole legal and beneficial owner of and has good and marketable title (subject to Agent’s Liens and Permitted Liens) to each component of the Collateral that is material in the ordinary course of their respective businesses or where failure to so own or possess would not reasonably be expected to have a Material Adverse Effect.

4.7    Labor Matters. Except as set forth on Schedule 4.7 or as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Credit Party (a) no strikes or other labor disputes against any Credit Party or any Restricted Subsidiary of any Credit Party are pending or, to the knowledge of any Credit Party, threatened; (b) hours worked by and payment made to employees of each Credit Party and each Restricted Subsidiary of any Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party or any Restricted Subsidiary of any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary; (d) there is no organizing activity involving any Credit Party or any Restricted Subsidiary of any Credit

Party pending or threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to the knowledge of any Credit Party, threatened with the National Labor Relations Board or any other applicable labor relations board, and no labor organization or group of employees of any Credit Party or any Restricted Subsidiary of any Credit Party has made a pending demand for recognition; and (f) there are no material complaints or charges against any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party or any Restricted Subsidiary of any Credit Party of any individual.

4.8    Subsidiaries. As of the Escrow Funding Date, (a) Schedule 4.8 sets forth the name and jurisdiction of incorporation, formation or organization of each direct Subsidiary of each Credit Party and, as to each such direct Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) any Preferred Stock issued by Borrower in connection with the Transactions and (ii) stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any of their respective Subsidiaries.

4.9     Investment Company Act. No Credit Party is an “investment company” or a company controlled by an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.

4.10    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof nor the issuance of any Letter of Credit will violate the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board.

4.11     Taxes/Other. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all income and other Tax returns, reports, and statements, including information returns, required by any Governmental Authority to have been filed by any Credit Party or any Restricted Subsidiary have been filed (after giving effect to any extensions) with the appropriate Governmental Authority, and (ii) all Taxes have been paid on or prior to the due date therefor, excluding Taxes or other amounts being contested in accordance with Section 6.2(b).

4.12    ERISA.

(a) Borrower has previously delivered or made available to Agent all Pension Plans (including Title IV Plans and Multiemployer Plans) and all Retiree Welfare Plans, as now in effect. Except with respect to Multiemployer Plans, and except as would not reasonably be expected to have a Material Adverse Effect, each Qualified Plan has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and to the knowledge of any Credit Party nothing has occurred that would be reasonably expected to cause the loss of such qualification or tax-exempt status. Each Pension Plan, to the knowledge of Borrower, is in compliance in all respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as has not resulted, or would not reasonably be expected to result, in a Lien under ERISA or Section 412 of the IRC (each an “ERISA Lien”) (whether or not perfected) or except as would not reasonably be expected to have a Material Adverse Effect, neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Pension Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no

“prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Pension Plan that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has Incurred or reasonably expects to Incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

(c)    Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither any Credit Party nor any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Credit Party or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, except as would not reasonably be expected to result in a Material Adverse Effect, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

4.13    No Litigation. Except as set forth on Schedule 4.13, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any Restricted Subsidiary of any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), on the Escrow Funding Date that challenges such Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, and that would reasonably be expected to result in a Material Adverse Effect.

4.14    [Reserved].

4.15    Intellectual Property. As of the Escrow Funding Date, except as would not reasonably be expected to result in a Material Adverse Effect, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business, taken as a whole. To Borrower’s knowledge, as of the Escrow Funding Date, each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, on the Escrow Funding Date no Credit Party is aware of any infringement claim by any other Person that is pending or threatened in writing against any Credit Party with respect to any material Intellectual Property owned by such Credit Party on the Escrow Funding Date.

4.16    Full Disclosure. As of the Escrow Funding Date or the Escrow Release Date, as applicable, no information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports from time to time prepared by any Credit Party (other than estimates, forecasts, projections or forward-looking information and information of a general economic or industry-specific nature) and delivered hereunder or under any other Loan Document (in each as modified or supplemented by other information so furnished and taken as a whole) by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto); provided that, with respect to estimates, forecasts, projections or forward-looking information, Borrower represents only that such estimates, forecasts, projections and information were prepared in good faith based upon assumptions believed to be reasonable as of the time of preparation and delivery (it being understood that such estimates, forecasts, projections and information are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, that no assurance can be given that any such estimates, forecasts, projections and/or information will be realized, that actual results may differ significantly from projected results and that such differences may be material).

4.17     Environmental Matters. Except as set forth in Schedule 4.17 or would not reasonably be expected to have a Material Adverse Effect, as of the Escrow Funding Date: (i) the Real Property of each Credit Party and each of their Restricted Subsidiaries is free of contamination from any Hazardous Material; (ii) no Credit Party nor any Restricted Subsidiary of any Credit Party has caused or knowingly allowed to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property; (iii) the Credit Parties and each of their Restricted Subsidiaries are and, except for matters which have been fully resolved, have, for the past three (3) years, been in compliance with all Environmental Laws; (iv) the Credit Parties and each of their Restricted Subsidiaries (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operation of their respective businesses as presently conducted; (v) there is no Litigation by a Governmental Authority arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses from, or that alleges criminal misconduct by, any Credit Party or any Restricted Subsidiary of any Credit Party; (vi) except for matters which have been fully resolved, no written notice has been received by any Credit Party or any Restricted Subsidiary of any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes; and (vii) the Credit Parties and each of their Restricted Subsidiaries have provided to Agent copies of existing material environmental reports, reviews and audits relating to actual or potential material Environmental Liabilities and relating to any Credit Party or any Restricted Subsidiary of any Credit Party.

4.18    Insurance. Borrower has previously delivered or made available to Agent lists of all material insurance policies of any nature maintained, as of the Escrow Funding Date, for current occurrences by each Credit Party and each Restricted Subsidiary.

4.19    [Reserved].

4.20    [Reserved].

4.21    Creation and Perfection of Security Interests. Once executed and delivered, the Escrow Agreement will create in favor of Agent for the benefit of the Secured Parties a valid, enforceable and perfected first priority (other than Permitted Liens which have priority as a matter of law) security interest in the Collateral described therein, subject to no other Lien, charge or encumbrance, except as permitted by the Escrow Agreement. In the case of the Escrowed Property, when Code financing statements in appropriate form are filed in the appropriate Code filing offices, the Lien and security interest created by the Escrow Agreement in favor of Agent for the benefit of the Secured Parties shall constitute a perfected Lien under the Code (to the extent a Lien on such Collateral can be perfected by filings) on, and security interest in, all right, title and interest of Escrow Borrower in such Escrowed Property, as security for the Obligations. Once executed and delivered, the Security Agreement will create in favor of Agent for the benefit of the Secured Parties a valid and enforceable security interest in the Collateral described therein, subject to any exceptions contained therein. In the case of the portion of the pledged Collateral consisting of the certificated securities represented by the certificates described in the Security Agreement, when stock certificates representing such pledged Collateral are delivered to Agent and such stock certificates are held in New York, and in the case of the other Collateral described in the Security Agreement (other than the Intellectual Property described therein), when Code financing statements in appropriate form are filed in the appropriate Code filing offices, the Lien and security interest created by the Security Agreement in favor of Agent for the benefit of the Secured Parties shall constitute a perfected Lien under the Code (to the extent a Lien on such Collateral can be perfected by possession or filings) on, and security interest in, all right, title and interest of the Credit Parties signatory to the Security Agreement in such pledged Collateral (other than the Intellectual Property), as security for the Obligations. In the case of the portion of the pledged Collateral consisting of Intellectual Property covered by the Intellectual Property Security Agreements, when the Intellectual Property Security Agreements are filed in and recorded by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and Code financing statements in appropriate form are filed in the appropriate Code filing offices, the Security Agreement shall constitute the creation of a perfected Lien on, and security interest in, all right, title and interest of the Credit Parties signatory to the Intellectual Property Security Agreements in the Intellectual Property covered thereby, as security for the Obligations (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office and subsequent Code filings may be necessary to perfect a lien on registered Trademarks, Trademark applications, issued Patents, Patent applications and registered Copyrights (including exclusive licenses to registered Copyrights under which a Credit Party is the licensee) acquired by the Credit Parties after the Escrow Release Date). Upon execution and delivery thereof, the Mortgages will be effective to create in favor of Agent for the benefit of the Secured Parties, legal, valid, enforceable and perfected Liens with the priority that such Liens are expressed to have under the relevant Mortgages, on all right, title and interest of the respective Credit Parties in the Collateral described therein, subject to Permitted Liens.

4.22    Solvency. Immediately after giving effect to (a) the Loans and Letter of Credit Obligations to be made or Incurred, and the release of the Escrowed Property from the Escrow Account, in each case on the Escrow Release Date, (b) the consummation of the Transactions on the Escrow Release Date, and (c) the payment and accrual of all transaction costs in connection with the foregoing, Parent Guarantor and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent as of the Escrow Release Date.

4.23    Economic Sanctions and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”). No Credit Party and no Subsidiary of a Credit Party (a) is a Person designated by the United States government on the list of the

Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

4.24    Economic Sanctions, Patriot Act; Use of Proceeds. Each Credit Party and each of its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act. No part of the proceeds of any Loan or any Letter of Credit will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. Borrower will not, directly or to the knowledge of Borrower, indirectly, use the proceeds of any Loan or use any Letter of Credit to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of United States economic sanctions or export control laws in violation of such economic sanctions or export control laws, as applicable.

4.25    [Reserved].

4.26    [Reserved].

4.27    FCPA and Related. No Credit Party nor any of its Subsidiaries nor any director, officer or, to the knowledge of such Credit Party, agent or employee of such Credit Party or Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA. Each Credit Party and its Subsidiaries have conducted their businesses in compliance with, in all material respects, the FCPA and have established, and maintain, and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

5.    FINANCIAL STATEMENTS AND INFORMATION

5.1    Financial Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Escrow Release Date and until the Termination Date, it shall deliver to Agent or to Agent for distribution to Lenders, as required, the following Financial Statements, notices and other information at the times, to the Persons and in the manner set forth below:

(a)     Compliance Certificate. To Agent, not later than five days after the delivery of any Financial Statements delivered pursuant to Section 5.1(b) or 5.1(c), a completed Compliance Certificate.

(b) Quarterly Financials. To Agent, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter during which the Escrow Release Date occurs (or, if the Escrow Release Date occurs during the fourth Fiscal Quarter of a Fiscal Year, commencing with the first full Fiscal Quarter to occur after the Escrow Release Date), consolidated financial information regarding Parent Guarantor and its consolidated Restricted Subsidiaries, certified by a Financial Officer of Borrower, consisting of (i) unaudited balance sheets as of the close of such Fiscal Quarter and (ii) unaudited statements of comprehensive income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to absence of footnotes and normal year-end adjustments).

(c) Annual Audited Financials. To Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Parent Guarantor and its consolidated Restricted Subsidiaries on a consolidated basis, consisting of balance sheets and statements of comprehensive income and shareholders’ equity and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP (except as approved by accountants or officers, as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception), and certified without qualification as to going-concern or qualification arising out of the scope of the audit (other than with respect to, or resulting from, an upcoming maturity date under any series of Indebtedness, any breach of a financial maintenance covenant (including the Financial Performance Covenant) or any potential inability to satisfy a financial maintenance covenant (including the Financial Performance Covenant) on a future date or in a future period), by an independent certified public accounting firm of national standing or a firm otherwise reasonably acceptable to Agent.

(d) [Reserved].

(e) Information required to be delivered pursuant to this Section 5.1 may be delivered by electronic communication pursuant to procedures approved hereunder.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Financial Officer of Borrower has actual knowledge of the existence of any Default, or Event of Default, telephonic or fax or electronic notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) Budget. To Agent, within ninety (90) days after the end of each Fiscal Year, forecasts for the then-current Fiscal Year prepared by management of Borrower and a summary of material assumptions used to prepare such forecasts, limited to a projected consolidated balance sheet and statements of income or operations and cash flows of Parent Guarantor and its consolidated Restricted Subsidiaries.

(h) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) would reasonably be expected to result in damages in excess of $90.0 million (net of insurance coverages for such damages), (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) would otherwise reasonably be expected to have a Material Adverse Effect.

(i) [Reserved].

(j) Other Documents. To Agent for distribution to Lenders, such other financial and other information respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as Agent shall from time to time reasonably request.

(k) Collateral Updates. To Agent, within ninety (90) days after the end of any Fiscal Year (but only in the event reasonably requested by Agent within sixty (60) days after the end of such Fiscal Year), an updated perfection certificate reflecting all changes since the date of the information most recently received pursuant to this clause (k) or Section 3.2 or 6.12.

(l) Environmental Matters. To Agent, notice of any matter under any Environmental Law that has resulted or is reasonably expected to result in a Material Adverse Effect, including arising out of or resulting from the commencement of, or any material adverse development in, any litigation or proceeding affecting any Credit Party or any Subsidiary and arising under any Environmental Law.

(m) ERISA/Pension Matters. To Agent, notice of the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a liability of any Credit Party and the Restricted Subsidiaries in an aggregate amount exceeding $90.0 million and a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that Borrower proposes to take with respect thereto and, upon Agent’s request, copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Title IV Plan.

Documents required to be delivered pursuant to Section 5.1(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system.

6. AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Escrow Release Date and until the Termination Date:

6.1 Maintenance of Existence and Conduct of Business. Except as otherwise permitted under Section 7.8, each Credit Party shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) preserve and keep in full force and effect its organizational existence (except, as to Persons other than Parent Guarantor or Borrower, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect); and (b) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and except for casualties and condemnations) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2 Payment of Charges and Taxes.

(a) Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all material Charges and Taxes, including: material Charges and Taxes imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all material Charges with respect to Tax, social security, employer contributions and unemployment withholding with respect to its employees, in each case, before any thereof shall become past due, in each case, where the non-payment of such Charge or Tax could give rise to a material Lien (other than Permitted Liens) or a Material Adverse Effect.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or Taxes described in Section 6.2(a) and not pay or discharge such Charges or Taxes while so contested; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP and (ii) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

6.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all material financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered pursuant to Section 4.4.

6.4 Insurance.

(a) Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). Borrower will furnish to Agent, upon written request, information in reasonable detail as to the insurance so maintained.

(b) If the improvements on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Borrower shall, or shall cause the applicable Credit Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) name Agent, on behalf of the Secured Parties, as lender’s loss payee and mortgagee thereunder and (iii) upon the reasonable request of Agent or as required by one of the Lenders or Secured Parties as part of its flood diligence, deliver to Agent evidence of such compliance in form and substance reasonably acceptable to Agent, including without limitation, evidence of annual renewals of such insurance. It is understood and agreed that the requirements of this Section 6.4(b) shall not be applicable with respect to any improvements on any Mortgaged Property to the extent such improvements constitute Excluded Property.

6.5 Compliance with Laws. Each Credit Party shall, and shall cause each Restricted Subsidiary to, comply in all material respects with all applicable provisions of law of any Governmental Authority, unless such failure of compliance would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the specific property affected by such non-compliance.

6.6 PATRIOT Act; Sanctions; Anti-Corruption Laws. The Credit Parties will maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by OFAC and with the PATRIOT Act, the FCPA and any other applicable anti-corruption laws.

6.7 [Reserved].

6.8 Environmental Matters. Except where the failure to do so would not result in a Material Adverse Effect, each Credit Party shall, and shall cause the Restricted Subsidiaries to:

(a) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits, except in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Ratings. Borrower shall use commercially reasonable efforts (x) to cause the Term B Facility to be continuously rated by two of S&P, Moody’s and Fitch (but without any requirement to maintain any specific rating), and (y) to continuously maintain a corporate rating or a corporate family rating, as applicable, in respect of Parent Guarantor from two of S&P, Moody’s and Fitch (but without any requirement to maintain any specific rating).

6.10 Further Assurances.

(a) Each Credit Party executing this Agreement agrees that it shall and shall cause each applicable Subsidiary to, at such Credit Party’s reasonable expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and take all such further actions (including the authorization of filing and recording of Code financing statements, fixture filings, and other documents, in each case to the extent reasonably requested by Agent), which may be required under any applicable law, or which Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens (subject to Permitted Liens), all at the reasonable expense of the Credit Parties and to the extent required by the Loan Documents.

(b) [Reserved];

(c) Notwithstanding anything to the contrary contained herein, no Credit Party shall be required to execute and deliver any joinder agreement, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of such Credit Party or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of such Credit Party’s guaranty or security as reasonably determined by Borrower and Agent.

6.11 [Reserved].

6.12 Future Guarantors.

(a) Within thirty (30) Business Days of the formation of any Restricted Subsidiary that is not an Excluded Subsidiary, acquisition of a Restricted Subsidiary that is not an Excluded Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary that is not an Excluded Subsidiary or a Restricted Subsidiary ceases to be an Excluded Subsidiary, Borrower shall notify Agent of such event and, promptly thereafter (and in any event within thirty (30) days or such longer period as Agent may agree) (i) cause each such Restricted Subsidiary to deliver to Agent (A) a supplement to the Security Agreement substantially in the form attached as Exhibit 2 to the Security Agreement, (B) a supplemental Guaranty in the form attached hereto as Exhibit 1.1(a) and (C) a supplemental joinder to each Intercreditor Agreement, (ii) cause such Restricted Subsidiary to take all actions reasonably necessary to cause the Lien in favor of the Agent for the benefit of the Secured Parties created by the Collateral Documents to be duly perfected to the extent required hereby or by such Collateral Document, including the filing of financing statements under the Code in such jurisdictions as may be reasonably requested by the Agent and Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, if applicable, (iii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Credit Party, cause such Credit Party to provide to Agent a supplement to the Security Agreement providing for the pledge of the Capital Stock in such new Restricted Subsidiary owned by it (or, in the case of a Foreign Subsidiary, sixty-five percent (65%) of the total combined voting power of all classes of the voting Capital Stock of such Foreign Subsidiary and one-hundred percent (100%) of the non-voting Capital Stock of such Foreign Subsidiary, in each case to the extent that such Capital Stock does not constitute Excluded Property), together with appropriate certificates and powers, in form and substance reasonably satisfactory to Agent, and (iv) provide or cause to be provided to Agent all other customary and reasonable documentation which is reasonably requested by Agent in connection with the foregoing clauses (i), (ii) and (iii); provided that, notwithstanding the foregoing, Borrower may elect, in its sole discretion, to make any Excluded Subsidiary a Guarantor by causing such Subsidiary to satisfy the requirements set forth in this Section 6.12(a), subject to, in the case of any Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary being reasonably satisfactory to Agent in light of legal permissibility and the policies and procedures of Agent and the Lenders for similarly situated companies, (y) collateral and security provisions reasonably acceptable to Agent to be negotiated in good faith and (z) Agent having received at least three (3) Business Days prior to the effectiveness of such Foreign Subsidiary becoming a Guarantor all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by Agent at least ten (10) Business Days in advance (which notice period may be shortened as necessary for Agent to initiate and complete its due diligence analysis if Borrower has not given Agent reasonably sufficient notice prior to such date of effectiveness that such Foreign Subsidiary is joining this Agreement as a Guarantor).

(b) Notwithstanding anything to the contrary herein, with respect to any Material Real Property owned by any Person that becomes a Guarantor after the Escrow Release Date, or with respect to any Material Real Property acquired by a Credit Party after the Escrow Release Date, within 90 days (or such longer period as may be agreed by Agent in its reasonable discretion) of such Person becoming a Guarantor or the acquisition of such Material Real Property by a Credit Party, as applicable, the applicable Credit Party shall, with respect to each such Material Real Property, deliver to Agent the documents listed on Schedule 6.14(1).

(c)    Notwithstanding anything to the contrary contained herein, no Credit Party shall be required to execute and deliver any supplemental guarantee, Collateral Document or any other document or grant a Lien on any Capital Stock or other property held by it if such action relates to Excluded Property or otherwise would not be required with respect to the Collateral owned by a Credit Party pursuant to the terms of the Collateral Documents.

6.13    Access. Each Credit Party shall, during normal business hours, from time to time after the Escrow Release Date upon reasonable notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its representatives and designees access to its properties, facilities, advisors, officers and employees, (b) permit Agent and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent and its representatives and other designees, to inspect, review, evaluate and make test verifications and counts of the accounts, equipment and other Collateral of any Credit Party, in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract or to maintain attorney-client or other privilege; provided, that to the extent that no Event of Default has occurred and is continuing, Borrower shall only be responsible for providing such access once per Fiscal Year. Furthermore, so long as any Event of Default has occurred and is continuing or at any time after all or any portion of the Obligations hereunder have been declared due and payable pursuant to Section 9.2, Borrower shall provide reasonable assistance to Agent to obtain access, which access shall be coordinated in scope and substance in consultation with Borrower, to their suppliers and customers.

6.14     Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Agent in its reasonable discretion.

6.15    Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 2.4.

6.16     Lender Calls. On a date to be mutually agreed upon by Borrower and Agent following the end of each fiscal year, Borrower will hold a conference call (at a time mutually agreed upon by Borrower and Agent but, in any event, no earlier than the Business Day following the delivery of applicable financial information pursuant to Section 5.1(c) above) with all Lenders who choose to attend such conference call, at which conference call shall be reviewed the financial results of the previous fiscal year; provided that this requirement may be satisfied by permitting Lenders to participate in any comparable call held for Parent Guarantor’s securityholders.

6.17     Designation of Subsidiaries. The Borrower may at any time after the Escrow Release Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation no Event of Default under Sections 9.1(a), (g) or (h) shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Escrow Release Date shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the Fair Market Value of Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the Incurrence at the time of designation of any Investment made by, Indebtedness Incurred by, or Liens on assets of, such Subsidiary, in each case, outstanding on the date of such designation and (ii) a return on any Investment by Borrower or the applicable Subsidiary in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

7.    NEGATIVE COVENANTS

Each Credit Party (to the extent applicable as set forth below) executing this Agreement agrees as to itself and its Restricted Subsidiaries that (x) other than with respect to Section 7.13, from and after the Escrow Release Date and until the Termination Date and (y) with respect to Section 7.13, from and after the Escrow Funding Date and until the Escrow Release Date:

7.1    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    (i) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) Borrower shall not permit any of the Restricted Subsidiaries (other than any Subsidiary Guarantor) to issue any shares of Preferred Stock; provided, however, that Borrower and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case, if (a) with respect to Indebtedness secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility, Borrower’s Consolidated First Lien Net Leverage Ratio would exceed 2.80 to 1.00, (b) with respect to Indebtedness secured by Liens on the Collateral on a junior lien basis to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility, Borrower’s Consolidated Secured Net Leverage Ratio would exceed 3.30 to 1.00, or (c) with respect to unsecured Indebtedness, Borrower’s Consolidated Total Net Leverage Ratio would exceed 3.30 to 1.00, in each case, calculated on a pro forma basis, including the application of the proceeds thereof, consistent with the calculations made under the definition of “Fixed Charge Coverage Ratio”, “Consolidated First Lien Net Leverage Ratio”, “Consolidated Secured Net Leverage Ratio” or “Consolidated Total Net Leverage Ratio”, as applicable (without “netting” the cash proceeds thereof), and in the case of any revolving Indebtedness, assuming a full drawing of such revolving Indebtedness; provided, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Sections 7.1(b)(xii) and (xvi)(A) below, together with any Refinancing Indebtedness in respect thereof, shall not exceed, in the aggregate, the greater of $330.0 million and 60% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (Indebtedness, Disqualified Stock and Preferred Stock Incurred pursuant to this clause (a), the “Ratio Debt”); provided, further, that:

(i)    no Event of Default under Section 9.1(a), (g) or (h) exists immediately prior to or after giving effect to the Incurrence of such Ratio Debt;

(ii)    the Weighted Average Life to Maturity applicable to any such Ratio Debt (other than customary bridge loans; provided, that any Indebtedness which is exchanged for or otherwise replaces such bridge loans shall be subject to the requirements of this clause (ii)) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility is no shorter than the Weighted Average Life to Maturity of the Term B Loans (without giving effect to any amortization or prepayments thereof);

(iii)    the final maturity date with respect to any such Ratio Debt (other than customary bridge loans; provided, that any Indebtedness which is exchanged for or otherwise replaces such bridge loans shall be subject to the requirements of this clause (iii)) (x) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the Maturity Date with respect to the Term B Loans and (y) that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the date that is 91 days following the Maturity Date with respect to the Term B Loans;

(iv)    Ratio Debt that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall not have any scheduled amortization prior to the date that is 91 days following the Maturity Date with respect to the Term B Loans;

(v)    subject to clauses (ii), (iii) and (iv), may otherwise have an amortization schedule as determined by Borrower and the lenders or holders providing such Ratio Debt;

(vi)    in the case of any such Ratio Debt in the form of term loans that are secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans (other than customary bridge loans), the provisions of Section 2.15(c)(v) shall apply;

(vii)    to the extent such Ratio Debt is secured by a Lien on the Collateral that is pari passu or junior to the Liens on the Collateral securing the Obligations hereunder, a Senior Representative of such Ratio Debt acting on behalf of the lenders or holders of such Ratio Debt shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable;

(viii)    no such Ratio Debt may be (x) guaranteed by any Subsidiary or any Parent which is not a Credit Party or (y) secured by any assets other than the Collateral;

(ix)    (x) any Ratio Debt secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments of Term B Loans hereunder, except for prepayments in connection with a refinancing of such Ratio Debt and (y) any Ratio Debt that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans shall not require any mandatory prepayments except to the extent such prepayments are first offered ratably to holders of the Term B Loans hereunder and to holders of any Ratio Debt secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans, except for prepayments in connection with a refinancing of such Ratio Debt.

(b)    The limitations set forth in Section 7.1(a) shall not apply to:

(i)    [reserved];

(ii)    the Incurrence by Borrower and the other Subsidiary Guarantors of Indebtedness under the Loan Documents (including any guarantees thereof);

(iii)    Indebtedness, Preferred Stock and Disqualified Stock of Borrower, the Guarantors and their Restricted Subsidiaries outstanding on the Escrow Funding Date (other than Indebtedness described in clause (ii) of this Section 7.1(b)) and Indebtedness represented by the 2031 Notes issued prior to the Escrow Funding Date;

(iv)    Indebtedness (including Capitalized Lease Obligations) Incurred by Borrower or any Restricted Subsidiary, Disqualified Stock issued by Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof then outstanding and Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $275.0 million and 50% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v)    Indebtedness Incurred by Borrower or any Restricted Subsidiary (i) constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (ii) represented by cash-collateralized letters of credit issued in the ordinary course of business;

(vi)    Indebtedness arising from agreements of Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)    Indebtedness of Borrower to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of Borrower under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii)    shares of Preferred Stock of a Restricted Subsidiary issued to Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)    Indebtedness of a Restricted Subsidiary to Borrower or another Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries), any such Indebtedness owed by a Subsidiary Guarantor to a Restricted

Subsidiary that is not a Guarantor is subordinated in right of payment to the Subsidiary Guaranty of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x)    Hedging Obligations that are not Incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi)    obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)    Indebtedness or Disqualified Stock of Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof then outstanding and Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $330.0 million and 60% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xii)); provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to this clause (xii) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant or clause (xvi)(A) below, and any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred in respect thereof, shall not exceed at any one time outstanding, in the aggregate, the greater of $330.0 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii)    Indebtedness or Disqualified Stock of Borrower or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof then outstanding and Incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by Borrower and the Restricted Subsidiaries since immediately after the Escrow Release Date from the issue or sale of Equity Interests of Borrower or any Parent (which proceeds are contributed to Borrower or a Restricted Subsidiary) or cash contributed to the capital of Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from Borrower or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted

Payments or to make other Investments, payments or exchanges pursuant to Section 7.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xiii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xiii) but shall be deemed Incurred for the purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xiii));

(xiv)    any guarantee by Borrower or any Restricted Subsidiary of Indebtedness or other Obligations of Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guaranty of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Loans or such Guaranty, as applicable, substantially to the same extent as such Indebtedness is subordinated in right of payment to the Loans or such Guaranty, as applicable, and (B) if such guarantee is of Indebtedness of Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.12 solely to the extent Section 6.12 is applicable;

(xv)    the Incurrence by Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.1(a) and clauses (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiv) and (xxv) of this Section 7.1(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.1) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 7.1(a) or clauses (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiv) and (xxv) of this Section 7.1(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased;

(B)    to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Loans or a Guaranty, as applicable, such Refinancing Indebtedness is junior in right of payment to the Loans or such Guaranty, as applicable, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock and (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations hereunder, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations hereunder to the same extent as such Indebtedness, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable; and

(C)    shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of Borrower or a Subsidiary Guarantor, or (y) Indebtedness of Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi)    Indebtedness, Disqualified Stock or Preferred Stock of Borrower or any Restricted Subsidiary Incurred to finance an acquisition (such Indebtedness, Disqualified Stock or Preferred Stock, “Incurred Acquisition Debt”); provided that after giving effect to such acquisition, Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the applicable test set forth in Section 7.1(a); provided, further, that:

(A)    the Weighted Average Life to Maturity applicable to any such Incurred Acquisition Debt (other than customary bridge loans; provided, that any Indebtedness which is exchanged for or otherwise replaces such bridge loans shall be subject to the requirements of this clause (A)) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility is no shorter than the Weighted Average Life to Maturity of the Term B Loans (without giving effect to any amortization or prepayments thereof);

(B)    the final maturity date with respect to any such Incurred Acquisition Debt (other than customary bridge loans; provided, that any Indebtedness which is exchanged for or otherwise replaces such bridge loans shall be subject to the requirements of this clause (B)) (x) that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the Maturity Date with respect to the Term B Loans and (y) that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall be no earlier than the date that is 91 days following the Maturity Date with respect to the Term B Loans;

(C)    Incurred Acquisition Debt that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans and the Revolving Credit Facility shall not have any scheduled amortization prior to the date that is 91 days following the Maturity Date with respect to the Term B Loans;

(D)    subject to clauses (A), (B) and (C), may otherwise have an amortization schedule as determined by Borrower and the lenders or holders providing such Incurred Acquisition Debt;

(E)    in the case of any such Incurred Acquisition Debt in the form of term loans that are secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans (other than customary bridge loans), the provisions of Section 2.15(c)(v) shall apply;

(F)    to the extent such Incurred Acquisition Debt is secured by a Lien on the Collateral that is pari passu or junior to the Liens on the Collateral securing the Obligations hereunder, a Senior Representative of such Incurred Acquisition Debt acting on behalf of the lenders or holders of such Incurred Acquisition Debt shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable;

(G)    no such Incurred Acquisition Debt may be (x) guaranteed by any Subsidiary or any Parent which is not a Credit Party or (y) secured by any assets other than the Collateral; and

(H)    (x) any Incurred Acquisition Debt secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans may share ratably or less than ratably (but not more than ratably) in any mandatory prepayments of Term B Loans hereunder, except for prepayments in connection with a refinancing of such Incurred Acquisition Debt and (y) any Incurred Acquisition Debt that is unsecured or secured by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Term B Loans shall not require any mandatory prepayments except to the extent such prepayments are first offered ratably to holders of the Term B Loans hereunder and to holders of any Incurred Acquisition Debt secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Term B Loans, except for prepayments in connection with a refinancing of such Incurred Acquisition Debt;

provided, further, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to clause (xvi) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant the first paragraph of this covenant or clause (xii) above, together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred in respect thereof, shall not exceed at any one time outstanding, in the aggregate, the greater of $330.0 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xvii)    Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Borrower or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement (so long as (i) such Indebtedness is not Incurred in contemplation of such acquisition, merger, consolidation or amalgamation and (ii) Borrower is in compliance with Section 7.12 on a pro forma basis after giving effect to such acquisition, merger, consolidation or amalgamation);

(xviii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix)    Indebtedness of Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)    Indebtedness of Restricted Subsidiaries of Borrower that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred in respect thereof pursuant to clause (xv) above) the greater of $165.0 million or 30% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxi)    Indebtedness of Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii)    Indebtedness consisting of Indebtedness of Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Borrower or any Parent to the extent described in Section 7.2(b)(iv);

(xxiii)    Indebtedness in respect of obligations of Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxiv)    Incremental Equivalent Debt;

(xxv)    Indebtedness under asset-level financings, Capitalized Lease Obligations and purchase money Indebtedness incurred by any Foreign Subsidiary, in each case in the ordinary course of business; provided that the amount of Indebtedness outstanding under this clause (xxv), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) above, shall not exceed at any one time outstanding, in the aggregate, the greater of $5.0 million and 1% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); and

(xxvi)    Indebtedness consisting of Qualified Securitization Financings in an aggregate amount not to exceed at any one time outstanding the greater of $140.0 million and 25% of Consolidated EBITDA;

provided that any Indebtedness owed to a Restricted Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Obligations of Borrower under the Loans.

(c)    For purposes of determining compliance with this Section 7.1:

(i)     in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (ii) through (xxvi) of Section 7.1(b) above or is entitled to be Incurred pursuant to Section 7.1(a), then Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.1; and

(ii)    at the time of Incurrence, Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 7.1(a) or (ii) through (xxvi) of Section 7.1(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.1(a) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

(iii)    in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under Section 7.1(a) or clause (xvi) of Section 7.1(b), Borrower or the applicable Restricted Subsidiary may, by notice to Agent at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Agreement to have been Incurred on the date of such prior notice until such date as such notice is withdrawn.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.1. Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.1.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.1, the maximum amount of Indebtedness that Borrower and the Restricted Subsidiaries may Incur pursuant to this Section 7.1 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

7.2    Limitation on Restricted Payments.

(a)    Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any distribution on account of any of Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)    purchase or otherwise acquire or retire for value any Equity Interests of Borrower or any Parent;

(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of Borrower, or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 7.1(b)); or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)    no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)    immediately after giving effect to such transaction on a pro forma basis, Borrower could Incur $1.00 of additional Indebtedness under Section 7.1(a); and

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower and the Restricted Subsidiaries after the Escrow Release Date (including Restricted Payments permitted by clauses (vi)(B) and (viii) of Section 7.2(b), but excluding all other Restricted Payments permitted by Section 7.2(b)), is less than the amount equal to the Cumulative Credit.

(b)    The provisions of Section 7.2(a) shall not prohibit:

(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(ii)    the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Indebtedness of Borrower, any Parent or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Borrower or any Parent or contributions to the equity capital of Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Borrower) (collectively, including any such contributions, “Refunding Capital Stock”);

(A)    the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of Refunding Capital Stock; and

(B)    if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.2(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)    the redemption, repurchase, defeasance, or other acquisition or retirement of Junior Indebtedness of Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of (x) Equity Interests (other than Disqualified Stock) of Borrower or any Parent or (y) new Indebtedness of Borrower or a Subsidiary Guarantor, which in the case of this clause (y) is Incurred in accordance with Section 7.1 so long as:

(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith);

(B)    such Indebtedness is subordinated to the Loans or the related Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be, at least to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C)    such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Loans then outstanding; and

(D)    such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Borrower or any Parent held by any future, present or former employee, director, officer or consultant of Borrower or any Subsidiary of Borrower or any Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed the greater of $10.0 million and 2.0% of Consolidated EBITDA in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years up to a maximum of the greater of $15.0 million and 3.0% of Consolidated EBITDA in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)    the cash proceeds received by Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Borrower or any Parent (to the extent contributed to Borrower) to employees, directors, officers or consultants of Borrower and the Restricted Subsidiaries or any Parent that occurs after the Escrow Release Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.2(b)(viii)), plus

(B)    the cash proceeds of key man life insurance policies received by Borrower or any Parent (to the extent contributed to Borrower) or the Restricted Subsidiaries after the Escrow Release Date;

provided that Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to Borrower or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Borrower, any Restricted Subsidiary or Parent in connection with a repurchase of Equity Interests of Borrower or any Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 7.2 or any other provision of this Agreement;

(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Borrower or any Restricted Subsidiary issued or Incurred in accordance with Section 7.1;

(vi)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Escrow Release Date;

(A)    a Restricted Payment to any Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent issued after the Escrow Release Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Escrow Release Date; and

(B)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.2(b)(ii);

provided, however, in the case of each of clauses (A) and (B) above of this clause (vi), that for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Borrower would have had a Fixed Charge Coverage Ratio no less than 2.00 to 1.00.

(vii)    [reserved];

(viii)    Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix)    other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of $165.0 million and 30% of Consolidated EBITDA;

(x)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than to the extent substantially all of the assets of such Unrestricted Subsidiaries, directly or indirectly, consist of cash or Cash Equivalents);

(xi)    tax distributions made in accordance with the Opco LLCA (as defined in the Merger Agreement) (“Tax Distributions”);

(xii)    any Restricted Payment, if applicable:

(A)    in amounts required for any Parent to pay fees and expenses Incurred in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the 2031 Notes Indenture or any other agreement or instrument relating to Indebtedness of Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder;

(B)    in amounts required for any Parent to pay fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent and general corporate operating and overhead expenses of any Parent, in each case, to the extent such fees and expenses are attributable to the ownership or operation of Borrower, if applicable, and its Subsidiaries;

(C)    in amounts required for any Parent to pay indemnification obligations owed by any such Parent to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor);

(D)    in amounts required for any Parent to pay other administrative and operational expenses of any such Parent Incurred in the ordinary course of business, including fees and expenses Incurred by any such Parent in connection with maintenance and implementation of any management equity incentive plan;

(E)    in amounts required for any Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, Borrower Incurred in accordance with Section 7.1;

(F)    in amounts required for any Parent to make payments required by the terms of the Tax Receivable Agreement (as defined in the Merger Agreement); and

(G)    in amounts required for any Parent to pay fees and expenses related to any equity or debt offering of such Parent (whether or not successful);

(xiii)    repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv)    purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xv)    Restricted Payments by Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi)    the repurchase, redemption or other acquisition or retirement for value of any Junior Indebtedness pursuant to provisions similar to those described in Section 7.4 or in connection with customary change of control offers; provided that if such transaction constitutes a Change of Control, all Loans shall have been repaid in full (or the Change of Control Event of Default shall have been waived);

(xvii)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Borrower and the Restricted Subsidiaries, taken as a whole, that complies with Section 7.8; provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change of Control, all Loans shall have been repaid in full (or the Change of Control Event of Default shall have been waived);

(xviii)    Restricted Payments by Borrower or any Restricted Subsidiary to pay or to allow any Parent to pay (i) ordinary quarterly dividends on Parent Guarantor’s common stock and on Parent Guarantor’s and Borrower’s Preferred Stock in an aggregate amount not to exceed $60.0 million in any fiscal year and (ii) annual cumulative dividends on each of Parent Guarantor’s and Borrower’s Preferred Stock issued in connection with the Transactions, at Borrower’s option, (A) in cash in an aggregate amount not to exceed $150.0 million in any fiscal year or (B) in kind;

(xix)    other Restricted Payments; provided that the Consolidated Total Net Leverage Ratio of Borrower for the most recently ended four full Fiscal Quarters for which internal financial statements are available, determined on a pro forma basis, is less than 2.30 to 1.00; and

(xx)    Restricted Payments attributable to, or arising or made in connection with the Transactions or used to fund payments required to be made in connection with the Transactions.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (ix), (x) and (xix) of this Section 7.2(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Borrower) of such property.

(c)    For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding anything herein to the contrary, (w) no Investment may be made in any Unrestricted Subsidiary other than pursuant to clause (21) of the definition of “Permitted Investments,” (x) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Intellectual Property, (y) no Material Intellectual Property may be transferred (including by way of an exclusive license) to an existing Unrestricted Subsidiary and (z) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Intellectual Property.

7.3    Dividend and Other Payment Restrictions Affecting Subsidiaries. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Restricted Subsidiary to:

(a)    pay dividends or make any other distributions to Borrower or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b) make loans or advances to Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) (i) contractual encumbrances or restrictions in effect on the Escrow Funding Date and (ii) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents (and all other documents relating thereto) and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(ii) the 2031 Notes Indenture (and all guarantee, security and other documents relating thereto) or the Pari Passu Intercreditor Agreement;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(v) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(vi) Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.1 and Section 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(x) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(xi) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(xii) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(xiii) other Indebtedness, Disqualified Stock or Preferred Stock (a) of Borrower or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Borrower’s or any Subsidiary Guarantor’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Borrower), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Escrow Release Date pursuant to Section 7.1;

(xiv) any Restricted Investment not prohibited by Section 7.2 and any Permitted Investment; or

(xv) any encumbrances or restrictions of the type referred to in Section 7.3(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Borrower or a Restricted Subsidiary to other Indebtedness Incurred by Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.4 Asset Sales.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Borrower or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guaranty) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale,

(iv) consideration consisting of Indebtedness of Borrower (other than Junior Indebtedness) received after the Escrow Release Date from Persons who are not Borrower or any Restricted Subsidiary, and

(v) any Designated Non-cash Consideration received by Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.4(a)(v) that is at that time outstanding, not to exceed the greater of $140.0 million and 25% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 7.4(a).

Notwithstanding anything herein to the contrary, (w) no assets may be transferred to any Unrestricted Subsidiary other than pursuant to clause (21) of the definition of “Permitted Investments,” (x) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Intellectual Property, (y) no Material Intellectual Property may be transferred (including by way of an exclusive license) to an existing Unrestricted Subsidiary and (z) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Intellectual Property.

7.5 Transactions with Affiliates.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million per transaction or series of related transactions, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Borrower delivers to Agent a resolution adopted in good faith by the majority of the Board of Directors of Borrower, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 7.5(a) shall not apply to the following:

(i) transactions between or among Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Borrower and any direct parent of Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 7.2 and Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Borrower, any Restricted Subsidiary, or any Parent;

(iv) transactions in which Borrower or any Restricted Subsidiary, as the case may be, delivers to Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.5(a);

(v) payments or loans (or cancellation of loans) to officers, directors, employees or consultants of Borrower or any of its Subsidiaries or any Parent which are approved by a majority of the Board of Directors of Borrower in good faith;

(vi) any agreement as in effect as of the Escrow Funding Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Escrow Funding Date) or any transaction contemplated thereby as determined in good faith by Borrower;

(vii) the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Escrow Funding Date, any transaction, agreement or arrangement described in the 2031 Notes Offering Memoranda and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Escrow Funding Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Escrow Funding Date;

(viii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services,

in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(ix)    any transaction effected as part of a Qualified Securitization Financing;

(x)    the issuance of Equity Interests (other than Disqualified Stock) of Borrower to any Person;

(xi)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Borrower or the Board of Directors of any Parent, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(xii)    the entering into of any tax sharing agreement or arrangement among Borrower, its Subsidiaries and any Parent on customary terms, to the extent attributable to the ownership and operation of Borrower and its Subsidiaries and the performance under any such agreement or arrangement; provided that such agreement or arrangement is not materially adverse to the interests of the Lenders;

(xiii)    any contribution to the capital of Borrower;

(xiv)    transactions permitted by, and complying with, Section 7.8;

(xv)    transactions between Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of Borrower or any Parent; provided, however, that such director abstains from voting as a director of Borrower or such Parent, as the case may be, on any matter involving such other Person;

(xvi)    pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii)    any employment agreements entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(xix)    transactions undertaken in good faith (as determined by a responsible financial or accounting officer of Borrower) for the purpose of improving the consolidated tax efficiency of Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(xx)    non-exclusive licenses of Intellectual Property to or among Borrower, its Restricted Subsidiaries and their Affiliates; and

(xxi)    the Transactions.

7.6     Amendment of Certain Documents; Line of Business.

(a)    No Credit Party shall amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders (taken as a whole).

(b)    The Borrower shall not, and shall not permit any of the Restricted Subsidiaries, to amend, modify or change in any manner materially adverse to the interest of the Lenders (taken as a whole) any term or condition of any documentation governing any Junior Indebtedness having an outstanding principal amount in excess of $100.0 million (other than as a result of any permitted Refinancing thereof) without the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    No Credit Party shall engage in any business other than the businesses currently engaged in by it on the Escrow Release Date (after giving effect to the Merger) or a Similar Business.

7.7    Liens.

(a)    Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of Borrower or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of Borrower or such Restricted Subsidiary.

(b)    [Reserved].

(c)    For purposes of determining compliance with this Section 7.7, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 7.7(a), Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.

(d)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

7.8    When Borrower and Guarantors May Merge or Transfer Assets.

(a)    Except for the Escrow Merger and the Escrow Merger (as defined in the 2031 Notes Indenture), each of which shall be explicitly permitted, Borrower may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)    Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(ii)    the Successor Company (if other than Borrower) expressly assumes all the obligations of Borrower under the Loan Documents pursuant to joinder or other applicable documents or instruments (including Collateral Documents or supplements or joinders thereto) in form reasonably satisfactory to Agent;

(iii)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A)    the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B)    the Fixed Charge Coverage Ratio of Borrower would be no less than such ratio immediately prior to such transaction;

(v)    if Borrower is not the Successor Company, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental documentation confirmed that its Guaranty of the Obligations hereunder (and related grant of a security interest in the Collateral) shall apply to such Person’s obligations under the Loan Documents; and

(vi)    the Successor Company shall have delivered to Agent (x) information reasonably requested in writing by Agent (or any Lender through Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations and (y) an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental documentation (if any) comply with this Agreement.

The Successor Company (if other than Borrower) will succeed to, and be substituted for, Borrower under this Agreement and the other Loan Documents, and in such event Borrower will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 7.8(a), (A) Borrower or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary or, provided that Borrower is the Successor Company, Borrower, and (B) Borrower may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating Borrower in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdictions”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of Borrower and the Restricted Subsidiaries is not increased thereby. This Section 7.8(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Borrower and the Restricted Subsidiaries.

(b)    Subject to Section 13.10 hereof, no Subsidiary Guarantor shall, and Borrower shall not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(i)    either (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and the other Loan Documents or the Guaranty, as applicable, pursuant to supplemental documentation or other applicable documents or instruments (including Collateral Documents, or supplements or joinders thereto) in form reasonably satisfactory to Agent, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 7.4; and

(ii)    the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental documentation (if any) comply with this Agreement.

Except as otherwise provided in this Agreement, the Successor Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement and the other Loan Documents or the Guaranty, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents or its Guaranty. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with Borrower or another Subsidiary Guarantor.

In addition, notwithstanding the foregoing, a Subsidiary Guarantor may (i) consolidate, amalgamate or merge with or into or wind up or convert into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to Borrower or any Subsidiary Guarantor or (ii) liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower.

7.9    [Reserved].

7.10    Change of Fiscal Year. Borrower shall not change its Fiscal Year without prior notice to Agent, in which case, Borrower and Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.11    [Reserved].

7.12    Financial Performance Covenant. With respect to the Revolving Credit Facility only, Borrower shall not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any fiscal quarter (commencing with the first full fiscal quarter of Borrower ending after the Escrow Release Date) to exceed 4.50 to 1.00.

7.13    Activities of Escrow Borrower Prior to the Escrow Release Date. Prior to the Escrow Release Date, Escrow Borrower shall not engage in any material business activity or enter into any material transaction or agreement except borrowing the Term B Loans, performing its obligations in respect of the Term B Loans, this Agreement and the Escrow Agreement, consummating the Transactions and the Escrow Release, satisfying the Escrow Conditions, prepaying the Term B Loans as set forth under Section 2.21, if applicable, and conducting such other activities as are necessary or appropriate to carry out the foregoing.

8.    TERM

8.1    Termination. The financing arrangements contemplated hereby shall be in effect until the Termination Date.

8.2    Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent, the L/C Issuers and the Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent, each L/C Issuer and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the payment obligations under Sections 2.13 and 2.14, and the indemnities contained in the Loan Documents, shall survive the Termination Date.

9.    DEFAULTS AND REMEDIES

9.1    Events of Default. The occurrence of any one or more of the following events constitute an “Event of Default”:

(a)    there is a default in any payment of interest or other amounts (other than principal or premium) on any Loans or Letter of Credit Obligations when due, and such default continues for a period of five Business Days; or

(b)    there is a default in the payment of principal or premium, if any, of any Loans or Letter of Credit Obligations when due, upon declaration or otherwise; or

(c)    any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder shall prove to have been false or misleading in any material respect when so made or deemed made; or

(d)    default shall be made in the due observance or performance by Escrow Borrower (but only prior to the Assumption and Joinder), Borrower or any Restricted Subsidiary, as applicable, of any covenant, condition or agreement contained in Section 2.20, 2.21, 5.1(f), 6.1(a) (solely as to Borrower), in Section 7 or in the Escrow Agreement; provided that (A) no Default or Event of Default under Section 7.12 shall be deemed to have occurred until the date the financial statements for the relevant fiscal quarter are required to be delivered under Section 6.1(b) or (c), as applicable, and (B) no Default or Event of Default under Section 7.12 shall constitute a Default or an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which the Requisite Revolving Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and/or terminated all outstanding Revolving Credit Commitments as a result of such Event of Default (and for so long as the Requisite Revolving Lenders have not rescinded such acceleration); or

(e)    default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from Agent to Borrower (which notice shall also be given at the request of any Lender); or

(f)    (i) Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness for borrowed money for which the aggregate principal amount exceeds $100.0 million, when and as the same shall become due and payable, or (ii) Borrower or any Restricted Subsidiary shall breach or default under any other material term of Indebtedness for borrowed money for which the aggregate principal amount exceeds $100.0 million beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity, provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(g)    Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case; or

(ii)    consents to the entry of an order for relief against it in an involuntary case; or

(iii)    consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)    makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency, or

(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against Borrower or any Significant Subsidiary in an involuntary case; or

(ii)    appoints a Custodian of Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii)    orders the winding up or liquidation of Borrower or any Significant Subsidiary; or

any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days; or

(i)    there is a failure by Borrower or any Restricted Subsidiary to pay final judgments aggregating in excess of $100.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days; or

(j)    any material provision of any Loan Document for any reason (other than due to (i) Agent’s failure to take or refrain from taking any action under its sole control or (ii) Agent’s loss of possessory Collateral that was in its possession or failure to file Code financing statements or continuation statements or other equivalent filings) ceases to be in full force and effect (or any Credit Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Loan Document ceases to create a valid and perfected security interest in favor of Agent for the benefit of the Secured Parties in any material portion of the Collateral purported to be covered thereby (subject to Permitted Liens and qualifications with respect to perfection set forth in this Agreement) having the priority contemplated by the Collateral Documents and the applicable Intercreditor Agreements, except to the extent that any such loss of perfection or priority results from the failure of Agent to maintain possession of certificates actually delivered to them representing securities pledged under the Collateral Documents or to file Code financing statements or continuation statements or other equivalent filings; or

(k)    a Change of Control shall have occurred after the Escrow Release Date;

(l)    an ERISA Event shall have occurred that, when taken either alone or together with all other such ERISA Events then outstanding, would reasonably be expected to have a Material Adverse Effect; or

(m)    Borrower fails to comply with the fifth to last paragraph of the Escrow Funding Date Letter.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

9.2    Remedies. If any Event of Default (other than (x) an Event of Default specified in Section 9.1(m) or (y) an Event of Default specified in Section 9.1(d) as a result of a default in the observance of Section 7.12) has occurred and is continuing, Agent may, and at the written request of the Requisite Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon such Commitments shall terminate immediately; (ii) declare all or any portion of the Obligations hereunder (other than, for the avoidance of doubt, Cash Management Obligations and Secured Hedging Obligations), including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 2.6, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction; provided that, upon the occurrence of an Event of Default specified in Section 9.1(f) relating to Borrower only, or Section 9.1(g) relating to Borrower only, all Revolving Credit Commitments shall be terminated and all of the Obligations hereunder (other than Cash Management Obligations and Secured Hedging Obligations) shall become immediately due and payable without declaration, notice or demand by any Person. If any Event of Default specified in Section 9.1(m) has occurred and is continuing, at the written request of the Majority Bank Lead Arrangers (as defined in the Escrow Funding Date Letter), Agent shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon such Commitments shall terminate immediately; (ii) declare all or any portion of the Obligations hereunder (other than, for the avoidance of doubt, Cash Management Obligations and Secured Hedging Obligations), including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 2.6, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction. If any Event of Default specified in Section 9.1(d) as a result of a default in the observance of Section 7.12 has occurred and is continuing, at the written request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), Agent shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate any outstanding Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately; (ii) declare all or any portion of the Obligations hereunder in respect of the Revolving Credit Commitments, including all or any portion of any Revolving Credit Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 2.6, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction. Agent shall, as soon as reasonably practicable, provide to Borrower notice of any action taken pursuant to this Section 9.2 (but failure to provide such notice shall not impair the rights of Agent or the Lenders hereunder and shall not impose any liability upon Agent or the Lenders for not providing such notice).

9.3    Waiver by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives, to the fullest extent permitted by law (including for purposes of Article 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent as Collateral on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Each Credit Party acknowledges that in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to Agent and the Lenders; therefore, such Credit Party agrees, except as otherwise provided in this Agreement or by applicable law, that Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.    APPOINTMENT OF AGENT

10.1    Appointment of Agent. Citi, as Agent, is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loans and the Commitments made to Borrower and to act as agent on behalf of all Lenders with respect to Collateral of the Credit Parties under this Agreement and the other Loan Documents. The provisions of this Section 10.1 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.6 and 10.11). In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, nor shall they be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not Incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of Agent expose Agent to Environmental Liabilities, or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be Incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

10.2    Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct or that of its Affiliates or their respective directors, officers, agents or employees as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the value or the sufficiency of any Collateral; (f) shall Incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall be entitled to delegate any of its duties hereunder to one or more sub-agents.

Except for action requiring the approval of Requisite Lenders or all Lenders, as the case may be, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless Agent shall have been instructed by Requisite Lenders or all Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action. No Agent shall Incur any liability to the Lenders under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence, bad faith, material breach or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Agent shall be liable to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of Requisite Lenders or all Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

10.3    Citi and Affiliates. With respect to its Commitments hereunder, Citi shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citi in its individual capacity. Citi and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Citi were not Agent and without any duty to account therefor to Lenders. Citi and each of its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.4     Lender Credit Decision. Each (x) Term B Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement and (y) Revolving Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the most recent Financial Statements as of the Escrow Funding Date and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest. Each Lender acknowledges the potential conflict of interest between Citi, as a Lender, holding disproportionate interests in the Loans, and Citi, as Agent.

10.5    Indemnification. Each Lender and each L/C Issuer severally agrees to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, Incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith in accordance with its Pro Rata Share; provided, that no Lender or L/C Issuer shall be liable to Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct of Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender and each L/C Issuer severally agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) Incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

10.6    Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders (in consultation with Borrower) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, financial institution or trust company. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder, in each case, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

10.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and L/C Issuer is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account (other than Excluded Accounts (as defined in the Security Agreement)) of a Credit Party (regardless of whether such balances are then due to such Credit Party) and any other Indebtedness at any time held or owing by that Lender or L/C Issuer to or for the credit or for the account of a Credit Party against and on account of any of the Obligations hereunder that are not paid when due; provided that the Lender or L/C Issuer exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender or L/C Issuer exercising a right of setoff or otherwise receiving any payment on account of the Obligations hereunder in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or L/C Issuers shall sell) such participations in each such other Lender’s or L/C Issuer’s Pro Rata Share of the Obligations hereunder as would be necessary to cause such Lender or L/C Issuer to share the amount so offset or otherwise received with each other Lender or L/C Issuer in accordance with their respective Pro Rata Shares (other than payments made pursuant to Section 2.2 or 2.3 and offset rights exercised by any Lender or L/C Issuer with respect to Sections 2.11, 2.16 or 2.14). Each Lender’s obligation under this Section 10.7 shall be in addition to and not in limitation of its obligation to purchase a participation in an amount equal to its Pro Rata Share of Letter of Credit Obligations under Section 2.6. Each Credit Party agrees, to the fullest extent permitted by law and subject to the limitations set forth herein, that any Lender or L/C Issuer may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations hereunder owed to it and may sell participations in such amounts so offset to other Lenders and L/C Issuers. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender or L/C Issuer that has exercised the right of offset, the purchase of participations by that Lender or L/C Issuer shall be rescinded and the purchase price restored without interest. If a Defaulting Lender or Impacted Lender receives any such payment as described in this Section 10.7, such Lender shall turn over such payments to Agent as cash collateral to be applied in accordance with the provisions of Section 2.9.

10.8 Dissemination of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Credit Party, any Subsidiary, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided for in this Agreement or any other Loan Document, and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

10.9 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (other than exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders; provided, however, that (i) each Lender shall be entitled to file a proof of claim in any proceeding under any Insolvency Law to the extent that such Lender disagrees with Agent’s composite proof of claim filed on behalf of all Lenders, (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Insolvency Law and (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.

10.10 Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations hereunder are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, the Platform. The posting, completion and/or submission by any Credit Party of any communication pursuant to the Platform shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or otherwise on the Platform.

10.11 Collateral Matters.

(a) Lenders hereby irrevocably authorize and direct Agent to release any Liens upon any Collateral (and any such Liens shall be automatically released), without further action by Agent or any other Person, (i) upon the Termination Date; (ii) in respect of property of any Subsidiary being sold or disposed of or transferred (including property owned by any Subsidiary being sold or disposed of or transferred) to a Person that is not a Credit Party if the sale or disposition or transfer is made in compliance with this Agreement and the Loan Documents (or otherwise is not prohibited) (and Agent may, in its discretion, request, and rely conclusively without further inquiry on, a certificate from Borrower certifying as such prior to Agent taking any action to evidence such release) or such sale or disposition is approved by the Requisite Lenders (or such greater number of Lenders as may be required under Section 12.2); (iii) to the extent the applicable Collateral is or becomes Excluded Property pursuant to a transaction made in compliance with this Agreement; (iv) to the extent the applicable Collateral constitutes property leased to Credit Parties under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent the Credit Party owning such Collateral is released from its Obligations hereunder (pursuant to Section 13.10 or otherwise); (vi) as required by the terms of any Intercreditor Agreement; or (vii) in respect of the Escrow Account and the Escrowed Property, on the Escrow Release Date in accordance with the terms hereof and of the Escrow Agreement. Upon request by Agent or Borrower at any time, Lenders will confirm in writing Agent’s authority to release any Lien upon particular types or items of Collateral pursuant to this Section 10.11. In addition, the Lenders hereby authorize Agent to subordinate any Lien granted to or held by Agent upon any Collateral to any Lien on such asset permitted pursuant to paragraph (6)(C) of the definition of “Permitted Liens” (to the extent relating to Indebtedness permitted to be Incurred pursuant to clause (iv) of Section 7.1(b)). In addition, the Guaranty of the Obligations by, and the liens on the assets of, any Restricted Subsidiary which is designated as an Unrestricted Subsidiary in compliance with this Agreement will automatically be terminated and released at the time of such designation.

(b) Promptly, and in any event not later than five (5) Business Days’ following written request by Borrower, Agent shall (and is hereby irrevocably authorized and directed by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon such Collateral as contemplated by Section 10.11(a); provided, however, that (i) Agent may request certification to the effect that such release or subordination and the transactions related thereto are made in compliance with this Agreement and the Loan Documents and shall be fully protected in relying on such certification by Borrower (and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty contained therein) and any execution and delivery of such requested documentation shall be without recourse or warranty to Agent (other than Agent’s authority to execute and deliver such documents) and (ii) such release shall not in any manner discharge, affect or impair the Obligations hereunder or any Liens (other than those expressly being released) upon (or obligations of Credit Parties in respect of) all interests retained by Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent contemplated by the Collateral Documents.

10.12 Additional Agents. None of the Lenders or Lead Arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. No Agent, Lender or Lead Arranger has any fiduciary, advisory or agency relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder. If necessary or appropriate Agent may appoint a Person to serve as separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in Agent. The Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If such Person appointed by Agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of Agent, to the extent permitted by applicable law, shall vest in and be exercised by Agent until appointment of a new agent.

10.13 Distribution of Materials to Lenders and L/C Issuers.

(a) Borrower acknowledges and agrees that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, Borrower hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available to, the Lenders and L/C Issuers by posting such Borrower Materials on the Platform. Borrower authorizes Agent to download copies of its logos from its website and post copies thereof on the Platform. Borrower hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive, confidential and proprietary) with respect to Borrower, Parent Guarantor, their Subsidiaries or their securities for purposes of United States federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”, and (iv) Agent shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(b) Each Lender and each L/C Issuer represents, warrants, acknowledges and agrees that (i) Borrower Materials may contain MNPI concerning Borrower, its Affiliates or their securities, (ii) it has developed compliance policies and procedures regarding the handling and use of MNPI, and (iii) it shall use all such Borrower Materials in accordance with Section 12.8 and any applicable laws and regulations, including federal and state securities laws and regulations.

(c) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning Borrower, Parent Guarantor, their respective Affiliates or their respective securities, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or Borrower will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering, the credit facilities, including this Agreement and the other Loan Documents, to the credit contact(s) identified for receipt of such information on such Lender’s or L/C Issuer’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s or L/C Issuer’s compliance policies and Contractual Obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and Borrower upon oral or written request therefor by Agent or Borrower. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning Borrower, Parent Guarantor, their Affiliates or their securities.

10.14 Agent. Notwithstanding anything to the contrary set forth in this Agreement, all determinations of Agent under the Loan Documents shall be made by Agent.

10.15 Intercreditor Agreements. The Lenders and the other Secured Parties hereby irrevocably authorize and instruct Agent to, without any further consent of any Lender or any other Secured Party, enter into (or join, acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (i) the Pari Passu Intercreditor Agreement and any joinder to the Pari Passu Intercreditor Agreement and (ii) any Junior Intercreditor Agreement with the collateral agent or representative of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be junior to the Liens on the Collateral securing the Obligations under this Agreement (any of the foregoing, an “Intercreditor Agreement” and, collectively, the “Intercreditor Agreements”). The Lenders and the other Secured Parties irrevocably agree that (x) Agent may rely exclusively on a certificate of an Officer of Borrower as to whether the Liens governed by such Intercreditor Agreements and the priority of such Liens as contemplated thereby are not prohibited and (y) any Intercreditor Agreement entered into by Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 7.1 hereof to extend credit to the Credit Parties and such persons are intended third-party beneficiaries of such provisions.

10.16     Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any Guarantor, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any Guarantor, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.17    Erroneous Payments.

(a)    If Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer or Secured Party or other recipient (and each of their respective successors and assigns), but for the avoidance of doubt excluding Borrower and its Subsidiaries, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 10.17 and held in trust for the benefit of Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Agent may, in its sole discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Lender, L/C Issuer, Secured Party or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 10.17(b).

For the avoidance of doubt, the failure to deliver a notice to Agent pursuant to this Section 10.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.17(a) or on whether an Erroneous Payment has been made.

(c)    Each Lender, L/C Issuer or Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Agent has demanded to be returned under clause (a) above.

(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor in accordance with Section 10.17(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an approved electronic platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Agent as the assignee Lender shall be deemed to have acquired the Loans subject to the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to the Loans subject to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to the Loans subject to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)    Subject to Section 11.1 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Agent) and (y) may, in the sole discretion of Agent, be reduced by any amount specified by Agent in writing to the applicable Lender from time to time.

(e)    The parties hereto agree that (x) irrespective of whether Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Credit Party; provided that this Section 10.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 10.17 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.    ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS

11.1    Assignment and Participations.

(a)    Subject to the terms of this Section 11.1, any Lender may make an assignment of, at any time or times, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, to an Eligible Assignee (and, in the case of an assignment pursuant to Section 11.1(h), Borrower, Parent

Guarantor or any respective Subsidiary or any Affiliate thereof) other than a Defaulting Lender. Any assignment by a Lender shall be subject to the following conditions:

(i)    Assignment Agreement. Any assignment by a Lender shall require (A) the execution of an assignment agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1(a) or otherwise in form and substance reasonably satisfactory to and acknowledged by Agent and (B) the payment of a processing and recordation fee of $3,500 by the assignor or assignee to Agent (unless such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund). Agent, acting as Borrower’s agent, shall maintain at Agent’s Office, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). Agent shall accept and record into the Register each Assignment Agreement that it receives which is executed and delivered in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(ii)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term B Commitment and the Term B Loans at the time owing to it or the assigning Lender’s Revolving Credit Commitment and the Revolving Credit Loans at any time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 11.1(a)(ii)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment shall not be less than (x) $2,500,000 in the case of the Revolving Credit Facility and (y) $1,000,000 in the case of Term B Loans, and, in each case, in increments of $1,000,000 unless each of Agent and Borrower otherwise consents.

(iii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.1(a)(iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis (if any).

(iv)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.1(a)(ii)(B) and, in addition:

(A)    the consent of Borrower for any assignment (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Sections 9.1(a), (g) or (h) has occurred and is continuing at the time of such assignment or (y) such assignment is of a (I) Term B Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (II) Revolving Credit Commitment or Revolving Credit Loan to a Revolving Lender or an Affiliate of a Revolving Lender; provided that Borrower shall be deemed to have consented to any such assignment of Term B Loans unless it shall object thereto by written notice to Agent within fifteen (15) Business Days after having received written notice thereof;

(B)    the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loan or Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(b)    In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations hereunder, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1 (but, in the case of clause (ii) below, except as set forth in Section 11.1(h)), (i) any Lender may at any time pledge the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is a fund may assign the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to another fund managed by the same advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and (ii) no assignment shall be made to any Credit Party, any Subsidiary of a Credit Party or any Affiliate of a Credit Party.

(c)    A Lender may at any time, without consent of or notice to Borrower or Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or Borrower, any Subsidiary or any Affiliate thereof, any Defaulting Lender or any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders who specifically request a copy thereof)) in all or a portion of such Lender’s rights and/or obligation under this Agreement; provided that any such participation by a Lender shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Loans participated (it being understood that the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (ii) any extension of the final maturity date thereof; and (iii) any release of all or substantially all of the value of the Collateral or the value of the Guaranties (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13 and 2.14, Borrower acknowledges and agrees that a participation shall give rise to an obligation of Borrower to the participant and the participant shall be considered to be a “Lender”; provided, that, such participant (A) shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the Lender from whom it received its participation would have been entitled to receive with respect to the participation sold to such participant and (B) complies with the provisions of Sections 2.13(d), 2.14(d) and 2.14(g) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Except as set forth in this paragraph, neither Borrower nor any Credit Party shall have any obligation or duty to any participant and shall continue to deal solely and directly with the Lender selling the participation. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary contained in the Loan Documents, no Lender may assign or sell a participation to any Person that is not an Eligible Assignee and participations shall not require Borrower’s or Agent’s prior written consent.

(d)    Except as expressly provided in this Section 11.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations hereunder owed to such Lender.

(e)    [Reserved].

(f)    No Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), an inability to fund Term SOFR Loans under Section 2.14(c), or withholding taxes in accordance with Section 2.13(a).

(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This Section 11.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(h)    Notwithstanding anything to the contrary in this Agreement, including Section 10.7 (pertaining to sharing of payments) (which provisions shall not be applicable to clauses (h) or (i) of this Section 11.1), any of Parent Guarantor, Borrower or their respective Subsidiaries may purchase by way of assignment and become an assignee with respect to Term B Loans at any time and from time to time from Lenders either through a “Dutch auction” open to all Term B Lenders on a pro rata basis or through open market purchases (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any Revolving Credit Loans, (B) upon consummation of any such Permitted Loan Purchase, the Term B Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 11.1(i), (C) in connection with any such Permitted Loan Purchase, any of Parent Guarantor, Borrower or their respective Subsidiaries and such Lender that is the assignor shall execute and deliver to Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment Agreement pursuant to Section 11.1(a)(i)) and shall otherwise comply with the conditions to assignments under this Section 11.1 and (D) no Default or Event of Default would exist immediately after giving effect on a pro forma basis to such Permitted Loan Purchase.

(i)    Borrower shall, upon consummation of any Permitted Loan Purchase, notify Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

11.2    Successors and Assigns. This Agreement and the other Loan Documents is binding on and inures to the benefit of each Credit Party, Agent, Lender, L/C Issuer and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and all of the Lenders; provided that Agent and the Lenders shall be deemed to have consented to any assignment, transfer, hypothecation or conveyance of rights, benefits, obligations or duties to any successor of a Credit Party as a result of the consummation of a merger, consolidation, amalgamation or other fundamental change or transaction not prohibited under Section 7. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and all of the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent, Lenders and L/C Issuers with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents (other than the Indemnified Persons).

11.3    Certain Assignees. Subject to Section 11.1(h), no assignment or participation may be made to Borrower, any Affiliate of Borrower, any Defaulting Lender, any Disqualified Institution or a natural person, and any attempted assignment or participation to any such Person shall be null and void.

12.    MISCELLANEOUS

12.1    Complete Agreement; Modification of Agreement. This Agreement shall become effective when it shall have been executed by Borrower, the Lenders signatory hereto as of the date hereof and Agent. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower, the other Credit Parties party hereto from time to time, Agent, each L/C Issuer and each Lender party hereto from time to time, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of Borrower, any other Credit Party, any L/C Issuer, any Lender or Agent shall have the right to assign any rights or obligations hereunder or any interest herein. The Loan Documents, the Escrow Funding Date Letter, the Fee Letter and any other separate fee letter agreements with respect to fees payable to Agent and/or the Lead Arrangers constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2.

12.2    Amendments and Waivers.

(a)    Except (i) for actions expressly permitted to be taken by Agent and (ii) as expressly provided elsewhere in this Section 12.2 and in Section 12.10(b)(i), no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and by Requisite Lenders.

(b)    [Reserved].

(c)    Notwithstanding anything contained in 12.2(a) to the contrary, (A) no amendment, modification, termination or waiver shall, unless in writing and signed by Borrower, Agent and each Lender and L/C Issuer directly affected thereby: (i) extend or increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are extended or increased, as applicable); (ii) reduce the principal of, rate of interest on, or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or mandatory prepayment under Section 2.3(b) or the implementation or revocation of Default Rate interest shall not constitute a reduction in principal, the rate of interest or any Fee); (iii) extend the final maturity date or scheduled payment date of any principal amount of any Loan of any Lender (provided, however, that any amendment or modification of the definition of “Escrow Termination Date” shall not constitute an extension of the final maturity date or any scheduled payment date); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees or other Obligations hereunder as to any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or mandatory prepayment under Section 2.3(b), the implementation or revocation of Default Rate interest or the amendment or modification of the definition of “Escrow Termination Date” shall not constitute a waiver, forgiveness, deferral, extension or postponement of the rate of interest or any Fee); (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vi) amend the allocation and waterfalls in Section 2.9; (vii) amend the definition of “Pro Rata Share” or Section 10.7; (viii) amend the provisions applicable to the Special Mandatory Prepayment as set forth in Section 2.21 (provided, however, that any amendment or modification of the definition of “Escrow Termination Date” shall not be subject to this clause); or (ix) make any change to the Escrow Agreement that would adversely affect the Lenders (provided, however, that any amendment or modification of the definition of “Escrow Termination Date” shall not be subject to this clause); (B) no amendment, modification, termination or waiver shall, unless in writing and signed by Borrower, Agent and each Lender and L/C Issuer: (i) release all or substantially all of the value of the Guaranties, release (or subordinate the Lien of Agent in), or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders and all L/C Issuers), in each case except as otherwise permitted herein or in the other Loan Documents; (ii) amend or waive this Section 12.2 or the definition of the term “Requisite Lenders” or “Requisite Revolving Lenders” or (iii)(a) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness and (b) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, in each case except as otherwise permitted by this Agreement or in the other Loan Documents, each as in effect on the Escrow Release Date; and (C) the conditions precedent set forth in Section 3.3 with respect to funding Revolving Credit Loans after the Escrow Release Date may be amended or rights and privileges thereunder waived only with the consent of the Requisite Revolving Lenders and, in the case of the issuance of a Letter of Credit, the applicable L/C Issuer. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or any L/C Issuer, as the case may be, under this Agreement or any other Loan Document, including, in the case of an L/C Issuer, any increase in the L/C Sublimit or, in the case of Agent, any release of any Guaranty requiring a writing signed by all of the Lenders or release of any Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or the L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action. Notwithstanding anything in this Section 12.2 to the contrary, this Agreement and the other Loan Documents may be amended by Agent and each Credit Party party thereto in accordance with Section 2.15, 2.16 and 2.17 to provide for, or to incorporate the terms of, any Incremental Facility, Refinancing Facility or Extended Loans and to provide for non-Pro Rata borrowings and payments of any amounts hereunder as between the Loans and any Incremental Facility, Refinancing Facility or Extended Loans, in each case with the consent of Agent but without the consent of any Lender. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Obligations hereunder at the time outstanding and each future holder of the Obligations hereunder. Notwithstanding the foregoing, only the consent of the Requisite Revolving Lenders shall be necessary to amend, modify or waive the terms and provisions of, or any Default or Event of Default with respect to, the Financial Performance Covenant set forth in Section 7.12 (and any related definitions as used in such Section, but not as used in other Sections of this Agreement). Notwithstanding the foregoing, only the consent of the Majority Bank Lead Arrangers (as defined in the Escrow Funding Date Letter) shall be necessary to waive any Default or Event of Default under Section 9.1(m) or to amend, modify or waive Section 9.1(m).

(d)    If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (or all Lenders of a Class) or all directly and adversely affected Lenders (or all directly and adversely affected Lenders of a Class), the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.2(d) being referred to as a “Non-Consenting Lender”), then, Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and Agent, require such Non-Consenting Lender to assign and delegate, without recourse, all of its Commitment, Loans and Letter of Credit Obligations to an Eligible Assignee for an amount equal to the par principal balance of all Loans and participations in unreimbursed Letter of Credit disbursements held by such Non-Consenting Lenders and all accrued interest and Fees (including fees payable in accordance with Section 2.3(a)(ii)) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement; provided that Borrower shall have received the prior written consent of (x) Agent to the extent such consent would be required pursuant to Section 11.1(a)(iv)(B) for an assignment of such Loans, Commitments and/or Letter of Credit Obligations, as applicable and (y) each L/C Issuer to the extent such consent would be required pursuant to Section 11.1(a)(iv)(C) for an assignment of such Loans, Commitments and/or Letter of Credit Obligations, as applicable. In the event that a Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 12.2(d) and presentation to such Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.2(d), Borrower shall be entitled (but not obligated) to execute such Assignment Agreement on behalf of any such Non-Consenting Lender, and any such Assignment Agreement so executed by Borrower, the replacement Lender, Agent and each L/C Issuer, if applicable, shall be effective for purposes of this Section 12.2(d) and Section 11.1.

(e)    Upon the Termination Date, Agent shall deliver to Borrower termination statements, security releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

(f)    Notwithstanding the foregoing, no Lender’s consent is required for Agent to enter into any Intercreditor Agreement, or to effect any amendment, modification or supplement to the Pari Passu Intercreditor Agreement or any other Intercreditor Agreement permitted under this Agreement (i) that is for the purpose of adding the holders of Indebtedness permitted hereunder (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Pari Passu Intercreditor Agreement or such other Intercreditor Agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by Liens with the contemplated priority on the Collateral, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable Intercreditor Agreement or other arrangement as, in the good faith determination of Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders), (ii) that is expressly contemplated by the Pari Passu Intercreditor Agreement (or the comparable provisions, if any, of any other Intercreditor Agreement or arrangement permitted under this Agreement) or (iii) that is otherwise permitted by Section 10.15 hereof; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent hereunder or under any other Loan Document without the prior written consent of Agent, as applicable.

(g)    Notwithstanding anything herein to the contrary, any amendment, modification, waiver, consent, termination or release of any Cash Management Agreement or Secured Hedge Agreement may be effected by the parties thereto without the consent of the Lenders.

(h)    Further, notwithstanding anything to the contrary contained in this Section 12.2, technical and conforming modifications to the Loan Documents may be made with the consent of Borrower and Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, defect or inconsistency; provided, that Agent shall notify the Lenders of any such modifications upon effectiveness.

(i)    Further, notwithstanding anything to the contrary contained in this Section 12.2, any amendment, modification, termination or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by Borrower, Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Requisite Lenders or Requisite Revolving Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is (x) a Regulated Bank, (y) a Revolving Lender or (z) an Affiliate of the foregoing) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans (each, a “Net Short Lender”) shall not, without the consent of Borrower (in its sole discretion), have any right to vote any of its Loans or Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination:

(i)    derivative contracts with respect to the Loans and/or Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars,

(ii)    the notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a midmarket basis) on the date of determination,

(iii)    derivative contracts in respect of an index that includes Borrower or other Credit Parties or any instrument issued or guaranteed by Borrower or other Credit Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Borrower and the other Credit Parties and any instrument issued or guaranteed by Borrower or other Credit Parties, collectively, shall represent less than five percent (5%) of the components of such index,

(iv)    derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivative Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation, or in any other manner), (y) the Loans and/or Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Borrower or other Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transaction, and

(v)    credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans and/or Commitments, or as to the credit quality of Borrower or other Credit Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Borrower and other Credit Parties and any instrument issued or guaranteed by any of Borrower or other Credit Parties, collectively, shall represent less than five percent (5%) of the components of such index.

In connection with any such determination, each Lender shall promptly notify Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to Borrower and Agent that it is not a Net Short Lender (it being understood and agreed that Borrower and Agent shall be entitled to rely on each such representation and deemed representation without independent verification thereof).

Notwithstanding anything to the contrary contained in this Section 12.2, Agent and Escrow Borrower or Borrower, as applicable, may amend or modify any provision of this Agreement or the other Loan Documents solely to implement the provisions that the Majority Bank Lead Arrangers (as defined in Escrow Funding Date Letter) are then entitled to implement under the Escrow Funding Date Letter and, in each case, such amendments and modifications shall become effective without any further action or consent of any Lender; provided that such amendments or modifications shall be on terms, taken as a whole, that are not materially adverse to the Lenders (as reasonably determined by the Majority Bank Lead Arrangers). The Lenders hereby expressly authorize Agent to enter into any amendment to the Loan Documents contemplated by the preceding sentence.

12.3    Fees and Expenses. If the Escrow Release Date occurs, Borrower shall reimburse Agent, the Lead Arrangers, the L/C Issuers and, in the case of clause (b) below, the Revolving Lenders for all reasonable documented out-of-pocket expenses (including the reasonable documented fees and out-of-pocket expenses of one firm of counsel for Agent, the Lead Arrangers, the L/C Issuers and the Revolving Lenders (if applicable), taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such persons, taken as a whole)) Incurred in connection with (a) the syndication of the Facilities, the preparation, execution, delivery and administration of the Loan Documents, and any amendment, modification or waiver of the provisions thereof and (b) any attempt to enforce any of their respective rights or remedies in connection with any of the Loan Documents, including any such expenses Incurred in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default.

12.4    No Waiver. Agent’s, any L/C Issuer’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent, such L/C Issuer or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable Requisite Lenders, and directed to Borrower specifying such suspension or waiver.

12.5    Remedies. Agent’s, L/C Issuers’ and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent, any L/C Issuer or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

12.6    Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

12.7    Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.8    Confidentiality. Each Lender, each L/C Issuer and Agent agrees to maintain the confidentiality of information obtained by it pursuant to any Loan Document (the “Information”), except that such Information may be disclosed by the any Lender, any L/C Issuer or Agent (i) with Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.8 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority, including any governmental bank regulatory authority (in which case Agent shall notify Borrower, to the extent not prohibited by law or legal process; provided that no notice shall be required in the case of disclosure to bank regulatory authorities having jurisdiction over Agent, any L/C Issuer or any Lender), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees or participants, and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons, (x) to the National Association of Insurance Commissioners, CUSIP Service Bureau or any similar organization, regulatory authority, examiner or nationally recognized ratings agency, (xi) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, in each case to the extent such Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 and (xii) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In the event of any conflict between the terms of this Section 12.8 and those of any other Loan Document, the terms of this Section 12.8 shall govern.

12.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATED TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

12.10 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address, e-mail address or facsimile number indicated on Schedule 12.10 (or to such other address as may be hereafter notified by the respective parties hereto), or (B) the party to be notified at its address specified on the signature page of this Agreement or any applicable Assignment Agreement, (ii) to the extent given by a Credit Party posted to the Platform set up by or at the direction of Agent in an appropriate location or (iii) addressed to such other address as shall be notified in writing (A) in the case of Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent. Notice addresses as of the Escrow Funding Date for Agent, Borrower and each L/C Issuer shall be as set forth on Schedule 12.10. Notices delivered through electronic communications, to the extent provided in accordance with clause (b) below, shall be effective as provided in said clause (b).

(b) Effectiveness.

(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, five (5) Business Days after deposit in the mail, (iv) if delivered by facsimile or electronic mail (other than to post to the Platform pursuant to clause (a) above) upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to the Platform, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to the Platform. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Section 12.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding anything to the contrary set forth in Section 12.2, the giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to the Platform shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (to the extent required under the Loan Documents) except as expressly noted in such communication.

(iii) Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or L/C Issuer, as applicable, has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(iv) Unless Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (x), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (x) and (y) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Each Lender and L/C Issuer shall notify Agent in writing of any changes in the address to which notices to such Lender or L/C Issuer should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

12.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12 Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO KNOWINGLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS, L/C ISSUERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14 Press Releases and Related Matters. Each Credit Party consents to the publication by Agent or any Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.15 Reinstatement. This Agreement shall remain in full force and effect should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations hereunder, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

12.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.18 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender and Agent may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and Agent, as the case may be, to identify the Credit Parties in accordance with the Patriot Act.

12.19 [Reserved].

12.20 [Reserved].

12.21 Platform.

(a) Borrower agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, any L/C Issuer or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

12.22 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

12.23 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, the L/C Issuers, Agent, the Lead Arrangers, and for the purposes of Section 2.11, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender, nor any L/C Issuer nor any Credit Party (except as otherwise specifically provided under the Loan Documents) shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

12.24 Relationships between Lenders and Credit Parties. Borrower acknowledges and agrees that the Lenders, the L/C Issuers, the Lead Arrangers and Agent are acting solely in the capacity of an arm’s length contractual counterparty to Borrower with respect to the Loans and other financial accommodations contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, Borrower or any other Person. Additionally, no Lender, L/C Issuer, Lead Arranger or Agent is advising Borrower or any other Person as to any legal, tax, financial, accounting or regulatory matters in any jurisdiction. The Credit Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Lenders, L/C Issuers, Lead Arrangers and Agent shall have no responsibility or liability to the Credit Parties with respect thereto. Any review by the Lenders, the L/C Issuers, the Lead Arrangers or Agent of Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders, the L/C Issuers, the Lead Arrangers or Agent, as applicable, and shall not be on behalf of Borrower. The Lenders, the Lead Arrangers, the L/C Issuers, Agent and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lenders, the Lead Arrangers, the L/C Issuers or Agent has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against any of the Lenders, the Lead Arrangers, the L/C Issuers and Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.25 [Reserved] .

12.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

13.    GUARANTY

13.1    Guaranty.

(a)     From and after the Escrow Release Date, each Guarantor hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, the Lenders and the L/C Issuers and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent, the Lenders and the L/C Issuers by Borrower. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until the repayment of the Loans and Letter of Credit Obligations and termination of the Commitments, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

(i)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;

(ii)    the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(iii)    the existence, value or condition of, or failure to perfect its Lien, if any, against, any security for the Obligations hereunder or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(iv)    the insolvency of any Credit Party; or

(v)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder.

(b)    Each Guarantor expressly represents and acknowledges that it is part of a common enterprise with Borrower and that any financial accommodations by Lenders, or any of them, to Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Guarantors.

13.2    Waivers by Guarantors. Each Guarantor expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations hereunder guarantied hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations hereunder before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement. Each Guarantor expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations hereunder, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations hereunder, notice of adverse change in Borrower’s financial condition or any other fact which might increase the risk to Borrower).

13.3     Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent or Lenders, the obligations of such other Credit Party under the Loan Documents.

13.4    Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Credit Party hereby expressly and irrevocably subordinates to payment of the Obligations hereunder any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Maturity Date. Each Credit Party acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5    Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that such Credit Party might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations hereunder. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations hereunder and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations hereunder. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the Fair Market Value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

13.6     Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Section 13 shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)    the amount of all Loans advanced to Borrower and Letters of Credit issued for the account of Borrower and its Restricted Subsidiaries; and

(b)    the amount that could be claimed by Agent and Lenders from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 13.7.

13.7    Contribution with Respect to Guaranty Obligations.

(a)     To the extent that any Guarantor shall make a payment under this Section 13 of all or any of the Obligations hereunder (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if Borrower had paid the aggregate Obligations hereunder satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate

Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the repayment of the Loans and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)    This Section 13.7 is intended only to define the relative rights of the Credit Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of the Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of Borrower to pay the Loans made to it and accrued interest, Fees and expenses with respect thereto for which it is primarily liable.

(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantors to which such contribution and indemnification is owing.

(e)    The rights of the indemnifying Borrower against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations hereunder and the termination of the Commitments.

13.8    Liability Cumulative. The liability of each Guarantor under this Section 13 is in addition to and shall be cumulative with all liabilities of such Guarantor to Agent and Lenders under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any Obligations hereunder or obligation of the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.9     [Reserved].

13.10    Release of Guaranties. A Guaranty as to any Subsidiary Guarantor (and, in the case of the occurrence of the events described in Section 13.10(f), Parent Guarantor) shall automatically terminate and be of no further force or effect and such Subsidiary Guarantor shall be automatically released from all obligations under this Agreement and all the Loan Documents upon:

(a)     the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock of the applicable Subsidiary Guarantor following which the applicable Subsidiary Guarantor is no longer a Wholly Owned Restricted Subsidiary if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement; provided that if any Subsidiary Guarantor ceases to be a Wholly Owned Subsidiary, such Subsidiary shall not be released from its Guaranty solely as a result of ceasing to be a Wholly Owned Subsidiary unless either (x) it is no longer a direct or indirect Subsidiary of Borrower or (y) such disposition is a good faith disposition to a bona fide unaffiliated third party (as determined by Borrower in good faith) for fair market value and for a bona fide business purpose (as determined by Borrower in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an

Excluded Subsidiary for reasons other than not being a Wholly Owned Subsidiary); provided, further, that the fair market value of such Subsidiary Guarantor at the time it is released from its Guaranty in accordance with clause (x) or (y) above as a result of a sale, disposition, exchange or other transfer of a portion (but not all) of its Capital Stock shall be treated as an Investment by Borrower at the time of such release (and such release shall only be permitted if such deemed Investment is permitted); or

(b)    the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 6.17; or

(c)    such Subsidiary Guarantor becomes an Excluded Subsidiary in a transaction not in violation of this Agreement (as evidenced by a notice in writing from an Officer of Borrower); or

(d)    such Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Obligations or other exercise of remedies in respect thereof subject to, in each case, the application of the proceeds of such foreclosure or exercise of remedies in accordance with the Loan Documents; or

(e)    the liquidation of such Subsidiary Guarantor in a transaction not in violation of this Agreement;

(f)    repayment of all of the Loans and termination of all of the Commitments hereunder; or

(g)    in the case of any Guaranty provided pursuant to the proviso to Section 6.12(a), Borrower’s provision of notice to Agent that it desires to release such Guaranty (so long as such Guaranty is not required to be provided at the time of such release).

13.11    Effectiveness of Article 13. This Article 13 shall only become effective upon the execution of the Escrow Release Date Assumption and Joinder Agreement and the consummation of the Assumption and Joinder on the Escrow Release Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GN LOANCO, LLC,
as Escrow Borrower

By	/s/ Zhuo Chen
Name:	Zhuo Chen
Title:	Chief Financial Officer

CITIBANK, N.A.,
as a Term B Lender and as Agent

By	/s/ Jyothi Narayanan
	Name:	Jyothi Narayanan
	Title:	Vice President

[Project Game Night - Credit Agreement]